    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 5, 2001


                                                      REGISTRATION NO. 333-68256

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-1


                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                              DIGIRAD CORPORATION

             (Exact Name of Registrant as Specified in its Charter)

             DELAWARE                                  3845                                33-0145723
  (State or Other Jurisdiction of          (Primary Standard Industrial                 (I.R.S. Employer
  Incorporation or Organization)           Classification Code Number)               Identification Number)

                           --------------------------


                                9350 TRADE PLACE
                        SAN DIEGO, CALIFORNIA 92126-6334
                                 (858) 578-5300


  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                           --------------------------

                              R. SCOTT HUENNEKENS
                            CHIEF EXECUTIVE OFFICER
                              DIGIRAD CORPORATION
                                9350 TRADE PLACE
                        SAN DIEGO, CALIFORNIA 92126-6334
                                 (858) 578-5300

 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)

                           --------------------------

                                   COPIES TO:


           MARTIN C. NICHOLS, ESQ.                               J. VAUGHAN CURTIS, ESQ.
       BROBECK, PHLEGER & HARRISON LLP                              ALSTON & BIRD LLP
             12390 EL CAMINO REAL                                     90 PARK AVENUE
         SAN DIEGO, CALIFORNIA 92130                             NEW YORK, NEW YORK 10016
                (858) 720-2500                                        (212) 210-9511


                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

                           --------------------------

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /


If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /


                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO
SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER
 TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROSPECTUS           SUBJECT TO COMPLETION           OCTOBER 5, 2001


--------------------------------------------------------------------------------

           Shares

[LOGO]

DIGIRAD CORPORATION
Common Stock

----------------------------------------------------------------------

This is our initial public offering of shares of our common stock. No public market currently exists for our common stock.

We currently anticipate the initial public offering price to be between $   and
$   per share. We have applied to have our common stock approved for quotation on the Nasdaq National Market under the symbol "DRAD."

BEFORE BUYING ANY SHARES, YOU SHOULD READ THE DISCUSSION OF MATERIAL RISKS OF INVESTING IN OUR COMMON STOCK IN "RISK FACTORS" BEGINNING ON PAGE 6.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                              PER SHARE      TOTAL
-------------------------------------------------------------------------------------
Public offering price                                          $          $
-------------------------------------------------------------------------------------
Underwriting discounts and commissions                         $          $
-------------------------------------------------------------------------------------
Proceeds, before expenses, to us                               $          $
-------------------------------------------------------------------------------------

The underwriters may also purchase up to       shares of common stock from us at
the public offering price, less the underwriting discounts and commissions, within 30 days from the date of this prospectus. If the underwriters exercise the option in full, the total underwriting discounts and commissions will be
$  , and our total proceeds before expenses will be $          .

The underwriters are offering the common shares as set forth under
"Underwriting." Delivery of the shares will be made on or about       , 2001.

UBS WARBURG                                         FIRST UNION SECURITIES, INC.

------------------------------------------------------------

                  The date of this prospectus is       , 2001.

                                  MIDDLE TOP:

              The words "Charting the Future of Nuclear Medicine."

                  TOP LEFT:                                      TOP RIGHT:
  Graphic: Photo of technician working at a    Graphic: Photo of a DIGIRAD-TM- mobile nuclear
            wire-bonding machine.              imaging services unit with technician standing
                                                 between a Digirad SPECTour(SM) Chair and a
                                                 Digirad Imaging acquisition and processing
                                                system in front of a van bearing the Digirad
                                                          Imaging Solutions logo.

                 CENTER LEFT:                                  CENTER RIGHT:
    Graphic: Photo showing nuclear imaging       Graphic: Photo of computer screen showing
 procedure being performed on patient using a  vertical, horizontal and short access fuse of
DIGIRAD-TM- acquisition and processing system           the heart's left ventricle.
      and a DIGIRAD SPECTour(SM) Chair.

                                                               BOTTOM RIGHT:
                                                  Graphic: Photo of a DIGIRAD-TM- detector
                                                                  module.

                                 BOTTOM MIDDLE:

                                 DIGIRAD LOGO.

--------------------------------------------------------------------------------

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with any other information. We are offering to sell, and seeking offers to buy, our common shares only in jurisdictions where these offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or of any sale of our common stock.

TABLE OF CONTENTS
--------------------------------------------------------------------------------


Prospectus summary.....................         1

The offering...........................         4

Summary financial and operating data...         5

Risk factors...........................         6

Forward-looking information............        19

Market and industry data and
  forecasts............................        19

Use of proceeds........................        20

Dividend policy........................        20

Capitalization.........................        21

Dilution...............................        23

Selected historical financial and
  operating data.......................        25

Management's discussion and analysis of
  financial condition and results of
  operations...........................        27

Business...............................        35

Management.............................        57

Certain relationships and related
  transactions.........................        68

Principal stockholders.................        71

Description of capital stock...........        73

Shares eligible for future sale........        78

Material United States federal tax
  consequences to non-United States
  holders of common stock..............        80

Underwriting...........................        83

Legal matters..........................        85

Experts................................        85

Where you can find more information....        85

Index to consolidated financial
  statements...........................       F-1


Through and including       , 2001 (the 25th day after commencement of this
offering), federal securities law may require all dealers selling our common stock, whether or not participating in this offering, to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

We have filed applications for federal trademark registrations and claim rights in 2020TC Imager(TM), NOTEBOOK IMAGER(TM), FLEXIMAGING(SM), SPECTour(TM), DIGISPECT(SM), DIGIRAD(TM), DIGIRAD (and design)(TM) and DIGIRAD IMAGING SOLUTIONS(SM). This prospectus may also refer to trade names and trademarks of other companies.

As used in this prospectus, references to "we," "our," "us" and Digirad refer to Digirad Corporation and its subsidiaries, unless the context otherwise requires.

Prospectus summary

This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, especially the risks of investing in shares of our common stock, which we discuss under the heading "Risk factors" beginning on page 6, and the financial statements and related notes before making an investment decision.

OVERVIEW


We are the first and only company to have developed and commercialized a solid-state, digital gamma camera. A gamma camera is the preferred technology used in nuclear imaging. Nuclear imaging offers the ability to non-invasively measure physiological activity, including blood flow and organ function. We believe that our technology will allow us to become a leading provider of gamma cameras and mobile nuclear cardiac imaging services. Our patented solid-state camera offers many advantages over a conventional vacuum tube camera, such as smaller size, increased mobility, increased durability, improved image quality, expanded clinical applications and enhanced patient comfort. All other gamma cameras on the market currently use conventional vacuum tube technology. We believe the features and benefits of our technology will encourage healthcare providers to choose our camera over conventional cameras for both initial and replacement purchases. In addition, because of our camera's increased mobility and durability, we believe it is ideally suited for use in a mobile imaging services application that has not been widely available until now. We are initially focusing on the nuclear cardiology segment of the nuclear imaging market, which is the largest and fastest growing segment of that market.



Our proprietary technology allows for both a significant reduction in the size of a gamma camera and a significant improvement in spatial resolution, which is a measurement of the quality of the image produced. Conventional gamma camera photo-detectors are approximately four inches in height. Our photo-detectors are only 0.012 inches high, providing an approximate 350-to-1 reduction in detector size that makes the camera both thinner and lighter. While conventional cameras use an average calculation to approximate the location of the gamma rays used to create the image, our cameras determine the precise location of these gamma rays. This improves spatial resolution and allows our camera to offer a significant improvement in image quality over the conventional vacuum tube technology.


We are currently addressing the rapidly growing nuclear cardiology market in the following two ways:

- NUCLEAR CAMERA SALES--We are selling our camera and related products to physician offices, imaging centers, hospitals and research laboratories, thus providing customers with a technologically advanced alternative to conventional vacuum tube gamma cameras.

- MOBILE NUCLEAR CARDIAC IMAGING SERVICES--We are also providing mobile nuclear imaging services, as described in this prospectus, to physician offices, including cardiology and internal medicine practices. Our turn-key mobile imaging solution provides on-site access to all the benefits of our advanced diagnostic imaging technology, without requiring customers to make an up-front payment, hire additional personnel, obtain regulatory approval or establish a dedicated nuclear imaging suite. Our service model enables physicians to capture the revenue that would have otherwise been lost because the patient was referred elsewhere. In addition, it provides us with a recurring revenue stream from the servicing of our customers on a routine basis.

We began commercial production of our first solid-state, digital gamma camera product, marketed as the DIGIRAD-TM- 2020TC Imager-TM- camera, in January 2000 and shipped our first unit in March 2000. From our first shipment through June 30, 2001, we had received orders for 117 cameras, 59 of which had been shipped. We established our mobile nuclear cardiac imaging services operations in the second half of 2000. As of June 30, 2001, we were providing nuclear cardiac imaging services to approximately 101 physician offices in California, Delaware, Florida, Indiana, Maryland, New Jersey,

North Carolina, Ohio and Pennsylvania. During the six month period ended June 30, 2001, our mobile imaging services business performed approximately 6,900 imaging procedures.

INDUSTRY OVERVIEW

NUCLEAR IMAGING

Nuclear medicine is used primarily in cardiovascular, oncology and neurological applications. Nuclear imaging offers the ability to non-invasively measure varying degrees of physiological activity, including blood flow, organ function, metabolic activity, biochemical activity, and other functional activity within the body. According to a 2001 study by Frost & Sullivan, a leading marketing consulting company, there were approximately 15.5 million nuclear imaging procedures performed in the U.S. in 2000. We believe over 25 million procedures were performed worldwide. The market consists of two primary technologies, gamma cameras and dedicated positron emission tomography, or PET, machines. Frost & Sullivan states that gamma cameras are currently the preferred choice for the majority of nuclear medicine procedures. The most widely used type of gamma camera is a single photon emission computed tomography, or SPECT, camera.

TRENDS IN NUCLEAR CARDIAC IMAGING

Nuclear cardiology is the largest and fastest growing segment of the nuclear imaging market. Frost & Sullivan reports that of the 15.5 million nuclear imaging procedures performed in the U.S. in 2000, 7.9 million, or 51%, were cardiology related procedures. The nuclear cardiology procedure volume is expected to grow by approximately 25% annually over the next 5 years. Increasingly, a nuclear cardiac imaging procedure is the first non-invasive, diagnostic imaging procedure performed on patients with suspected heart disease. Given the clinical advantages of nuclear cardiac images, many payors are requiring nuclear studies prior to the more invasive and expensive diagnostic and therapeutic procedures.

Reasons for the rapid growth in nuclear cardiac imaging procedures include:

-   Valuable clinical information;

-   Cost-effectiveness;

-   Non-invasive nature;

-   Established reimbursement; and

-   An increase in heart disease.

Frost & Sullivan divides the nuclear cardiac imaging procedure market into four segments: hospital in-patient, hospital out-patient, cardiology practices and diagnostic imaging centers. Although a number of cardiology practices with more than five cardiologists have incorporated nuclear medicine into their practice setting, most nuclear cardiology procedures are currently referred to hospitals and imaging centers, where the cardiologist loses clinical control and receives minimal or no economic benefit.

DIGIRAD'S MARKET OPPORTUNITY

Our technology allows us to address the following two markets:

- NUCLEAR CAMERA SALES--Frost & Sullivan projects that the U.S. gamma camera market for nuclear imaging will be approximately $325 million in 2001, and is expected to grow at an average annual rate of approximately 5% from 2001 to 2007. We estimate that the non-U.S. gamma camera market is approximately $300 million. In addition, we estimate that the market for technical services is an additional 10% to 15% of a camera's purchase price per year over the life of the contract, which is typically 5 years.

- MOBILE NUCLEAR CARDIAC IMAGING SERVICES--We believe the market opportunity for our mobile nuclear imaging services business is approximately $2.6 billion. This market size is based on our target market of procedures performed in hospital, outpatient facilities, diagnostic imaging centers, physician offices and the following:

           - A report by Frost & Sullivan that approximately 7.9 million nuclear cardiac imaging procedures were performed in the U.S. in 2000;

           - Frost & Sullivan's estimate, based on a more limited study, that approximately 56% of U.S. nuclear cardiac imaging procedures were performed in a hospital outpatient facility, diagnostic imaging center or physician office in 2000; and

           - Our average net revenue of approximately $600 per procedure.

Our proprietary technology enables physicians to perform office-based nuclear imaging procedures that were previously referred elsewhere, with limited disruption to their current practice. Therefore, we believe our solutions will accelerate the transition of nuclear cardiac imaging procedures to non-hospital sites, in particular cardiology and internal medicine practices.


THE DIGIRAD SYSTEM



Our proprietary technology has enabled us to develop a gamma camera with many unique features. Some of the features of the DIGIRAD-TM- solid-state camera are outlined below:



- SMALLER SIZE--Our 425-pound camera and 350-pound SPECTour-TM- chair require only 7 feet by 9 feet of working space vs. a 1,500 to 5,000 pound vacuum tube SPECT camera that requires a dedicated room with reinforced floors;



- INCREASED MOBILITY--The mobility of our camera facilitates our imaging services business as opposed to vacuum tube cameras that are typically permanently installed in hospitals or imaging centers;



- INCREASED DURABILITY--Our camera is relatively insensitive to physical shock or temperature variations and should offer much greater reliability than a vacuum tube camera whose single scintillation crystal is easily damaged;



- IMPROVED IMAGE QUALITY--Images on the perimeter of our detector heads are as clear as images at the center while the best image quality on a vacuum tube camera is obtained only in the center;



- EXPANDED CLINICAL APPLICATIONS--Our smaller and lighter camera heads are more flexible than vacuum tube camera heads and can be used in multiple applications throughout the hospital; and


- ENHANCED PATIENT COMFORT--With our camera, patients sit upright with their arms resting in front of them rather than having to lie and hold their arms above their head as vacuum tube cameras require.

OUR BUSINESS STRATEGY

Our goal is to rapidly expand our business and increase our revenues by offering a complete nuclear imaging solution to physician offices, imaging centers, hospitals and research laboratories. The key elements of our business strategy include:

- Leveraging our proprietary technology to increase sales of products and imaging services;

-   Aggressively targeting the growing nuclear cardiology market;

-   Expanding our integrated, direct sales force;

- Leveraging our proprietary manufacturing processes to reduce costs and improve performance;

-   Expanding acceptance of additional clinical applications; and

-   Continuing technological development.

Our principal executive offices are located at 9350 Trade Place, San Diego, CA 92126-6334. Our telephone number is (858) 578-5300. We maintain a web site on the Internet at www.digirad.com. Our web site, and the information contained therein, is not a part of this prospectus.
                            ------------------------

The offering

Common stock we are offering.................  shares

Common stock to be outstanding after this
  offering...................................  shares

Proposed Nasdaq National Market symbol.......  DRAD

Use of proceeds..............................  Repayment of approximately $5.7 million of outstanding debt and general corporate
                                               purposes, including product development,
                                               marketing, capital expenditures and working
                                               capital.

Risk factors.................................  Investing in our common stock involves significant risks. See "Risk factors."

The total number of outstanding shares of our common stock includes:

-   4,526,474 shares of our common stock outstanding as of August 23, 2001; and

- 29,748,030 shares of common stock issuable upon the automatic conversion of all shares of preferred stock outstanding as of August 23, 2001 in connection with this offering.

The total number of outstanding shares of our common stock above does not include:

- the issuance of up to 5,952,426 shares of common stock upon the exercise of stock options outstanding as of August 23, 2001 at a weighted average exercise price of $0.64 per share;

- the issuance of up to 603,578 shares of common stock upon the exercise of warrants outstanding as of August 23, 2001 at a weighted average exercise price of $2.59 per share, of which warrants to purchase 65,875 shares will expire if not exercised at the time of this offering and warrants to purchase 60,000 shares will expire if a consulting agreement is terminated before July 31, 2002;

- the issuance of up to 250,000 shares of common stock, as well as additional shares of common stock issuable based upon future earnings results, as additional consideration in connection with our acquisitions of Nuclear Imaging Systems, Inc. and Florida Cardiology and Nuclear Medicine Group;

- the issuance of up to 4,725,883 shares of common stock reserved for future issuance under our stock option plans; and

- the issuance of 10,000 shares of common stock at fair market value for every three of our digital cameras sold by a consultant, up to a maximum of 40,000 shares, and thereafter 1,500 shares of common stock at fair market value for each of our digital cameras sold by the consultant, in each case upon the exercise of warrants issuable to the consultant.

Unless we indicate otherwise, information throughout this prospectus reflects:

-   no exercise of the over-allotment option granted to the underwriters;

- the automatic conversion of all outstanding shares of preferred stock into shares of common stock in connection with this offering; and

-   a one-for-       reverse stock split of our outstanding shares of common
    stock to be effected in connection with this offering.

Summary financial and operating data

The following table summarizes our financial data and provides selected operating data. The summary financial data for the years ended December 31, 1998, 1999, and 2000, are derived from our audited financial statements. We have also included data from our unaudited financial statements for the six months ended June 30, 2000 and 2001 and as of June 30, 2001. You should read this data together with our financial statements and related notes included elsewhere in this prospectus and the information under "Selected historical financial and operating data" and "Management's discussion and analysis of financial condition and results of operations."


                                                                                                              SIX MONTHS ENDED
                                                                       YEARS ENDED DECEMBER 31,                   JUNE 30,
                                                                 ------------------------------------      ----------------------
STATEMENT OF OPERATIONS DATA:                                        1998          1999          2000          2000          2001
                                                                   (In thousands, except per share and selected operating data)
---------------------------------------------------------------------------------------------------------------------------------
Revenues:
  Products.................................................      $   340       $    284      $  5,815      $ 1,456       $ 9,802
  Imaging services.........................................           --             --         1,260           --         4,217
  Licensing and other......................................        1,581             --            --           --            --
                                                                 -------       --------      --------      -------       -------
    Total revenues.........................................        1,921            284         7,075        1,456        14,019
Cost of revenues:
  Products.................................................          388            265         9,834        3,602         6,438
  Imaging services.........................................           --             --           839           --         3,394
                                                                 -------       --------      --------      -------       -------
    Total cost of revenues.................................          388            265        10,673        3,602         9,832
                                                                 -------       --------      --------      -------       -------
Gross profit (loss)........................................        1,533             19        (3,598)      (2,146)        4,187
Operating expenses:
  Research and development.................................        5,426         10,063         2,372        1,083         1,327
  Sales and marketing......................................          623          1,455         3,586        1,291         4,028
  General and administrative...............................        2,533          1,967         2,878        1,072         2,899
  Amortization of intangible assets........................           --             --           209            3           315
  Stock-based compensation.................................           --             --           296           --         1,063
                                                                 -------       --------      --------      -------       -------
    Total operating expenses...............................        8,582         13,485         9,341        3,449         9,632
                                                                 -------       --------      --------      -------       -------
Loss from operations.......................................       (7,049)       (13,466)      (12,939)      (5,595)       (5,445)
Other income (expense), net................................          857            274          (537)         (97)         (401)
                                                                 -------       --------      --------      -------       -------
Net loss...................................................      $(6,192)      $(13,192)     $(13,476)     $(5,692)      $(5,846)
                                                                 =======       ========      ========      =======       =======
Net loss applicable to common stockholders.................      $(6,192)      $(13,192)     $(13,524)     $(5,692)      $(5,902)
                                                                 =======       ========      ========      =======       =======
Basic and diluted net loss per share(1):
  Historical...............................................      $ (1.87)      $  (3.90)     $  (3.61)     $ (1.65)      $ (1.35)
                                                                 =======       ========      ========      =======       =======
  Pro forma................................................                                  $  (0.53)                   $ (0.19)
                                                                                             ========                    =======
Shares used to compute basic and diluted net loss per
  share(1):
  Historical...............................................        3,306          3,381         3,745        3,455         4,366
                                                                 =======       ========      ========      =======       =======
  Pro forma................................................                                    25,474                     30,436
                                                                                             ========                    =======
SELECTED OPERATING DATA:
Product sales
  Number of gamma cameras sold to third parties............           --             --            23            6            36
Imaging services
  Number of imaging procedures performed...................           --             --             *           --         6,953



                                                                          AS OF JUNE 30, 2001
                                                              --------------------------------------------
                                                                                              PRO FORMA AS
BALANCE SHEET DATA:                                             ACTUAL     PRO FORMA(2)        ADJUSTED(3)
----------------------------------------------------------------------------------------------------------
Cash and cash equivalents...................................  $  3,510      $11,920
Working capital.............................................  $  4,504      $12,914
Total assets................................................  $ 28,557      $36,967
Long-term debt..............................................  $  5,811      $ 5,811
Redeemable convertible preferred stock......................  $ 58,109      $    --
Total stockholders' equity (deficit)........................  $(48,111)     $18,408


------------

(1) Please see Note 1 to our financial statements for an explanation of the method used to calculate the historical and pro forma net loss per share and the number of shares used in the computation of per share amounts.



(2) The pro forma balance sheet data give effect to the sale of 2,618,462 shares of Series F preferred stock in August 2001 and the automatic conversion of all shares of preferred stock outstanding as of August 23, 2001 into 29,748,030 shares of common stock in connection with this offering.



(3) The pro forma as adjusted balance sheet data give effect to the sale of shares of our common stock in this offering at an assumed
    initial public offering price of $                       per share and the
    application of the net proceeds to repay a portion of our outstanding indebtedness.


* Not available because the methodology for tracking the number of procedures performed in 2000 under acquired customer contracts was not consistent with our current methodology.

--------------------------------------------------------------------------------

Risk factors

IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, THE FOLLOWING RISK FACTORS SHOULD BE CAREFULLY CONSIDERED IN EVALUATING US AND OUR BUSINESS BEFORE PURCHASING ANY OF THE COMMON STOCK BEING OFFERED. INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK AND SHOULD BE REGARDED AS SPECULATIVE. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS COULD BE MATERIALLY HARMED, OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS COULD BE MATERIALLY AND ADVERSELY AFFECTED, AND THE MARKET PRICE OF OUR COMMON STOCK COULD DECLINE AND YOU COULD LOSE ALL OR A PART OF YOUR INVESTMENT. THE CAUTIONARY STATEMENTS MADE IN THIS PROSPECTUS SHOULD BE READ AS BEING APPLICABLE TO ALL RELATED FORWARD-LOOKING STATEMENTS WHEREVER THEY APPEAR IN THIS PROSPECTUS.

RISKS RELATING TO OUR BUSINESS

IF OUR SOLID-STATE, DIGITAL GAMMA CAMERA AND NUCLEAR IMAGING SERVICES ARE NOT ACCEPTED BY PHYSICIANS OR OTHER HEALTHCARE PROVIDERS, WE MAY BE UNABLE TO ACHIEVE PROFITABILITY.


Our solid-state, digital gamma camera technologies represent a new approach in the nuclear imaging market, and we have sold our products only in limited quantities. Our success in this market depends on whether potential customers view our new technology as effective and economically beneficial. We do not know the rate at which physicians or other healthcare providers will adopt our products or imaging services, if at all, or the rate at which they will purchase them in the future, if at all. There can be no assurances that we can attract future customers on acceptable terms that will enable us to develop a sustainable, profitable business. If third-party payors do not accept our products or imaging services or deny adequate payment to physicians and other healthcare providers using our products and services, this may adversely affect acceptance of our products. Acceptance of our products and imaging services by physicians, including physicians who do not currently use cardiac imaging products, is essential to our success and may require us to overcome resistance to a new technology for cardiac imaging services. Our failure to do any of these things may prevent us from selling sufficient quantities of our products and imaging services to be profitable.


WE HAVE RECENTLY INTRODUCED OUR PRODUCT INTO THE MARKETPLACE AND MAY NOT SUCCEED OR BECOME PROFITABLE.


We have not been profitable since our inception. We have incurred substantial costs to develop, introduce and enhance our solid-state, digital gamma camera. As of June 30, 2001, we had an accumulated deficit of approximately
$51.0 million. We shipped our first product in March 2000. We expect to incur substantial additional expenses in the future as we continue to conduct research and development efforts on newer generation products and increase sales and marketing efforts on our recently released, first generation products. Furthermore, planned expansion of manufacturing operations and expansion in the nuclear imaging services market will result in significant expenses over the next several years that may not be offset by significant revenues. We expect that a majority of our revenues for the near term and our ability to achieve profitability will depend upon our ability to successfully market our solid-state, digital gamma camera and our successful expansion into the nuclear imaging services market. We will need to begin generating significant revenues to achieve profitability. Due to our limited operating history, it is difficult to predict when, if ever, we will be profitable and to evaluate our business or prospects. Our business strategies, including our expansion in the nuclear imaging services market, may not be successful and we may not be profitable in any future period. Even if we do become profitable, we cannot ensure investors that we can sustain or


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increase profitability on a quarterly or annual basis in the future. If our revenues grow more slowly than anticipated, or if our operating expenses exceed our expectations, our business will be adversely affected. You should consider our business and prospects in light of the risks and uncertainties encountered by new technology companies in evaluating whether to invest in our common stock.


WE MAY NOT HAVE THE RESOURCES REQUIRED TO SUCCESSFULLY COMPETE IN OUR HIGHLY COMPETITIVE INDUSTRY, WHICH MAY MAKE IT DIFFICULT TO PENETRATE THE PRODUCT AND SERVICES MARKETS.

The existing market for nuclear imaging products, including cardiac imaging, is well established and intensely competitive. In addition, we are seeking to develop new markets for our solid-state, digital gamma camera products. In particular, we are working aggressively to further develop the mobile cardiac imaging services market. Our failure to diversify our revenue streams by successfully increasing both product sales and mobile imaging services could cause significant volatility in our overall results. Competitive pressure may make it difficult for us to acquire and retain customers and may require us to reduce the price of our products and imaging services. Our primary competitors have better name recognition, significantly greater financial resources and existing relationships with some of our potential customers, among other competitive advantages. Our competitors may be able to use their existing relationships to discourage customers from purchasing our products and imaging services. We expect competition to increase as potential and existing competitors begin to enter these new markets or modify their existing products and services to compete directly with ours. In addition, our competitors may be able to devote greater resources to the development, promotion and sale of new or existing products and services, thereby allowing them to respond more quickly to new or emerging technologies and changes in customer requirements.

OUR PUBLIC PERCEPTION COULD BE HARMED IF WE EXPERIENCE TECHNICAL PROBLEMS WITH THE NEW TECHNOLOGIES USED IN OUR CAMERAS OR IF SHIPMENTS OF OUR PRODUCTS ARE DELAYED, WHICH WOULD CAUSE US TO LOSE CUSTOMERS AND REVENUES.


Our solid-state, digital gamma camera technologies have only recently been introduced into the marketplace. As these technologies are increasingly used by more customers, significant defects may emerge. In addition, if our cameras are perceived as being difficult to use or causing discomfort to patients, our public image may be impaired. Public perception may also be impaired if we fail to deliver our products in a timely manner due to difficulties with our suppliers and vendors or due to our inability to efficiently manufacture and assemble products. A tarnished reputation could result in a loss of customers and revenues even after any quality or delivery problems are resolved. Additionally, we expect that problems or perceived problems with our products could adversely impact the commercial success of our imaging services business.


WE MAY EXPERIENCE SIGNIFICANT FLUCTUATIONS IN OUR QUARTERLY RESULTS.

Our future operating results will depend on numerous factors, many of which we do not control. Changes in any or all of these factors could cause our operating results to fluctuate and increase the volatility of the market price of our common stock. Some of these factors include:

-   demand for our products and our ability to meet such demand;

-   product and price competition;

-   changes in the costs of components;

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-   success of our sales and distribution channels;

- successful development and commercialization of new and enhanced products on a timely basis;

-   timing of significant orders and shipments;

- timing of and possible delay in our receiving approval for necessary regulatory licenses;

- timing of new product introductions and product enhancements by us or our competitors; and

-   timing and magnitude of our expenditures.

Accordingly, we believe that quarterly sales and operating results may vary significantly in the future and that period-to-period comparisons of our results of operations are not necessarily meaningful and should not be relied upon as indicators of future performance. We cannot assure you that our sales will increase or be sustained in future periods or that we will be profitable in any future period.

In addition, we experience seasonality in the service of our DIS customers. For example, our study volumes typically decline from our second fiscal quarter to our third fiscal quarter due to summer holidays and vacation schedules. We may also experience declining study volumes in December due to holidays and in the first quarter due to weather conditions in certain parts of the country. These seasonal factors may lead to fluctuations in our quarterly operating results. It is difficult for us to evaluate the degree to which the summer slowdown, winter holiday variations and weather conditions may make our revenues unpredictable in the future. We may not be able to reduce our expenses, including our debt service obligations, quickly enough to respond to these declines in revenue, which would make our business difficult to operate and would harm our financial results. If this happens, the price of our common stock may decline.

OUR RELIANCE ON A LIMITED NUMBER OF CUSTOMERS MAY CAUSE OUR SALES TO BE
VOLATILE.

We currently have a small number of customers, whom we typically bill after the delivery of our products and imaging services. As of June 30, 2001, we had received orders for 117 cameras, 58 of which have not yet been delivered and paid for, and we had signed contracts with 101 customers to use our mobile imaging services. If these orders were to be cancelled, or our imaging service customers stopped using our service or do not renew their service agreements with us, our business would be harmed. Furthermore, in view of this small customer base, our failure to gain additional customers, the loss of any current customers or a significant reduction in the level of imaging services provided to any one customer could harm our business, financial condition and results of operations.

THE SALES CYCLE FOR OUR PRODUCTS IS TYPICALLY LENGTHY, CAUSING SIGNIFICANT FLUCTUATIONS IN OUR REVENUE.

Our sales efforts for our cameras are dependent on the capital expenditures budgets of our potential customers. Often our potential customers require a significant amount of time to plan for major purchases, such as our camera. We may expend substantial funds and management effort long before we actually sell our products and with no assurance that we will ultimately be successful. Even if we are successful in such sales, a long sales cycle makes it more difficult for us to accurately evaluate and predict our sales and operating performance. Our revenues may fluctuate significantly from quarter to quarter and any shortfalls from estimates expected by securities or industry analysts could have an immediate and significant adverse effect on our stock price.

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WE CURRENTLY MANUFACTURE OUR PRODUCTS IN LIMITED QUANTITIES AND HAVE LIMITED
SALES AND DISTRIBUTION CAPABILITIES.

We currently manufacture our products in limited quantities, and to become profitable, we must manufacture our products in greater quantities. As we expand production, we may encounter difficulties in obtaining adequate supplies of components, additional employees and maintaining the high quality of our products. We may be unable to expand production and accomplish these objectives without incurring substantially increased costs, which may reduce our ability to become profitable or reduce our profitability.

We have established a direct sales team, an independent distributor network in the United States and Canada, and a corporate partner in Japan to sell our products and imaging services both domestically and internationally. Our future revenue growth will depend in large part on our success in maintaining and expanding these sales and distribution channels, which may be an expensive and time-consuming process. We are highly dependent upon the efforts of talented sales employees in increasing our revenue. We face intense competition for qualified sales employees and may be unable to attract and retain such personnel, which would adversely affect our ability to expand and maintain our distribution network. If we are unable to expand and maintain our direct sales team or distribution network, we may be unable to sell enough of our products and imaging services for our business to be profitable.

WE MAY BE HARMED BY HIGHER ENERGY COSTS AND INTERRUPTED POWER SUPPLIES RESULTING FROM THE ELECTRICAL POWER SHORTAGES CURRENTLY AFFECTING CALIFORNIA.

Our corporate headquarters and manufacturing facilities are located in San Diego, California. Electrical power is vital to our operations and we rely on a continuous power supply to conduct our operations. California is in the midst of a power crisis and has recently experienced significant power shortages. In the event of an acute power shortage, the California system operator has on some occasions implemented, and may in the future continue to implement, rolling blackouts throughout California. If our energy costs substantially increase or blackouts interrupt our power supply frequently or for more than a few days, we may have to reduce or temporarily discontinue our normal operations. In addition, the cost of our research and development efforts may increase because of the disruption to our operations. Any such reduction or disruption of our operations at our facilities could harm our business.

WE FACE RISKS IN OUR INTERNATIONAL MARKETS.

As we expand internationally, we will need to hire, train and retain qualified personnel in countries where language, cultural or regulatory impediments may exist. We cannot assure you that vendors, physicians or other involved parties in foreign markets will accept our products, imaging services and business practices. International revenues are subject to inherent risks, including:

-   costs of localizing product and service offerings for foreign markets;

-   difficulties in staffing and managing foreign operations;

-   reduced protection for intellectual property rights in some countries;

-   difficulties and delays in accounts receivable collection;

-   fluctuating currency exchange rates;

-   changes in regulatory requirements;

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-   burdens of complying with a wide variety of foreign laws and labor practices; and

- conforming our business model to operate under government-run health care systems.

WE MAY BE UNABLE TO ADEQUATELY PROTECT OUR INTELLECTUAL PROPERTY RIGHTS, WHICH COULD CAUSE US TO LOSE THOSE RIGHTS OR SUBJECT US TO INCREASED COSTS.

Our success and ability to compete depends on our licensed and internally-developed technology. If we are unable to protect our proprietary rights, we could face increased competition from our competitors or incur increased costs. We protect our proprietary technology through a combination of patent, copyright, trade secret and trademark law. We also enter into confidentiality or license agreements with our employees, consultants and corporate partners, and generally control access to, and the distribution of, our products, designs, documentation and other proprietary information. We cannot be sure that our pending patent applications will result in issued patents. In addition, our issued patents or pending applications may be challenged or circumvented by our competitors. Despite our efforts to protect our intellectual property rights, unauthorized parties may attempt to obtain and use information or technologies, which we regard as proprietary. Policing unauthorized use of our intellectual property will be difficult and we cannot be certain that we will be able to prevent misappropriation of our technology, particularly in countries where the laws may not protect our proprietary rights as fully as in the United States.

OUR COMPETITORS MAY CLAIM OUR TECHNOLOGY OR PRODUCTS INFRINGE UPON THE TECHNOLOGY COVERED BY THEIR PATENTS OR PATENT APPLICATIONS, WHICH COULD RESULT IN THE LOSS OF OUR RIGHTS, SUBJECT US TO LIABILITY AND DIVERT MANAGEMENT'S ATTENTION.

Many of our competitors in the nuclear imaging business hold issued patents and have filed, or may file, patent applications. Any claims by our competitors that we are infringing their technology, with or without merit, could be time-consuming to defend, result in costly litigation, divert management's attention and resources, cause product shipment delays, require us to enter into royalty or licensing agreements, prevent us from manufacturing or selling some or all of our products, or result in our liability to one or more of these competitors. If a third party makes a successful claim of patent infringement against us, we may be unable to license the infringed or similar technology on acceptable terms, if at all, which may prevent us from manufacturing or selling our products. If we are forced to enter into license agreements for infringed technology, royalties paid under these agreements may increase our costs to manufacture our products. If we cannot raise the price of our products to recover royalties that we have paid without losing customers, our financial results would be negatively impacted.

WE RELY SIGNIFICANTLY ON THIRD-PARTY VENDORS TO MANUFACTURE COMPONENTS FOR OUR SOLID-STATE, DIGITAL GAMMA CAMERAS, WHICH COULD RESULT IN DELIVERY DELAYS, LOSS OF CUSTOMERS AND LOSS OF REVENUES.


We contract with a limited number of independent suppliers to produce components that we use in the manufacture of our products. Specifically, we currently use one vendor to supply the crystal arrays used in the manufacture of our gamma camera. If this vendor experiences difficulty in the production of the crystal arrays or in meeting our standards, we may have delays in the production of our gamma camera. This vendor could experience financial, operational, production or quality assurance difficulties or a catastrophic event that reduces or interrupts delivery of crystal arrays to us. In addition, to our knowledge, there are only three suppliers in the world who produce these crystal


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arrays. While we have established a second vendor source and are evaluating a third source to meet our future requirements, establishing alternative arrangements could take several months. If we are required to switch vendors, the manufacture and delivery of our products could be interrupted for an extended period of time and may cause the loss of both customers and revenue. Deliveries from our current third-party vendor or any substitute vendor may also be delayed because of the potential inability of these vendors to meet high demand for their products from their other customers. We cannot guarantee that alternative suppliers will be able to meet our future requirements or that alternative sources will be available to us at favorable prices, if at all. Our ability to manufacture and deliver products in a timely manner could be harmed if these vendors fail to maintain an adequate supply of these crystal arrays.


OUR PRODUCTS MAY BECOME OBSOLETE, WHICH COULD CAUSE US TO LOSE CUSTOMERS OR INCUR SUBSTANTIAL COSTS.

Our products could become obsolete or unmarketable if other products utilizing new technologies are introduced by our competitors or new industry standards emerge. If we are unable to react to these events we may lose customers and revenues. To be successful, we will need to continually enhance our products and to design, develop and market new products that successfully respond to any competitive developments, all of which may be expensive or time consuming. Our failure to do so could have a material adverse effect on our business, financial condition and results of operations.

LOSS OF KEY EXECUTIVES AND FAILURE TO ATTRACT QUALIFIED MANAGERS, ENGINEERS AND SALES PERSONS COULD LIMIT OUR GROWTH AND NEGATIVELY IMPACT OUR OPERATIONS.

Our future performance is dependent on the efforts of our key technical, sales and managerial personnel and our ability to retain them, particularly R. Scott Huennekens, Gary J.G. Atkinson, Richard L. Conwell, Robert E. Johnson, David M. Sheehan and John F. Sheridan. Furthermore, our future success will depend in part upon our ability to identify, hire and retain additional key management and sales personnel, engineers and technicians. Given the intense competition for such qualified personnel, there can be no assurance that we will be able to continue to attract and retain the personnel necessary to develop our business. Failure to attract and retain key personnel could have an adverse effect on our business, financial condition and results of operations. We do not have any employment agreements with any of our employees. We do not maintain key person insurance on any of our employees.

IF WE BECOME SUBJECT TO PRODUCT LIABILITY OR WARRANTY CLAIMS, WE MAY EXPERIENCE REDUCED DEMAND FOR OUR PRODUCTS OR BE REQUIRED TO PAY DAMAGES THAT EXCEED OUR INSURANCE LIMITATIONS.


The sale and support of our products entails the risk of product liability or warranty claims, such as those based on claims that the failure of one of our products resulted in a misdiagnosis, among other issues. The medical instrument industry in general has been subject to significant products liability litigation. We may incur significant liability in the event of such litigation. Although we maintain product liability insurance, we cannot be sure that this coverage is adequate or that it will continue to be available on acceptable terms, if at all. We also may face warranty exposure, which could adversely affect our operating results. Any unforeseen warranty exposure or insufficient insurance could harm our business, financial condition and results of operations.


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WE MAY NOT BE ABLE TO ACHIEVE THE EXPECTED BENEFITS FROM ANY FUTURE ACQUISITIONS
WHICH WOULD ADVERSELY AFFECT OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.


Although we have no current plans for acquisitions, if we decide to acquire any other business and cannot successfully integrate such future acquisitions, we may not realize anticipated operating advantages and cost savings. The integration of companies that have previously operated separately involves a number of risks, including:

- demands on management related to the increase in our size after an acquisition;

- the diversion of our management's attention from the management of daily operations to the integration of operations;

-   difficulties in the assimilation and retention of employees;

-   potential adverse effects on operating results; and

-   challenges in retaining clients.

Successful integration of operations will depend upon our ability to manage those operations and to eliminate redundant and excess costs. Because of difficulties in combining operations, we may not be able to achieve the cost savings and other related benefits that we would hope to achieve after the completion of these acquisitions which could harm our financial condition and results of operations.

RISKS RELATED TO GOVERNMENT REGULATION


WE MUST BE LICENSED TO HANDLE AND USE HAZARDOUS MATERIALS AND MAY BE LIABLE FOR CONTAMINATION OR OTHER HARM CAUSED BY HAZARDOUS MATERIALS THAT WE USE.



We use hazardous and radioactive materials in our research, development and manufacturing processes and the provision of our imaging services and must be licensed to handle such materials. We are currently licensed in all states in which we operate, and there can be no assurances that we will be able to retain these licenses indefinitely. In addition, we must become licensed in all states in which we plan to expand. Obtaining these additional licenses is an expensive and time consuming process, and in some cases we may not be able to obtain these licenses at all. We are subject to federal, state and local regulation governing the use, handling, storage and disposal of hazardous materials. We cannot completely eliminate the risk of contamination or injury resulting from hazardous materials and we may incur liability as a result of any contamination or injury. We have incurred and may continue to incur expenses related to compliance with environmental laws. Such future expenses or liability could have a significant negative impact on our business, financial condition and results of operations. Further, we cannot assure you that the cost of complying with these laws and regulations will not increase materially in the future.


WE AND OUR CUSTOMERS DEPEND ON PAYMENTS FROM GOVERNMENT HEALTHCARE PROGRAMS AND THIRD-PARTY PAYORS. ANY FUTURE REDUCTION IN THESE PAYMENTS COULD CAUSE US TO LOSE CUSTOMERS AND REVENUES.

We expect that substantially all of our revenues in the foreseeable future will be derived from the sale of products or the providing of imaging services in the nuclear imaging market. Our imaging services model consists of two primary delivery options. Under our first option, which we refer to as "mixed billing," we provide the technical component of nuclear imaging services and bill either the physician or the patient's third party payor, such as Medicare. We also bill the patient for any copayment. The

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physician performs and bills for the technical component, such as the interpretation of the test. Under our second option, we lease cameras, related equipment and technical personnel to physicians on a turn-key basis so that they may deliver imaging services to their patients. The physician then bills globally for both the technical and professional component. When we refer to "imaging services" in this prospectus, we are referring both to our mixed billing option and our leasing services option.

Our success in the foreseeable future depends directly upon the financial success of the customers who either buy our cameras or use our imaging services, and their continued demand for our products and imaging services. These customers generally rely on third-party payors, principally federal Medicare, and private health insurance plans, to pay for all or a portion of the cost of imaging procedures. We also rely on these third-party payors for payment of the technical services component provided as part of our Digirad Imaging Solutions imaging services. Some third-party payors, including some state Medicaid programs, currently do not cover our services, and it is possible that other payors will adopt coverage restrictions that adversely affect us in the future. We may be unable to sell our products or imaging services on a profitable basis if third-party payors deny coverage or reduce current levels of payment.

Third-party payors continue to undertake efforts to contain or reduce healthcare costs through various means, including the movement to managed care systems where healthcare providers contract to provide comprehensive healthcare for a fixed fee per patient. These efforts to reduce healthcare costs may make third-party payors unwilling to reimburse patients or healthcare providers for our imaging services or allow only specific providers to provide imaging services, which would reduce demand for our imaging services, and in turn, our products as well. To the extent that such efforts adversely affect the business, financial conditions and profitability of our customers, our customers may be less able to afford our products and our imaging services, which may cause our sales to decrease.

COMPLIANCE WITH EXTENSIVE PRODUCT REGULATIONS COULD BE EXPENSIVE AND TIME-CONSUMING AND ANY FAILURE TO COMPLY WITH THESE REGULATIONS COULD HARM OUR ABILITY TO SELL AND MARKET OUR PRODUCTS AND IMAGING SERVICES.


U.S. and foreign regulatory agencies, including the United States Food and Drug Administration, or the FDA, and comparable international agencies, govern the testing, marketing and registration of new medical devices or modifications to medical devices, in addition to regulating manufacturing practices, reporting, labeling and record keeping procedures. The regulatory process makes it longer, harder and more costly to bring our products to market, and we cannot assure you that any of our future products will be approved. All of our planned services, products and manufacturing activities, as well as the manufacturing activities of third-party medical device manufacturers who supply components to us, are subject to this regulation. We and such third-party manufacturers are or will be required to:


-   undergo rigorous inspections by domestic and international agencies;

- obtain the prior approval of these agencies before we can market and sell our products; and

-   satisfy content requirements for all of our sales and promotional materials.


Compliance with the regulations of these agencies may delay or prevent us from introducing new or improved products, which could in turn affect our ability to achieve or maintain a profitable level of sales. We may be subject to sanctions, including monetary fines and criminal penalties, the temporary or permanent suspension of operations, product recalls and marketing restrictions, if we fail to comply with the laws and regulations pertaining to our business. Our third-party component manufacturers may also be subject to the same sanctions and, as a result, may be unable to supply components for our products. Any failure to retain governmental approvals that we currently hold or obtain additional


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similar approvals could prevent us from successfully marketing our technology and could harm our operating results. Furthermore, changes in the applicable governmental regulations could prevent further commercialization of our technologies and harm our business.


Even if regulatory approval or clearance of a product is granted, regulatory agencies could impose limitations on uses for which the product may be labeled and promoted. Further, for a marketed product, its manufacturer and manufacturing facilities are subject to periodic review and inspection. Later discovery of problems with a product, manufacturer or facility may result in restrictions on the product, manufacturer or facility, including withdrawal of the product from the market or other enforcement actions.

WE WILL SPEND CONSIDERABLE TIME AND MONEY COMPLYING WITH FEDERAL AND STATE REGULATIONS AND, IF WE ARE UNABLE TO FULLY COMPLY WITH SUCH REGULATIONS, WE COULD FACE SUBSTANTIAL PENALTIES.

We are directly or indirectly through our clients subject to extensive regulation by both the federal government and the states in which we conduct our business. The laws that directly or indirectly affect our ability to operate our business include, but are not limited to, the following:

- the federal Medicare and Medicaid Anti-Kickback Law, which prohibits persons from soliciting, offering, receiving or providing remuneration, directly or indirectly, in cash or in kind, to induce either the referral of an individual, or furnishing or arranging for a good or service, for which payment may be made under federal healthcare programs such as the Medicare and Medicaid Programs;

- the federal False Claims Act, which imposes civil and criminal liability on individuals and entities who submit, or cause to be submitted, false or fraudulent claims for payment to the government;

- the federal Health Insurance Portability and Accountability Act of 1996, which prohibits executing a scheme to defraud any healthcare benefit program, including private payors;

- the federal False Statements Statute, which prohibits knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statement in connection with the delivery of or payment for healthcare benefits, items or services;


- the federal physician self-referral prohibition, commonly known as the Stark Law, which, in the absence of a statutory or regulatory exception, prohibits the referral of Medicare or Medicaid patients by a physician to an entity for the provision of certain designated healthcare services, if the physician or a member of the physician's immediate family has an ownership interest in, or a compensation arrangement with, the entity and also prohibits that entity from submitting a bill to a federal payor for services rendered pursuant to a prohibited referral;


- the federal Food, Drug and Cosmetic Act, which regulates the sale, manufacture, administration and prescribing of drugs;

-   state law equivalents of the foregoing; and

- state laws that prohibit the practice of medicine by non-physicians and fee-splitting arrangements between physicians and non-physicians.


If our operations are found to be in violation of any of the laws described above or the other governmental regulations to which we or our clients are subject, we may be subject to the applicable penalty associated with the violation, including civil and criminal penalties, damages, fines and the curtailment or restructuring of our operations. Any penalties, damages, fines, curtailment or


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restructuring of our operations would adversely affect our ability to operate our business and our financial results. The risk of our being found in violation of these laws is increased by the fact that many of them have not been fully interpreted by the regulatory authorities or the courts, and their provisions are open to a variety of interpretations. Any action against us for violation of these laws, even if we successfully defend against it, could cause us to incur significant legal expenses, divert our management's attention from the operation of our business and damage our reputation. For a more detailed discussion of the various state and federal regulations to which we are subject see "Business-- Government Regulation."


HEALTHCARE REFORM LEGISLATION COULD LIMIT THE PRICES WE CAN CHARGE FOR OUR IMAGING SERVICES, WHICH WOULD REDUCE OUR REVENUES AND HARM OUR OPERATING RESULTS.

In addition to extensive existing government healthcare regulation, there are numerous initiatives at the federal and state levels for comprehensive reforms affecting the payment for and availability of healthcare services, including a number of proposals that would significantly limit reimbursement under the Medicare and Medicaid Programs. It is not clear at this time what proposals, if any, will be adopted or, if adopted, what effect these proposals would have on our business. Aspects of certain of these healthcare proposals, such as reductions in the Medicare and Medicaid Programs and containment of healthcare costs on an interim basis by means that could include a short-term freeze on prices charged by healthcare providers, could limit the demand for our imaging services or affect the revenue per procedure that we can collect, which would harm our business and results of operations.


THE IMPACT OF RECENTLY ENACTED FEDERAL LAWS COULD HAVE A NEGATIVE IMPACT ON CAMERA SALES TO HOSPITALS DESIRING TO USE THE CAMERA IN OUT-PATIENT FACILITIES.



In order for institutional healthcare providers, such as hospitals, to be eligible for cost-based Medicare reimbursement for their out-patient facilities, these facilities must meet specific requirements. If these requirements are met, a facility will be classified as "provider-based" and therefore eligible for cost-based Medicare reimbursement, which is potentially more favorable than other types of Medicare reimbursement. However, recently promulgated federal regulations affect the ability of a Medicare provider to include a facility as provider-based for purposes of Medicare reimbursement. While recent federal legislation offers some relief for facilities previously recognized as provider-based, some of our hospital customers may have difficulty qualifying their out-patient facilities for provider-based status. If a hospital customer cannot obtain provider-based status for their out-patient nuclear imaging facility and therefore may not be eligible for cost-based Medicare reimbursement, then the provider may not purchase a camera from us.


THE APPLICATION OF STATE CERTIFICATE OF NEED REGULATIONS COULD HARM OUR BUSINESS AND FINANCIAL RESULTS.

Some states currently require, or may require in the future, a certificate of need or similar regulatory approval prior to the acquisition of high-cost capital items including diagnostic imaging systems or provision of diagnostic imaging services by us or our clients. In many cases, a limited number of these certificates are available in a given state. If we or our clients are unable to obtain the applicable certificate or approval or additional certificates or approvals necessary to expand our operations, these regulations may limit or preclude our operations in the relevant jurisdictions.

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IF WE FAIL TO COMPLY WITH VARIOUS LICENSURE, OR CERTIFICATION STANDARDS, WE MAY
BE SUBJECT TO LOSS OF LICENSURE OR CERTIFICATION, WHICH WOULD ADVERSELY AFFECT OUR OPERATIONS.


All of the states in which we operate require that the imaging technicians that operate our camera be licensed or certified. Obtaining such licenses may take significant time as we expand into additional states. Further, we are currently enrolled by Medicare contractors, or "carriers", as an independent diagnostic testing facility, or IDTF, in five (5) states and are seeking such enrollment by Medicare contractors in additional states. Enrollment is essential for us to receive payment for healthcare services directly from Medicare. There can be no assurances we will be able to maintain such enrollment or that we will be able to gain such enrollment in other states. Any lapse in our licenses or enrollment, or the licensure or certification of our technicians, could increase our costs and adversely affect our operations and financial results.

In the healthcare industry, various types of organizations are accredited to facilitate meeting certain Medicare certification requirements, expedite third-party payment, and fulfill state licensure requirements. Some managed care providers prefer to contract with accredited organizations. Thus far, we have not found it necessary to seek or obtain accreditation from any established accreditation agency. If it becomes necessary for us to do so in the future in order to satisfy the requirements of third party payors or regulatory agencies, there can be no assurances that we will be able to obtain or continuously maintain this accreditation.

RISKS RELATED TO THIS OFFERING

CONCENTRATION OF OWNERSHIP OF OUR COMMON STOCK AMONG OUR EXISTING EXECUTIVE OFFICERS, DIRECTORS AND PRINCIPAL STOCKHOLDERS MAY PREVENT NEW INVESTORS FROM INFLUENCING SIGNIFICANT CORPORATE DECISIONS.

Upon completion of this offering, our executive officers, directors and beneficial owners of 5% or more of our common stock and their affiliates will,
in aggregate, beneficially own approximately       % of our outstanding common
stock or   % if the underwriters' over-allotment option is exercised in full. As a result, these persons, acting together, may have the ability to determine the outcome of matters submitted to our stockholders for approval, including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets. In addition, such persons, acting together, may have the ability to control the management and affairs of our company. Accordingly, this concentration of ownership may harm the market price of our common stock by:

-   delaying, deferring or preventing a change in control of our company;

- impeding a merger, consolidation, takeover or other business combination involving our company; or

- discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of our company.

Please see "Principal stockholders" for additional information on concentration of ownership of our common stock.

--------------------------------------------------------------------------------
16

RISK FACTORS
--------------------------------------------------------------------------------

THERE MAY NOT BE AN ACTIVE, LIQUID TRADING MARKET FOR OUR COMMON STOCK.

We cannot assure you that there will be an active trading market for our common stock following this offering. You may not be able to sell your shares quickly or at the market price if trading in our stock is not active. The initial public offering price was determined by negotiations between us and the representatives of the underwriters based upon a number of factors. The initial public offering price may not be indicative of prices that will prevail in the trading market. Please see "Underwriting" for more information regarding our arrangement with the underwriters and the factors considered in setting the initial public offering price.

OUR STOCK PRICE COULD BE VOLATILE, AND YOUR INVESTMENT COULD SUFFER A DECLINE IN VALUE WHICH MAY PREVENT INVESTORS IN OUR COMMON STOCK FROM SELLING THEIR SHARES ABOVE THE INITIAL PUBLIC OFFERING PRICE.

The trading price of our common stock is likely to be highly volatile and could be subject to wide fluctuations in price in response to various factors, many of which are beyond our control, including:

-   actual or anticipated variations in quarterly operating results;

-   announcements of technological innovations by us or our competitors;

-   new products or services introduced or announced by us or our competitors;

-   changes in financial estimates by securities analysts;

- conditions or trends in the medical device industry and the imaging service industry;

-   changes in the market valuations of other similar companies;

- announcements by us of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

-   adverse action by regulatory agencies or changes in law;

-   additions or departures of key personnel; and

-   sales of our common stock.

In addition, the stock market in general, and the Nasdaq National Market in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of listed companies. Further, there has been particular volatility in the market prices of securities of medical device companies and imaging services companies. These broad market and industry factors may seriously harm the market price of our common stock, regardless of our operating performance. In the past, following periods of volatility in the market price of a company's securities, securities class-action litigation has often been instituted against that company. Such litigation, if instituted against us, could result in substantial costs and a diversion of management's attention and resources, which could seriously harm our business, financial condition and results of operations.

THE LARGE NUMBER OF SHARES ELIGIBLE FOR PUBLIC SALE AFTER THIS OFFERING COULD CAUSE OUR STOCK PRICE TO DECLINE.


Sales of substantial amounts of our common stock in the public market after this offering could seriously harm prevailing market prices for our common stock. These sales might make it difficult or impossible for us to sell additional securities when we need to raise capital. Based upon the number of


--------------------------------------------------------------------------------

RISK FACTORS
--------------------------------------------------------------------------------


shares outstanding at August 23, 2001, upon the closing of this offering, we
will have outstanding              shares of common stock, assuming no exercise
of the underwriters' over-allotment option and no exercise of options or warrants to purchase shares of our common stock. Of these shares, the shares being sold in this offering will be freely tradeable without restriction or further registration under the Securities Act of 1933, unless these shares are purchased by "affiliates" as that term is defined in Rule 144
of the Securities Act of 1933. The              remaining shares of our common
stock were issued and sold by us in reliance on exemptions from the registration requirements of the Securities Act of 1933. These shares may be sold in the public market only if they are registered or if they qualify from an exemption, such as Rule 144 or 701 under the Securities Act of 1933.


Please see "Shares eligible for future sale" for a description of the number of shares which may be sold by existing stockholders in the future.

INVESTORS IN THIS OFFERING WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION.

The initial public offering price will be substantially higher than the pro forma book value per share of our common stock. Purchasers of common stock in this offering will experience immediate and substantial dilution in the pro
forma net tangible book value of their stock of $          per share, assuming
an initial public offering price for our common stock of $          per share.
This dilution is due in large part to the fact that prior investors paid an
average price of $          per share when they purchased their shares of common
stock, which is substantially less than the assumed initial public offering
price of $          per share.

WE HAVE NOT PAID DIVIDENDS AND DO NOT ANTICIPATE PAYING DIVIDENDS ON OUR COMMON STOCK IN THE FORESEEABLE FUTURE.

We currently anticipate that we will retain all future earnings, if any, to finance the growth and development of our business and do not anticipate paying cash dividends on our common stock in the foreseeable future. Any payment of cash dividends will depend upon our financial condition, capital requirements, earnings and other factors deemed relevant by our board of directors. Under the terms of some of our credit agreements, we are restricted from paying cash dividends and making other distributions to our stockholders.

ANTI-TAKEOVER PROVISIONS IN OUR CHARTER DOCUMENTS AND DELAWARE LAW COULD MAKE A THIRD-PARTY ACQUISITION OF US DIFFICULT OR DECREASE THE PRICE INVESTORS MIGHT BE WILLING TO PAY FOR OUR COMMON STOCK IN THE FUTURE.

The anti-takeover provisions in our certificate of incorporation, our bylaws and Delaware law could make it more difficult for a third party to acquire us without approval of our board of directors. As a result of these provisions, we could delay, deter or prevent a takeover attempt or third-party acquisition that our stockholders consider to be in their best interests, including a takeover attempt that results in a premium over the market price for the shares held by our stockholders. Please see "Description of capital stock" for more information on these anti-takeover provisions.

--------------------------------------------------------------------------------
18

--------------------------------------------------------------------------------

Forward-looking information

This prospectus may contain forward-looking statements relating to our operations and strategy that are based on our current expectations, estimates and projections. Words such as "expect," "intend," "plan," "project," "believe," "estimate" and other similar expressions are used to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Further, any forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. We undertake no obligation to publicly update any forward-looking statement for any reason, even if new information becomes available or other events occur in the future.

A number of important factors could cause actual results to differ materially from those indicated by such forward-looking statements. Such factors include, among others, those set forth in this prospectus under the heading "Risk factors."

Market and industry data and forecasts

This prospectus includes market and industry data and forecasts that we obtained from market research, consultant surveys, publicly available information and industry publications and surveys, and internal company surveys. Reports prepared or published by Frost & Sullivan were the primary sources for third-party industry data and forecasts. Industry surveys, publications, consultant surveys and forecasts generally state they obtain the information contained therein from sources believed to be reliable, but there can be no assurance as to the accuracy and completeness of such information. We have not independently verified any of the data from third-party sources nor have we ascertained the underlying economic assumptions relied upon therein. Similarly, independent sources have not verified internal company surveys, industry forecasts and market research, which we believe to be reliable based upon management's knowledge of the industry. In addition, we do not know what assumptions regarding general economic growth are used in preparing the forecasts we cite.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Use of proceeds

We expect to receive approximately $ million in net proceeds from the sale of shares of common stock in this offering at an assumed initial public offering
price of $      per share, or approximately $      million if the underwriters'
over-allotment option is exercised in full, after deducting underwriting discounts and commissions and estimated offering expenses, which we expect to be
approximately $      million, or approximately $      million if the
underwriters' over-allotment option is exercised in full.

We intend to use approximately $5.7 million of the net proceeds of this offering to repay in full the following outstanding debt or financing obligations:

- approximately $2,500,000, including principal, accrued and unpaid interest and prepayment penalties, under working capital term loans, with interest rates ranging from 13.53% to 14.4%;

- approximately $2,500,000, including principal, accrued and unpaid interest and prepayment penalties, under a line of credit with an interest rate of prime plus 2% (which was 8% at June 30, 2001); and

- approximately $730,000, including principal, accrued and unpaid interest and prepayment penalties, under a line of credit with an interest rate at the greater of prime plus 1.25% or 10.25% (which was 10.25% at June 30, 2001).

The working capital term loans that we are repaying with proceeds from this offering were issued under a loan and security agreement with MMC/GATX Partnership No. 1 dated October 1999, as amended in August 2000 and
November 2000, and the proceeds were used to fund expansion of our manufacturing operations. These term loans require monthly amortization and the final payment is due November 2002.

The lines of credit that we are repaying with proceeds from this offering were funded under various loan and security agreements, and the proceeds were used to fund general corporate working capital requirements.

We intend to use the remainder of the net proceeds primarily for general corporate purposes, including product development, marketing, capital expenditures and working capital. We may also use a portion of the proceeds of this offering for acquisitions or investments in complementary businesses. We have no current plans, arrangements or understandings related to any acquisition or investment.

The amounts and timing of any such use may vary significantly depending upon a number of factors, including our revenue growth, asset growth, cash flows and acquisition activities. Pending such uses, the net proceeds of this offering will be invested in short-term, investment-grade, interest-bearing securities. We currently anticipate that the net proceeds to be received by us from this offering and existing cash balances will be sufficient to satisfy our operating cash needs for at least 12 months following the closing of this offering. See "Management's discussion and analysis of financial condition and results of operations--Liquidity and Capital Resources."

Dividend policy

We have never declared or paid any cash dividends on our common stock. We do not expect to pay any cash dividends for the foreseeable future. We currently intend to retain future earnings, if any, to finance the expansion of our business. Any future determination to pay cash dividends will be at the discretion of our board of directors and will be dependent on our financial condition, operating results, capital requirements and other factors that our board deems relevant.

--------------------------------------------------------------------------------
20

--------------------------------------------------------------------------------

Capitalization

The following table sets forth our capitalization as of June 30, 2001:

-   on an actual basis;

- on a pro forma basis to give effect to the issuance of 2,618,462 shares of Series F preferred stock in August 2001 and the automatic conversion of all shares of preferred stock outstanding as of August 23, 2001 into 29,748,030 shares of common stock in connection with this offering; and

-   on a pro forma as adjusted basis to give effect to the sale of shares of our common stock in this offering at an assumed initial public
    offering price of $                       per share and the application of
    the net proceeds to repay a portion of our outstanding indebtedness.

You should read this table together with "Use of proceeds," "Management's discussion and analysis of financial condition and results of operations" and the consolidated financial statements and related notes included elsewhere in this prospectus.

                                                                         JUNE 30, 2001
                                                              -----------------------------------
                                                                                       PRO FORMA
                                                               ACTUAL    PRO FORMA    AS ADJUSTED
                                                                        (in thousands)
-------------------------------------------------------------------------------------------------
Cash and cash equivalents...................................  $  3,510    $ 11,920
                                                              ========    ========

Total debt:
  Current portion of long-term debt.........................     5,614       5,614
  Long-term debt, net of current portion....................     5,076       5,076
  Notes payable to stockholders.............................       735         735

Redeemable convertible preferred stock:
  Authorized shares--27,582,646 actual, 10,000,000 pro forma and pro forma as adjusted; Issued and outstanding
    shares--27,129,568 actual, none pro forma and pro forma
    as adjusted.............................................    58,109          --

Stockholders' equity (deficit):
  Common Stock:
    Authorized shares--38,091,807 actual, 250,000,000 pro
      forma and pro forma as adjusted; Issued and
      outstanding shares--4,574,603 actual, 34,322,633 pro
      forma and       pro forma as adjusted.................         5          34
  Additional paid-in capital................................     4,707      71,197
  Deferred compensation.....................................    (1,713)     (1,713)
  Notes receivable from stockholders........................      (112)       (112)
  Accumulated deficit.......................................   (50,998)    (50,998)
                                                              --------    --------
  Total stockholders' equity (deficit)......................   (48,111)     18,408
                                                              --------    --------
  Total capitalization......................................  $ 21,423    $ 29,833
                                                              ========    ========

The table above does not include:

- the issuance of up to 5,952,426 shares of common stock upon the exercise of stock options outstanding as of August 23, 2001 at a weighted average exercise price of $0.64 per share;

- the issuance of up to 603,578 shares of common stock upon the exercise of warrants outstanding as of August 23, 2001 at a weighted average exercise price of $2.59 per share, of which warrants

--------------------------------------------------------------------------------

CAPITALIZATION
--------------------------------------------------------------------------------

   to purchase 65,875 shares will expire if not exercised at the time of this offering and warrants to purchase 60,000 shares will expire if a consulting agreement is terminated before July 31, 2002;

- the issuance of up to 250,000 shares of common stock, as well as additional shares of common stock issuable based upon future earnings results, as additional consideration in connection with our acquisitions of Nuclear Imaging Systems, Inc. and Florida Cardiology and Nuclear Medicine Group;

- the issuance of up to 4,725,883 shares of common stock reserved for future issuance under our stock option plans; and

- the issuance of 10,000 shares of common stock at fair market value for every three of our digital cameras sold by a consultant, up to a maximum of 40,000 shares, and thereafter 1,500 shares of common stock at fair market value for each of our digital cameras sold by the consultant, in each case upon the exercise of warrants issuable to the consultant.

--------------------------------------------------------------------------------
22

--------------------------------------------------------------------------------

Dilution

If you invest in our common stock, your interest will be diluted to the extent of the difference between the initial public offering price per share of our common stock and the pro forma net tangible book value per share of our common stock after this offering.

Pro forma net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the pro forma number of shares of common stock then outstanding. Our pro forma net tangible book value
at June 30, 2001, would have been $15.9 million, or $    per share of common
stock, after giving effect to the issuance of 2,618,462 shares of Series F preferred stock in August 2001 and the automatic conversion of all shares of preferred stock outstanding as of August 23, 2001 into 29,748,030 shares of common stock in connection with this offering. After giving further effect to
the sale of       shares of common stock in this offering at an assumed initial
public offering price of $      per share, and after deducting estimated
underwriting discounts and commissions and estimated offering expenses, our pro
forma net tangible book value at June 30, 2001, would have been $      million,
or $      per share. This represents an immediate increase in pro forma net
tangible book value of $      per share to existing stockholders and an
immediate dilution of $      per share to new investors purchasing common stock
in this offering. The following table illustrates this per share dilution:

Assumed initial public offering price per share.............           $
  Pro forma net tangible book value per share before this
    offering................................................  $
  Increase attributable to new investors in this offering...
                                                              ------
Pro forma net tangible book value per share after this
  offering..................................................           $
                                                                       ------
Dilution in pro forma net tangible book value per share to
  new investors after this offering.........................           $
                                                                       ======

The following table summarizes as of June 30, 2001, on the pro forma basis described above, the total number of shares of common stock purchased from us, the total consideration paid to us, and the average price per share paid by existing stockholders and by new investors purchasing shares of common stock from us in this offering at an assumed initial public offering price of $ per share and before deducting underwriting discounts and commissions and estimated offering expenses:

                                        SHARES PURCHASED        TOTAL CONSIDERATION
                                     ----------------------   -----------------------       AVERAGE PRICE
                                       NUMBER      PERCENT       AMOUNT      PERCENT          PER SHARE
---------------------------------------------------------------------------------------------------------
Existing stockholders..............  34,322,633          %    $68,071,703          %            $1.98
New investors......................                                                             $
                                     ----------     -----     -----------     -----             -----
Total..............................                      %    $                    %            $
                                     ==========     =====     ===========     =====             =====

If the underwriters exercise their over-allotment option in full, the following will occur:

-   our pro forma net tangible book value after the offering will increase
    $      per share to existing stockholders and our pro forma net tangible
    book value after the offering will be diluted $                per share to
    new investors;

-   the percentage of shares of our common stock held by existing stockholders
    will decrease to approximately   % of the total number of shares of our
    common stock outstanding after this offering; and

-   the number of shares of our common stock held by new investors will increase
    to              , or approximately   % of the total number of shares of our
    common stock outstanding after this offering.

--------------------------------------------------------------------------------

DILUTION
--------------------------------------------------------------------------------

The tables and calculations above assume no issuance of the following shares described below:

- the issuance of up to 5,952,426 shares of common stock upon the exercise of stock options outstanding as of August 23, 2001 at a weighted average exercise price of $0.64 per share;

- the issuance of up to 603,578 shares of common stock upon the exercise of warrants outstanding as of August 23, 2001 at a weighted average exercise price of $2.59 per share, of which warrants to purchase 65,875 shares will expire if not exercised at the time of this offering and warrants to purchase 60,000 shares will expire if a consulting agreement is terminated before July 31, 2002;

- the issuance of up to 250,000 shares of common stock, as well as additional shares of common stock issuable based upon future earnings results, as additional consideration in connection with our acquisitions of Nuclear Imaging Systems, Inc. and Florida Cardiology and Nuclear Medicine Group;

- the issuance of up to 4,725,883 shares of common stock reserved for future issuance under our stock option plans; and

- the issuance of 10,000 shares of common stock at fair market value for every three of our digital cameras sold by a consultant, up to a maximum of 40,000 shares, and thereafter 1,500 shares of common stock at fair market value for each of our digital cameras sold by the consultant, in each case upon the exercise of warrants issuable to the consultant.


If we assume the exercise of all stock options and warrants outstanding as of August 23, 2001, our pro forma net tangible book value after the offering will
increase $          per share to existing stockholders and our pro forma net
tangible book value after the offering will be diluted $          per share to
new investors.



To the extent that any of the other shares of common stock described above are issued, there will be further dilution to new investors. See "Capitalization," "Management--Benefit Plans," and the notes to our consolidated financial statements included elsewhere in this prospectus for further information.


--------------------------------------------------------------------------------
24

--------------------------------------------------------------------------------

Selected historical financial and operating data

Our selected statement of operations data for the years ended December 31, 1996 and 1997, and our selected balance sheet data as of December 31, 1996, 1997 and 1998, are derived from our audited consolidated financial statements for such years and as of such dates, which are not included in this prospectus. Our selected statement of operations data for the years ended December 31, 1998, 1999 and 2000 and our selected balance sheet data as of December 31, 1999 and 2000, are derived from our audited financial statements for such years and as of such dates, which are included elsewhere in this prospectus. Our selected statement of operations data for the six month periods ended June 30, 2000 and 2001, and our selected balance sheet data as of June 30, 2001, are derived from our unaudited financial statements for such years and as of such date, which are included elsewhere in this prospectus. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which we consider necessary for a fair representation of the financial position and the results of operations for these periods.

Operating results for the six months ended June 30, 2001 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2001. You should read the data set forth below in conjunction with "Management's discussion and analysis of financial condition and results of operations" and our consolidated financial statements and related notes included elsewhere in this prospectus.


                                                                                                                 SIX MONTHS
                                                                    YEARS ENDED DECEMBER 31,                   ENDED JUNE 30,
STATEMENT OF OPERATIONS DATA:                         ----------------------------------------------------   -------------------
                                                          1996       1997       1998       1999       2000       2000       2001
                                                             (In thousands, except per share and selected operating data)
--------------------------------------------------------------------------------------------------------------------------------
Revenues:
  Products..........................................  $   101    $   167    $   340    $    284   $  5,815   $ 1,456    $ 9,802
  Imaging services..................................       --         --         --          --      1,260        --      4,217
  Licensing and other...............................      487        252      1,581          --         --        --         --
                                                      -------    -------    -------    --------   --------   -------    -------
    Total revenues..................................      588        419      1,921         284      7,075     1,456     14,019
Cost of revenues:
  Products..........................................      687        417        388         265      9,834     3,602      6,438
  Imaging services..................................       --         --         --          --        839        --      3,394
                                                      -------    -------    -------    --------   --------   -------    -------
    Total cost of revenues..........................      687        417        388         265     10,673     3,602      9,832
                                                      -------    -------    -------    --------   --------   -------    -------
Gross profit (loss).................................      (99)         2      1,533          19     (3,598)   (2,146)     4,187
Operating expenses:
  Research and development..........................    1,602      4,073      5,426      10,063      2,372     1,083      1,327
  Sales and marketing...............................      121        557        623       1,455      3,586     1,291      4,028
  General and administrative........................      609      1,198      2,533       1,967      2,878     1,072      2,899
  Amortization of intangible assets.................       --         --         --          --        209         3        315
  Stock-based compensation..........................       --         --         --          --        296        --      1,063
                                                      -------    -------    -------    --------   --------   -------    -------
    Total operating expenses........................    2,332      5,828      8,582      13,485      9,341     3,449      9,632
                                                      -------    -------    -------    --------   --------   -------    -------
Loss from operations................................   (2,431)    (5,826)    (7,049)    (13,466)   (12,939)   (5,595)    (5,445)
Other income (expense), net.........................      (71)      (552)       857         274       (537)      (97)      (401)
                                                      -------    -------    -------    --------   --------   -------    -------
Net loss............................................  $(2,502)   $(6,378)   $(6,192)   $(13,192)  $(13,476)  $(5,692)   $(5,846)
                                                      =======    =======    =======    ========   ========   =======    =======
Net loss applicable to common stockholders..........  $(2,502)   $(6,378)   $(6,192)   $(13,192)  $(13,524)  $(5,692)   $(5,902)
                                                      =======    =======    =======    ========   ========   =======    =======
Basic and diluted net loss per share(1):
  Historical........................................  $ (0.77)   $ (1.95)   $ (1.87)   $  (3.90)  $  (3.61)  $ (1.65)   $ (1.35)
                                                      =======    =======    =======    ========   ========   =======    =======
  Pro forma.........................................                                              $  (0.53)             $ (0.19)
                                                                                                  ========              =======
Shares used to compute basic and diluted net loss
  per share(1):
  Historical........................................    3,256      3,273      3,306       3,381      3,745     3,455      4,366
                                                      =======    =======    =======    ========   ========   =======    =======
  Pro forma.........................................                                                25,474               30,436
                                                                                                  ========              =======


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                                                                              25

SELECTED HISTORICAL FINANCIAL AND OPERATING DATA
--------------------------------------------------------------------------------

                                                                                                                 SIX MONTHS
                                                                    YEARS ENDED DECEMBER 31,                   ENDED JUNE 30,
STATEMENT OF OPERATIONS DATA:                         ----------------------------------------------------   -------------------
                                                          1996       1997       1998       1999       2000       2000       2001
                                                             (In thousands, except per share and selected operating data)
--------------------------------------------------------------------------------------------------------------------------------
SELECTED OPERATING DATA:
Product sales
  Number of gamma cameras sold to third parties.....       --         --         --          --         23         6         36
Imaging services
  Number of imaging procedures performed............       --         --         --          --          *        --      6,953

------------


(1) Please see Note 1 to our financial statements for an explanation of the method used to calculate the historical and pro forma net loss per share and the number of shares used in the computation of per share amounts.



* Not available because the methodology for tracking the number of procedures performed in 2000 under acquired customer contracts was not consistent with our current methodology.


                                                                    AS OF DECEMBER 31,
BALANCE SHEET DATA                                 ----------------------------------------------------        AS OF
                                                       1996       1997       1998       1999       2000    JUNE 30, 2001
                                                                               (In thousands)
-------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents........................  $ 5,634    $ 19,293   $ 13,680   $  2,626   $  6,555      $  3,510
Working capital..................................  $ 5,344    $ 18,382   $ 12,636   $    801   $  5,481      $  4,504
Total assets.....................................  $ 6,576    $ 20,697   $ 16,365   $  5,699   $ 23,207      $ 28,557
Long-term debt...................................  $ 6,756    $    735   $    735   $  2,156   $  5,679      $  5,811
Redeemable convertible preferred stock...........  $ 4,759    $ 30,759   $ 32,259   $ 32,259   $ 52,255      $ 58,109
Total stockholders' equity (deficit).............  $(5,461)   $(11,833)  $(17,990)  $(31,050)  $(43,322)     $(48,111)

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Management's discussion and analysis of financial condition and results of operations

YOU SHOULD READ THE FOLLOWING DISCUSSION OF OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS IN CONJUNCTION WITH THE FINANCIAL STATEMENTS AND THE NOTES TO THOSE STATEMENTS INCLUDED ELSEWHERE IN THIS PROSPECTUS. THIS DISCUSSION MAY CONTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. AS A RESULT OF MANY FACTORS, SUCH AS THOSE SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS, OUR ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS.

OVERVIEW

We are the first and only company to have developed and commercialized a solid-state, digital gamma camera for use in nuclear medicine. We sell our solid-state, digital gamma cameras and related equipment to physician practices, imaging centers, hospitals and research laboratories in the United States, Canada and Japan. We also use our proprietary technology to provide mobile nuclear imaging services to physician offices and imaging centers through our Digirad Imaging Solutions business unit, or DIS.


We incorporated as San Diego Semiconductor in 1985. In 1994, we changed our name to Digirad Corporation and began development of a solid-state gamma camera for nuclear imaging applications. Between 1994 and 1998, we developed and tested our proprietary technology, financing our research operations with equity investments. We began production of the current generation solid-state digital gamma camera in 1999, and commercial shipments commenced in March 2000. As of June 30, 2001, we had taken orders for 117 gamma cameras, of which 59 have been shipped. We expect that 38 units in our backlog will be shipped by December 31, 2001 with the remainder expected to be shipped in 2002.


In the second half of 2000, we formed DIS to provide turn-key nuclear cardiac imaging services to physician offices. We entered the service business via the strategic acquisition of certain assets of two operators that provide us with both critical mass and platforms for growth of our imaging services business:

- During the third quarter of 2000, we acquired some of the customer contracts and select assets relating to the mobile nuclear imaging services of Florida Cardiology and Nuclear Medicine Group, a provider of mobile and fixed site nuclear imaging services in Florida. At the time of the acquisition, Florida Cardiology was operating two mobile routes.

- During the fourth quarter of 2000, we acquired some of the customer contracts and select assets relating to the mobile nuclear imaging services of Nuclear Imaging Systems, Inc. and Cardiovascular Concepts, P.C., which together provided mobile and fixed site nuclear imaging services in New Jersey, North Carolina, Maryland and Pennsylvania. At the time of the acquisition, these two companies were operating nine mobile routes.

We have incurred substantial operating losses since our inception. As of June 30, 2001, our accumulated deficit was $51.0 million. We expect to spend substantial additional amounts to increase marketing, direct sales, imaging services, training and customer support needed to support our increasing revenues.

We derive revenues both from selling our products and providing imaging services. We generated approximately 70% of our revenues for the six months ended June 30, 2001 from sales of our

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products. Our product revenue consists of sales of solid-state gamma cameras, custom designed chairs and accessories such as printers and collimators. We generated approximately 30% of our revenues for the six months ended June 30, 2001 from our imaging services business. We derive our imaging services revenue from the provision of mobile nuclear imaging services. We provide mobile nuclear imaging services to physician offices, which include cardiology and internal medicine practices, on a turn-key basis utilizing our proprietary DIGIRAD(TM) 2020TC Imager(TM) gamma camera and the SPECTour(TM) chair. We offer this imaging service on a contract basis, with the typical contract length being one to three years and comprised of one day of service per week. As we continue to grow, we expect our imaging services revenue to account for a majority of total revenues.


We sell our products to customers in North America and Japan. A relatively small number of customers account for a significant percentage of our revenues. For the year ended December 31, 2000, three product customers accounted for 15.9%, 11.6% and 10.1% of our consolidated revenues. However, for the six months ended June 30, 2001, no product customers accounted for 10% or more of consolidated revenues. No imaging services customer accounted for 10% or more of our consolidated revenues for the year ended December 31, 2000 or the six months ended June 30, 2001.


We experience seasonality in the service of our DIS customers. For example, our study volumes typically decline from our second fiscal quarter to our third fiscal quarter due to summer holidays and vacation schedules. We may also experience declining study volumes in December due to holidays and in the first quarter due to weather conditions in certain parts of the country. These seasonal factors may lead to fluctuations in our quarterly operating results. It is difficult for us to evaluate the degree to which the summer slowdown, winter holiday variations and inclement weather may make our revenues unpredictable in the future. We may not be able to reduce our expenses, including our debt service obligations, quickly enough to respond to these declines in revenue, which would make our business difficult to operate and would harm our financial results.

RESULTS OF OPERATIONS

COMPARISON OF SIX MONTHS ENDED JUNE 30, 2001 AND 2000

REVENUES

TOTAL REVENUES--Total revenues increased to $14.0 million for the six months ended June 30, 2001 from $1.5 million for the comparable period in 2000.

PRODUCTS--Our product revenue increased to $9.8 million for the six months ended June 30, 2001 from $1.5 million for the comparable period in 2000. This increase was due to increased sales of our gamma cameras, from six in the first six months of 2000 to 36 in the comparable period in 2001. Our backlog of gamma camera orders was 58 as of June 30, 2001. Product revenue accounted for 70% of total revenues for the first six months of 2001 versus 100% for the first six months of 2000.

IMAGING SERVICES--Our imaging services revenue was $4.2 million for the six months ended June 30, 2001. We did not have any imaging services revenue during the six months ended June 30, 2000, as we did not start this business until the second half of 2000. We performed approximately 6,900 procedures for the six months ended June 30, 2001, and were operating 18 mobile servicing routes as of June 30, 2001. Imaging services revenue accounted for 30% of total revenues for the first six months of 2001.

COST OF REVENUES

TOTAL COST OF REVENUES--Total cost of revenues increased to $9.8 million for the six months ended June 30, 2001 from $3.6 million for the same period in 2000.

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PRODUCTS--Cost of product revenue consists primarily of materials, labor and other costs associated with the products we sell. Our cost of product revenue increased to $6.4 million for the six months ended June 30, 2001 from $3.6 million for the comparable period in 2000. The increase in the cost of product revenue for the first six months of 2001 was due primarily to the increase in the volume of cameras and accessories sold. However, cost reductions in the manufacturing process partially offset the increase. As a percentage of product revenue, cost of product revenue was 66% in the first six months of 2001.

IMAGING SERVICES--Cost of imaging services revenue consists primarily of labor, radiopharmaceuticals, equipment depreciation and other costs associated with provision of services. Our cost of imaging services revenue was $3.4 million for the six months ended June 30, 2001. There was no cost of imaging services revenue for the comparable period in 2000. As a percentage of imaging services revenue, cost of services revenue was 81% in the first six months of 2001.


GROSS PROFIT



TOTAL GROSS PROFIT--Total gross profit increased to $4.2 million for the six months ended June 30, 2001 from a loss of $2.1 million for the comparable period in 2000.



PRODUCTS--Our product gross profit increased to $3.4 million for the six months ended June 30, 2001 from a loss of $2.1 million for the comparable period in 2000. This increase was primarily due to reductions in our cost per unit from volume discounts, design modifications, and better utilization of our manufacturing capacity. Although we expect continued gross profit improvements with increased sales as we better utilize our existing manufacturing capacity and benefit from economies of scale, we expect such improvements, if any, to occur at a slower rate than those experienced between 2000 and 2001.



IMAGING SERVICES--Our imaging services gross profit was $0.8 million for the six months ended June 30, 2001. There was no comparable gross profit from imaging services for the six months ended June 30, 2000 because at that date we had not yet entered the imaging services business.


OPERATING EXPENSES

RESEARCH AND DEVELOPMENT--Research and development expenses consist primarily of costs associated with the design, development, testing, deployment and enhancement of our products and manufacturing capabilities. Research and development expenses increased to $1.3 million for the six months ended
June 30, 2001 from $1.1 million in the comparable period in 2000. An increase in headcount, materials and other direct and indirect costs in support of our continued product development account primarily for the increase in research and development expenses for the first six months of 2001. For the first six months of 2001, research and development expenses amounted to 9% of total revenue.

SALES AND MARKETING--Sales and marketing expenses consist primarily of salaries, commissions, bonuses, recruiting costs, travel, marketing materials and trade shows. Sales and marketing expenses increased to $4.0 million for the six months ended June 30, 2001 from $1.3 million in the comparable period in 2000. Our continued development of our sales and marketing functions to support the sales of our gamma camera and the growth of our mobile nuclear imaging services business accounted primarily for the increase in sales and marketing expenses. For the first six months of 2001, sales and marketing expenses amounted to 29% of total revenue.

GENERAL AND ADMINISTRATIVE--General and administrative expenses consist primarily of salaries and other related costs for finance, human resources and other personnel, as well as accounting, legal and other professional fees. General and administrative expenses increased to $2.9 million for the six

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months ended June 30, 2001 from $1.1 million in the comparable period in 2000.
Increased headcount and related costs account primarily for the increase in general and administrative expenses. For the first six months of 2001, general and administrative expenses amounted to 21% of total revenue.

AMORTIZATION OF INTANGIBLE ASSETS--Intangible assets primarily represent acquired customer contracts, a covenant not-to-compete, and the capitalized costs related to our patent and trademark portfolio. Amortization of intangibles increased to $315,000 for the six months ended June 30, 2001 from $3,000 in the comparable period in 2000. The acquisition of customer contracts from Florida Cardiology and Nuclear Imaging Systems, Inc. in the third and fourth quarters of 2000 primarily accounted for the increase in amortization of intangible assets.


DEFERRED COMPENSATION AND OTHER NON-CASH STOCK COMPENSATION CHARGES--Deferred stock compensation represents the difference between the estimated fair value of our common stock and the exercise price of options at the date of grant. In connection with the grant of stock options to employees and directors, we recorded deferred compensation of $2.0 million for the six months ended
June 30, 2001. We recorded this amount as a component of stockholders' equity and will amortize the amount as a charge to operations over the vesting period of the options. We recorded amortization of deferred compensation and other non-cash compensation charges of $1.1 million for the six months ended June 30, 2001. The compensation charges relate to cost of revenues, research and development, sales and marketing, and general and administrative expenses in the amount of $197,000, $61,000, $421,000 and $384,000, respectively, for the six months ended June 30, 2001. No deferred compensation was incurred or amortized during the six months ended June 30, 2000.


INTEREST EXPENSE

Interest expense increased to $545,000 for the six months ended June 30, 2001 from $221,000 for the comparable period in 2000. Increased borrowing under notes payable and capital leases in the latter part of 2000 and the first six months of 2001 account primarily for the increase in interest expense.

INTEREST INCOME

Interest income increased moderately to $145,000 for the six months ended
June 30, 2001 from $124,000 for the comparable period in 2000 primarily due to slightly higher average cash balances.

NET LOSS

Net loss increased to $5.8 million for the six months ended June 30, 2001 from $5.7 million in the comparable period in 2000 as a result of the factors described above.

COMPARISON OF YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

REVENUES

TOTAL REVENUES--Total revenues increased to $7.1 million in 2000 from $0.3 million in 1999. Total revenues decreased in 1999 from $1.9 million in 1998. The decrease in 1999 from 1998 was due to $1.6 million of non-recurring license fees and milestone payments recognized in 1998 under a collaborative supply and development agreement.

PRODUCTS--Our product revenue increased to $5.8 million in 2000 from $0.3 million in 1999 and $0.3 million in 1998. Sales of our gamma cameras, first sold in 2000, account for the increase in product revenue. Product revenue accounted for 82% of total revenues in 2000 versus 100% in 1999 and 18% in 1998.

IMAGING SERVICES--Our imaging services revenue was $1.3 million in 2000. We did not have any imaging services revenue in 1999 or 1998. The 2000 imaging services revenue was the result of our

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entry into the mobile nuclear imaging services business. Imaging services revenue accounted for 18% of total revenues in 2000.

COST OF REVENUES

TOTAL COST OF REVENUES--Total cost of revenues increased to $10.7 million in 2000 from $0.3 million in 1999 and $0.4 million in 1998.

PRODUCTS--Our cost of product revenue increased to $9.8 million in 2000 from $0.3 million in 1999 and $0.4 million in 1998. Costs associated with the launch of our gamma cameras were the primary reason for the increase in cost of product revenue in 2000.

IMAGING SERVICES--Our cost of imaging services revenue was $0.8 million in 2000. There was no cost of service revenue for 1999 or 1998. As a percentage of imaging services revenue, cost of service revenue was 67% in 2000.

OPERATING EXPENSES

RESEARCH AND DEVELOPMENT--Research and development expenses decreased to $2.4 million in 2000 from $10.1 million in 1999. Research and development expenses increased in 1999 from $5.4 million in 1998. Our transition from development to production prior to the first shipments of our gamma cameras in the first quarter of 2000 was the primary reason for the decrease in research and development expenses. Most direct and indirect expenses charged to research and development expenses in 1999 and 1998 were accounted for as manufacturing expenses in 2000 when we began commercial production. Research and development expenses amounted to 34% of total revenues in 2000. The increase in research and development expenses from 1998 to 1999 was related primarily to an increase in headcount, materials and other direct and indirect costs for the completion of alpha and beta units of our gamma camera.

SALES AND MARKETING--Sales and marketing expenses increased to $3.6 million in 2000 from $1.5 million in 1999 and $0.6 million in 1998. These increases in sales and marketing expense were related primarily to the build out of our sales infrastructure to support the sales of our gamma camera and the start-up of our mobile nuclear imaging services business. Sales and marketing expenses amounted to 51% of total revenues in 2000.

GENERAL AND ADMINISTRATIVE--General and administrative expenses increased to $2.9 million in 2000 from $2.0 million in 1999 and decreased in 1999 from $2.5 million in 1998. The changes in general and administrative expense were primarily due to corresponding changes in headcount and related costs. General and administrative expenses amounted to 41% of total revenues in 2000.

AMORTIZATION OF INTANGIBLE ASSETS--Amortization of intangible assets was $209,000 in 2000. We had no significant intangible asset amortization in 1999 and 1998. The acquisition of customer contracts from Florida Cardiology and Nuclear Imaging Systems, Inc. primarily accounted for the increase.


DEFERRED COMPENSATION AND OTHER NON-CASH STOCK COMPENSATION CHARGES--In connection with the grant of stock options to employees and directors, we recorded deferred compensation of $0.8 million for 2000. We recorded this amount as a component of stockholders' equity and will amortize the amount as a charge to operations over the vesting period of the options. We recorded amortization of deferred compensation and other non-cash stock compensation charges of $0.3 million during 2000. The compensation charges relate to cost of revenues, research and development, sales and marketing, and general and administrative expenses in the amount of $64,000, $6,000, $37,000, and $189,000, respectively, during 2000.


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INTEREST EXPENSE

Interest expense increased to $780,000 in 2000 from $87,000 in 1999 and $46,000 in 1998. The addition of $2.0 million in notes payable for general corporate purposes and working capital, as well as a $4.2 million increase in capital leases, were the primary reasons for the increase in interest expense.

INTEREST INCOME

Interest income decreased to $243,000 in 2000 from $360,000 in 1999 and $903,000 in 1998. Declining average cash balances resulting from operational spending along with asset and property and equipment acquisitions are primarily responsible for the decrease in interest income.

NET LOSS

Net loss increased to $13.5 million in 2000 from $13.2 million in 1999 and $6.2 million in 1998 as a result of the factors described above.

LIQUIDITY AND CAPITAL RESOURCES

We have funded our operations principally through private equity financings supplemented with long-term debt and equipment financing arrangements. The equity investments were in the form of six series of preferred stock offerings between March 1995 and August 2001, which yielded aggregate net proceeds totaling approximately $66 million. At June 30, 2001, our outstanding borrowings totaled $11.4 million.

As of June 30, 2001, cash and cash equivalents totaled $3.5 million compared to $6.6 million at December 31, 2000. We currently invest our cash reserves in United States investment grade corporate-debt securities with maturities not exceeding 12 months and money market funds.

Net cash used in operating activities amounted to approximately $15.0 million, $12.1 million, $5.5 million and $9.1 million for the years ended December 31, 2000, 1999, 1998 and for the six months ended June 30, 2001, respectively. For these periods, net cash used in operating activities resulted primarily from operating losses and net increases in accounts receivable and inventories resulting from the growth in our business.

Net cash used in investing activities amounted to approximately $7.2 million, $0.9 million, $1.7 million and $2.5 million for the years ended December 31, 2000, 1999, 1998 and the six months ended June 30, 2001, respectively. Investing activities consist primarily of capital expenditures and asset acquisitions.

Net cash provided by financing activities amounted to approximately
$26.2 million, $2.0 million, $1.5 million and $8.6 million for the years ended December 31, 2000, 1999, 1998 and the six months ended June 30, 2001, respectively. Private placement of preferred stock and proceeds from bank borrowings and lease financings were primarily responsible for the net cash provided by financing activities. We raised $17.9 million in 2000 and $5.8 million in the first six months of 2001 through the private placement of Series E preferred stock. In addition, we raised an additional $8.4 million in August 2001 through the private placement of Series F preferred stock.

In July 2001, we entered into an agreement with a bank for a $4.3 million revolving line of credit to provide working capital for the product business. Borrowings under the line of credit accrue interest at the bank's floating prime rate plus 2% and are limited based on a formula that takes into account eligible amounts of accounts receivables, inventory and other factors. We are required to make monthly interest payments on this line of credit, which expires in July 2002 with any unpaid balance

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due upon expiration. At June 30, 2001, the outstanding balance under this facility was $2.4 million. We intend to repay this loan in full with proceeds from this offering.

In January 2001, we entered into a loan and security agreement for a revolving line of credit to provide working capital for our imaging services business. We are authorized to draw up to $2.5 million and can draw an additional
$2.5 million upon approval by the lender's credit committee. The borrowings under the line of credit accrue interest at the higher of prime plus 1.25% or 10.25%. The revolving line of credit expires in January 2004. As of June 30, 2001, the outstanding balance under this loan and security agreement totaled $0.6 million. We intend to repay this loan in full with proceeds from this offering.

In November 1999, we entered into a bank loan and security agreement to borrow up to $3.0 million. In August 2000, we modified the November 1999 loan agreement to borrow an additional $1.0 million. Borrowings under this agreement accrue interest at rates between 13.53% and 14.4%. We are required to make monthly principal and interest payments of $156,273 through November 2002. As of June 30, 2001, $2.4 million is outstanding under these loan and security agreements. We intend to repay this loan in full with proceeds from this offering.

We have notes payable to stockholders totaling $0.7 million, which bear interest at 6.35% per year. The notes mature on December 31 of the year immediately following the first year in which the Company generates cash from operations, which is expected to be after 2001.

As of June 30, 2001, we had capital lease obligations totaling $5.5 million. These obligations are secured by the specific equipment financed under each lease and will be repaid monthly over the lease terms, which range from 36 to 63 months.

As of December 31, 2000, we had federal and California income tax net operating loss carryforwards of approximately $39.9 million and $27.9 million, respectively. The difference between the federal and California tax operating loss carryforwards is primarily attributable to the 50% limitation in the utilization of California tax net operating loss carryforwards. The federal and California tax net operating loss carryforwards will begin to expire in 2006 and 2002, respectively, unless previously used. We also have federal and California research and development and other tax credit carryforwards of approximately $1.6 million and $1.3 million, respectively, which will begin to expire in 2005 unless previously used. We have provided a 100% valuation allowance against the related deferred tax assets as realization of such tax benefits is not assured. Our ability to use the net operating losses and credits may be subject to substantial annual limitations due to the "change of ownership" provisions of the Internal Revenue Code and similar state provisions. The annual limitation may result in the expiration of the net operating losses before utilization.

We believe that our existing cash and cash equivalents, revenues to be derived from the sale of our products and imaging services, current and anticipated credit facilities and the net proceeds of this offering will be sufficient to fund our operations for at least twelve months. However, our future capital requirements will depend on numerous factors, including market acceptance of our products and imaging services, the resources we devote to expanding the market for our current products and imaging services and to developing new products, regulatory changes, competition and technological developments, and potential future merger and acquisition activity.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK


Our exposure to market risk for changes in interest rates relates primarily to the increase or decrease in the amount of interest income we can earn on our investment portfolio and on the increase or decrease in the amount of interest expense we must pay with respect to our various outstanding debt


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instruments. Our risk associated with fluctuating interest rates is limited, however, to certain of our long-term debt and capital lease obligations, the interest rates under which are closely tied to market rates, and our investments in interest rate sensitive financial instruments. Under our current policies, we do not use interest rate derivative instruments to manage exposure to interest rate changes. We attempt to ensure the safety and preservation of our invested principal funds by limiting default risk, market risk and reinvestment risk. We mitigate default risk by investing in investment grade securities. A hypothetical 100 basis point adverse move in interest rates along the entire interest rate yield curve would not materially affect the fair value of our interest sensitive financial instruments. Declines in interest rates over time will, however, reduce our interest income while increases in interest rates over time will increase our interest expense.


INFLATION

We do not believe that inflation has had a material impact on our business or operating results during the periods presented.

RECENT ACCOUNTING PRONOUNCEMENTS

On January 1, 2001, we adopted Statement of Financial Accounting Standards, or SFAS, No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. This statement establishes accounting and reporting standards requiring that every derivative instrument, including certain derivative instruments imbedded in other contracts, be recorded in the balance sheet as either an asset or liability measured at its fair value. The statement also requires that changes in the derivative's fair value be recognized in earnings unless specific hedge accounting criteria are met. We believe the adoption of SFAS No. 133 will not have an effect on our financial statements because we do not engage in derivative or hedging activities.

In June 2001, the Financial Accounting Standards Board issued SFAS No. 141, BUSINESS COMBINATIONS, and SFAS No. 142, GOODWILL AND INTANGIBLE ASSETS. SFAS No. 141 is effective for all business combinations completed after June 30, 2001. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001; however, certain provisions of this Statement apply to goodwill and other intangible assets acquired between July 1, 2001 and the effective date of SFAS No. 142. Major provisions of these statements and their effective dates for the Company are as follows: (i) all business combinations initiated after June 30, 2001 must use the purchase method of accounting. The pooling of interest method of accounting is prohibited except for transactions initiated before July 1, 2001; (ii) intangible assets acquired in a business combination must be recorded separately from goodwill if they arise from contractual or other legal rights or are separable from the acquired entity and can be sold, transferred, licensed, rented or exchanged, either individually or as part of a related contract, asset or liability; (iii) goodwill and intangible assets with indefinite lives acquired after June 30, 2001, will not be amortized. Effective January 1, 2002, all previously recognized goodwill and intangible assets with indefinite lives will no longer be subject to amortization; (iv) effective January 1, 2002, goodwill and intangible assets with indefinite lives will be tested for impairment annually and whenever there is an impairment indicator and (v) all acquired goodwill must be assigned to reporting units for purpose of impairment testing and segment reporting. The Company is currently evaluating the impact that SFAS Nos. 141 and 142 will have on its financial reporting requirements.

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Business

OVERVIEW

We are the first and only company to have developed and commercialized a solid-state, digital gamma camera for use in nuclear medicine. We believe this will allow us to become a leading provider of gamma cameras and mobile nuclear cardiac imaging services. Our patented solid-state camera offers many advantages over a conventional vacuum tube camera, such as smaller size, increased mobility, increased durability, improved image quality, expanded clinical applications and enhanced patient comfort. All other gamma cameras on the market currently use conventional vacuum tube technology. We believe the features and benefits of our technology will encourage healthcare providers to choose our camera over conventional cameras for both initial and replacement purchases. In addition, because of our camera's increased mobility and durability, we believe it is ideally suited for use in a mobile imaging services application that has not been widely available until now. We are initially focusing on the nuclear cardiology segment of the nuclear imaging market, which is the largest and fastest growing segment of that market.


Our proprietary technology allows for both a significant reduction in the size of a gamma camera and a significant improvement in spatial resolution which is a measurement of the quality of the image produced. Conventional gamma camera photo-detectors are approximately four inches in height. Our photo-detectors are only 0.012 inches high, providing an approximate 350-to-1 reduction in detector size that makes the camera both thinner and lighter. While conventional cameras use an average calculation to approximate the location of the gamma rays used to create the image, our cameras determine the precise location of these gamma rays. This improves spatial resolution and allows our camera to offer a significant improvement in image quality over the conventional vacuum tube technology.


We are currently addressing the rapidly growing nuclear cardiology market in the following two ways:

- NUCLEAR CAMERA SALES--We are selling our camera and related products to physician offices, imaging centers, hospitals and research laboratories, thus providing customers with a technologically advanced alternative to conventional vacuum tube gamma cameras.

- MOBILE NUCLEAR CARDIAC IMAGING SERVICES--We are also providing mobile nuclear imaging services, as described in this prospectus, to physician offices, including cardiology and internal medicine practices. Our turn-key mobile imaging solution provides on-site access to all the benefits of our advanced diagnostic imaging technology, without requiring customers to make an up-front payment, hire additional personnel, obtain regulatory approval or establish a dedicated nuclear imaging suite. Our service model enables physicians to capture the revenue that would have otherwise been lost because the patient was referred elsewhere. In addition, it provides us with a recurring revenue stream from the servicing of our customers on a routine basis.


We began commercial production of our first solid-state, digital gamma camera product, marketed as the DIGIRAD-TM- 2020TC Imager-TM- gamma camera, in January 2000 and shipped our first unit in March 2000. From our first shipment through June 30, 2001, we had received orders for 117 cameras, 59 of which had been shipped. We expect that 38 units in our backlog will be shipped by December 31, 2001 with the remainder expected to be shipped in 2002. In addition to numerous independent cardiologists, customers that have purchased our cameras include hospitals, such as The University of Texas M.D. Anderson Cancer Center and Children's Hospital Boston and research laboratories, such as the Proctor & Gamble Company and Nihon Medi-Physics Co., Ltd. Of the 117 cameras, 111 were ordered by customers in the United States and six were purchased by customers in


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Japan. For the fiscal year ended December 31, 2000, three of our product customers each accounted for over ten percent of our consolidated revenues.



We established our mobile nuclear cardiac imaging services operations in the third quarter of 2000. As of June 30, 2001, we were providing nuclear cardiac imaging services to approximately 101 physician offices in California, Delaware, Florida, Indiana, Maryland, New Jersey, North Carolina, Ohio and Pennsylvania, and were operating 18 mobile servicing routes, each of which is serviced by one van and one camera. During the six month period ended June 30, 2001, our mobile imaging services business performed approximately 6,900 imaging procedures. No one physician office has accounted for more than ten percent of our consolidated revenues.


We intend to continue expanding our imaging services business throughout the United States, and we have completed license applications to expand into another 12 states.

INDUSTRY OVERVIEW

DIAGNOSTIC IMAGING

Diagnostic imaging technology generates representations of the internal anatomy or physiology, primarily through non-invasive means. Diagnostic imaging facilitates the early diagnosis of diseases and disorders, often minimizing the cost and amount of care required and reducing the need for more costly and invasive procedures. Currently, there are five major types of non-invasive diagnostic imaging technologies available: x-ray; magnetic resonance imaging, or MRI; computerized tomography, or CT; ultrasound; and nuclear imaging.

The first four of these technologies, x-ray, MRI, CT and ultrasound primarily allow the physician to see the anatomical structure of internal organs. Anatomical imaging offers the physician a limited structural assessment of the patient's anatomy. Nuclear imaging, however, offers the ability to non-invasively measure varying degrees of physiological activity, including blood flow, organ function, metabolic activity, biochemical activity, and other functional activity within the body. This functional information allows for the earlier diagnosis of certain diseases than the information provided by anatomical imaging procedures.

NUCLEAR IMAGING

Nuclear medicine is used primarily in cardiovascular, oncology and neurological applications. According to a 2001 study by Frost & Sullivan, a leading marketing consulting company, there were approximately 15.5 million nuclear imaging procedures performed in the U.S. in 2000. We believe over 25 million procedures were performed worldwide. The nuclear imaging market consists of two primary technologies, gamma cameras and dedicated positron emission tomography, or PET, machines. Frost & Sullivan states that gamma cameras are currently the preferred choice for the majority of nuclear medicine procedures. The most widely used type of gamma camera is a single photon emission computed tomography, or SPECT, camera.

In a typical nuclear imaging procedure, the patient is injected with a small amount of radioactive drug, or radiopharmaceutical, which is quickly broken down by the body. Depending on the composition of the radiopharmaceutical, the functionality of the tissue and the procedure being used, the radiopharmaceutical localizes differently in normal versus abnormal tissues. The physician uses images taken from a gamma camera and related clinical information to evaluate the physiological performance of the organ being examined.

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TRENDS IN NUCLEAR CARDIAC IMAGING

Nuclear cardiology is the largest and fastest growing segment of the nuclear imaging market. Frost & Sullivan reports that of the 15.5 million nuclear imaging procedures done in the U.S. in 2000, 7.9 million, or 51%, were cardiology related procedures. Nuclear imaging of the heart provides healthcare professionals valuable information related to blood flow, to, through, and from the heart as well as information on the heart muscle. Radiopharmaceuticals are unique in their ability to remain in the heart muscle, enabling visualization during a nuclear cardiac imaging procedure.


Increasingly, a nuclear cardiac imaging procedure is the first non-invasive, diagnostic imaging procedure performed on patients with suspected heart disease. Following a nuclear study, patients with suspected heart disease will often be referred to more invasive diagnostic or therapeutic treatments. These treatments may include: angiography, an x-ray procedure by which catheters are inserted into an artery or vein to take pictures of blood vessels; angioplasty, a procedure by which catheters with balloon tips are used to widen narrowed arteries; or cardiac surgery. Given the clinical advantages of nuclear cardiac images, many payors are requiring nuclear studies prior to the more invasive and expensive diagnostic and therapeutic procedures.


The number of nuclear cardiac imaging procedures grew approximately 23% from 1999 to 2000, and is projected to grow 25% in 2001. Additionally, outpatient cardiology is projected to grow 25% annually from 2001 to 2005. Reasons for the rapid growth in nuclear cardiac imaging procedures include:

-   Valuable clinical information;

-   Cost-effectiveness;

-   Non-invasive nature;

-   Established reimbursement; and

-   An increase in heart disease.

Frost & Sullivan divides the nuclear cardiac imaging procedure market into four segments: hospital in-patient, hospital out-patient, cardiology practices and diagnostic imaging centers. Traditionally, nuclear medicine procedures have been performed in hospitals under the supervision of nuclear physicians. Although a number of cardiology practices with more than five cardiologists have incorporated nuclear medicine into their practice setting, most nuclear cardiac procedures are currently referred to hospitals and imaging centers, where the cardiologist loses clinical control and receives minimal or no economic benefit.

DIGIRAD'S MARKET OPPORTUNITY

Our technology allows us to address the following two markets:

- NUCLEAR CAMERA SALES--Frost & Sullivan projects that the U.S. gamma camera market for nuclear imaging will be approximately $325 million in 2001, and is expected to grow at an average annual rate of approximately 5% from 2001 to 2007. We estimate that the non-U.S. gamma camera market is approximately $300 million. In addition, we estimate that the market for technical services is an additional 10% to 15% of a camera's purchase price per year over the life of the contract, which is typically 4 to 5 years.

- MOBILE NUCLEAR CARDIAC IMAGING SERVICES--We believe the market opportunity for our mobile nuclear imaging services business is approximately $2.6 billion. This market size is based on our target market of procedures performed in hospital, outpatient facilities, diagnostic imaging centers, physician offices and the following:

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           - A report by Frost & Sullivan that approximately 7.9 million nuclear cardiac imaging procedures were performed in the U.S. in 2000;

           - Frost & Sullivan's estimate, based on a more limited study, that approximately 56% of U.S. nuclear cardiac imaging procedures were performed in a hospital outpatient facility, diagnostic imaging center or physician office in 2000; and

           - Our average net revenue of approximately $600 per procedure.

Our proprietary technology enables physicians to perform office-based nuclear imaging procedures that were previously referred elsewhere, with limited disruption to their current practice. Therefore, we believe our solutions will accelerate the transition of nuclear cardiac imaging procedures to non-hospital sites, in particular cardiology and internal medicine practices.

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THE DIGIRAD ADVANTAGE

Our proprietary technology has enabled us to develop a gamma camera with many unique features compared to conventional gamma cameras. The following chart summarizes some of the major advantages of the Digirad solid-state camera versus conventional vacuum tube gamma cameras:

                    DIGIRAD SOLID-STATE CAMERA                  VACUUM TUBE CAMERA
              --------------------------------------  --------------------------------------
SMALLER SIZE  425-pound camera and 350-pound          1,500 to 5,000 pound SPECT camera is
              SPECTour-TM- chair requires only 7      large and virtually immobile. Requires
              feet by 9 feet of working space. Can    a dedicated room, reinforced floors
              be used in physicians' offices without  and extensive room renovations.
              requiring additional dedicated space.

INCREASED     The mobility of our camera facilitates  Typically, cameras are permanently
MOBILITY      our imaging services business. In       installed in hospitals or imaging
              addition, hospitals can use in          centers, thus requiring a physician to
              examination rooms or easily roll it     transfer patients there for their
              out for use in emergency rooms,         nuclear cardiac imaging studies.
              operating rooms, intensive care units
              or critical care units for bedside
              applications.

INCREASED     Relatively insensitive to physical      Single scintillation crystal is easily
DURABILITY    shock or temperature variations.        damaged and/or destroyed by physical
              Lightweight detector head is easily     shock and/or temperature variations,
              supported and should offer much         leading to expensive and
              greater reliability and lower           time-consuming replacement. Heavy
              maintenance costs.                      detector heads cause reliability
                                                      issues because of the complicated
                                                      supports required for such weight.
                                                      Expensive to maintain.

IMPROVED      Images on the perimeter of the          Best image quality obtained only in
IMAGE         detector head are as clear as images    center of camera, or its "sweet spot."
QUALITY       at the center. Offers fixed intrinsic   Spatial resolution is based on
              spatial resolution at any energy, and   probabilistic algorithms that are a
              true digital positioning that           function of gamma ray energy.
              pinpoints the source of gamma           Intrinsic spatial resolution varies
              radiation.                              with gamma ray energy.

EXPANDED      Smaller and lighter camera head can     Heads are less flexible and have a
CLINICAL      easily be shifted to various angles     limited number of available positions.
APPLICATIONS  and positions, providing ability to
              use in multiple applications in many
              areas of the hospital.

ENHANCED      Patients sit upright with their arms    Patients required to lie down for the
PATIENT       resting in front of them.               procedure while holding their arms
COMFORT                                               above their heads for an extended
                                                      period of time.

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OUR BUSINESS STRATEGY

Our goal is to rapidly expand our business and increase our revenues by offering a complete nuclear imaging solution to physician offices, imaging centers, hospitals and research laboratories. The key elements of our business strategy include:

- LEVERAGE OUR PROPRIETARY TECHNOLOGY TO INCREASE SALES OF PRODUCTS AND IMAGING SERVICES--Our proprietary technology provides us with the unique opportunity to capitalize on both the camera sales and mobile imaging services market. We intend to increase sales of our camera and related products by capturing increased market share in existing channels and selling to physicians who can now for the first time place our camera into their practice with limited disruption. We also plan on increasing the number of routes and cardiologists served through our imaging services business, allowing office-based physicians to offer patients the convenience of receiving high quality nuclear imaging services in the office setting. In addition, our imaging services model, which includes a leasing services option, provides us with a recurring revenue stream through the servicing of our customers on a routine basis;

- AGGRESSIVELY TARGET THE GROWING NUCLEAR CARDIOLOGY MARKET--Our sales force is primarily focused on the cardiology market, the largest and fastest growing segment of the nuclear imaging market. While we also sell our products to hospitals and imaging centers, our main focus is to office-based cardiologists and internal medicine practices. We are currently the only company to commercially offer office-based cardiologists a small, mobile, solid-state, digital gamma camera solution. This allows cardiologists to capture business that is currently referred to hospitals or imaging centers, creating additional income, and improving the service they provide to their patients;

- EXPAND OUR INTEGRATED, DIRECT SALES FORCE--We use a direct sales force, supplemented by distributors internationally and in selected domestic geographies. This improves our ability to control our customer interface as well as focus and direct our sales efforts to a much greater extent than if we relied solely on third-party distributors. Investing in our own direct sales organization allows us to build a distribution asset that can be of great value over time as we look to grow the business by potentially providing additional products and services through this sales channel. Our direct sales force is integrated, in that there is a sales team within each geographic region that shares responsibility for customers and overall results. Although each member of the team has a particular focus, either selling cameras or imaging services, collectively, they are responsible for the success of the geographic region. This allows us to better forecast sales and manage the cost of our selling efforts, better meet the demands of our customers, and truly offer our customers a solution tailored to their needs;


- LEVERAGE OUR PROPRIETARY MANUFACTURING PROCESSES--We believe our manufacturing process gives us a key competitive advantage by enabling us to manufacture products that use our proprietary technology in a cost efficient manner. Our manufacturing strategy combines our internal design expertise and proprietary process technology with the advanced manufacturing capabilities and capacity of our strategic manufacturing relationships. We have achieved, and anticipate additional, significant reductions in our manufacturing costs due to increased production volumes, improved yields and product design enhancements;



- EXPAND ACCEPTANCE OF ADDITIONAL CLINICAL APPLICATIONS--The design of our camera provides the capability to perform some nuclear imaging procedures that were not previously available. Additionally, our current technology allows nuclear imaging to be performed in locations within the hospital, including the operating room, emergency department, ICU, and bedside. We are working with clinicians to understand the ways in which they use our camera to validate the use of


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   our camera for these new clinical applications. In addition, we believe that these new applications of our camera do not constitute new procedures for which we would have to obtain further regulatory approval. We believe this validation will increase the number of hospitals interested in purchasing our camera; and



- CONTINUE TECHNOLOGICAL DEVELOPMENT--We continue to refine and improve our proprietary solid-state detector technology. By improving our technology, we plan to improve the performance of our cameras while at the same time reduce manufacturing costs. We also plan on designing and building a large field of view gamma camera using our technology that will expand clinical applications for our product. In addition, we plan to expand our technology for other uses such as computed tomography, which generates three-dimensional images of the body's internal organs. We also plan to develop gamma cameras specifically designed for research.


CURRENT PRODUCTS


2020TC IMAGER-TM- CAMERA--Our initial product is the 2020TC Imager camera, which has an imaging area of eight inches by eight inches. The imaging area of most conventional vacuum tube cameras is approximately fifteen inches by twenty inches. In addition, in significant contrast to conventional vacuum tube camera heads, which are typically greater than 14 inches thick and weigh upwards of 1,500 pounds, our imager heads are less than four inches thick and weigh about 60 pounds. The DIGIRAD 2020TC Imager provides true camera mobility, solid-state reliability, excellent image quality and expanded clinical applications. Approximately 75% of all nuclear imaging procedures are organ-specific rather than whole body imaging. Our 2020TC Imager can perform all organ specific imaging because these procedures do not require the large field-of-view associated with the conventional gamma camera imaging heads.


SPECTOUR(TM) CHAIR--Unlike conventional systems where the patient lies on their back with their left arm above their head while the camera circles around the patient, the DIGIRAD SPECTour chair allows the patient to be seated upright with their arms resting at shoulder level as they slowly rotate in front of the 2020TC Imager camera's head. The seated position produces improved image quality and is more comfortable to the patient.

SPECTPAK-TM---This product was recently introduced in the second quarter of 2001 and is sold exclusively to the nuclear cardiology market. It combines a modified, feature enhanced version of our 2020TC Imager camera with our SPECTour chair, to provide a more optimal product for the cardiology market segment.

We have developed an image acquisition and processing software system for the DIGIRAD 2020TC Imager camera and SPECTour chair under a license agreement with Segami Corporation. The image acquisition software is designed to take advantage of the unique characteristics of our solid-state detector technology. The processing software is Segami's industry popular Mirage-TM- package. It runs on a Microsoft NT platform and has a graphical user interface.

PRODUCTS UNDER DEVELOPMENT

We plan to introduce a next generation single platform device that incorporates our camera and chair into one unit in late 2002. This configuration is designed to enhance image quality in cardiac applications and requires less working space.

We intend to introduce a multiple-head large field-of-view camera in 2003. This camera will be suitable for whole body imaging and will compete directly with the current large field of view vacuum

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tube designs. We believe that we will be able to offer significantly improved products based on solid-state detector technology such as a camera head that can be placed closer to the body and multiple heads that will decrease the processing time.

OPERATIONS

MANUFACTURING


We have been manufacturing our cameras since March 2000. Our manufacturing strategy combines our internal design expertise and proprietary process technology with the advanced manufacturing capabilities and capacities of third parties. We believe our manufacturing processes give us a key competitive advantage by enabling us to manufacture products that use our proprietary technology in a cost-efficient manner.



The general manufacturing process for the detector module includes procurement of key components from key semiconductor manufacturers. We first perform electrical tests on these components and then we deliver these components to microelectronics packaging, either to our internal operation or to third parties, for component sub-assembly. We then perform final assembly of the detector module and test the detector module. The detector modules are then assembled into a motherboard that is mounted in the camera detector head. The camera's mechanical and electronics systems are assembled separately in our facilities. As is done with the modules, the key components of the camera's mechanical and electrical systems are designed by us, and either outsourced or built internally. These key components include a personal computer, power supplies, cooling system, liquid crystal display, controller boards, data acquisition and communication system, and the mechanical structure of the camera. We perform sub-assembly tests and final system performance tests in our facilities.



All components used in the product are available from multiple sources with the exception of the Segami image acquisition and processing software. All suppliers of critical materials, components and subassemblies undergo ongoing quality certification by us, with the objective of maintaining strong relationships with the best suppliers. We utilize enterprise resource planning software and collaborative web-based software to ensure efficient and secure handling of inventory and material. The enterprise resource planning software helps us to manage our inventory and materials by centralizing our purchasing procedures, monitoring our inventory supplies and streamlining our billing methods. The collaborative web-based software is a secure electronic network that enables our employees to access our documents from anywhere in the world via the Internet.



We successfully completed a certification audit performed by the state of California's Food and Drug Branch in the first quarter of 2000. As part of this audit, the California Food and Drug Branch recognized our compliance with the "Good Manufacturing Practices" requirements of the federal Food and Drug Administration, or the FDA. The FDA has issued us an Establishment Registration. We have also obtained pre-market clearance from the FDA, enabling us to market our 2020TC Imager camera and SPECTour chair. California's Food and Drug Branch also issued us a State of California Medical Device Manufacturing License. We also received regulatory approval from the Japanese Ministry of Health in October 2000, which is similar to our FDA Establishment Registration, and expect to receive a Canadian Medical Device license in the third quarter of 2001. In addition, the Canadian government requires approval of a gamma camera model by the Canadian Standards Association before the model can be sold in Canada, and we expect to receive such approval in the third quarter of 2001. In conjunction with implementing Good Manufacturing Practices and product safety standards, we expect to obtain a product approval in the third quarter of 2001 from Underwriters Laboratories Inc. Underwriters Laboratories Inc. is an independent, not-for-profit product safety testing and certification organization, and some gamma camera customers in the United States require that the model of the


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camera they purchase pass a test developed for medical products by this organization. In early 2002, we plan to initiate the drive for ISO-9000 quality certification with the expectation of receiving certification in late 2002. ISO-9000 is a compilation of quality standards promulgated by the International Organization for Standardization, and a manufacturer that has been certified to use a quality program that meets ISO-9000 does not have to independently test each product that it sells in the European Community.


IMAGING SERVICES

Our imaging services business is operated by our Digirad Imaging Solutions business unit. We established our imaging services operations in the third and fourth quarters of 2000 by acquiring certain assets of two regional providers of mobile nuclear imaging services. As of June 30, 2001, we were operating 18 mobile routes, each of which is serviced by one van and camera, and were providing nuclear cardiac imaging services to approximately 101 physician offices in California, Delaware, Florida, Indiana, Maryland, New Jersey, North Carolina, Ohio, and Pennsylvania. In addition, we have completed licenses or license applications and plan to expand into another 12 states in 2001.

Our imaging services model consists of two primary delivery options. Under our first option, which we refer to as "mixed billing," we provide the technical component of nuclear imaging services and bill either the physician or the patient's third party payor, such as Medicare, on a per procedure basis. When we bill some third party payors, such as Medicare, we also bill the patient for any copayment. The physician performs and bills for the technical component, such as the interpretation of the test. Under our second option, we lease cameras, related equipment and technical personnel to physicians on a turn-key basis so that they may deliver imaging services to their patients. The physician then bills globally for both the technical and professional component. The physician pays us on a fixed daily lease basis. When we refer to "imaging services" in this prospectus, we are referring both to our mixed billing option and our leasing services option. We provide services under a minimum one year contract.

We intend to provide our imaging services in two ways:


- MOBILE ROUTES: Currently, all of our mobile imaging services are performed using mobile routes. We provide a 2020TC Imager camera, a SPECTour chair, equipment used to handle and measure the radiopharmaceuticals used in the procedure, nuclear technician and other services to a clinician's office on a daily lease basis or a combination of direct payor billing and fee per study basis; and


- FIXED SITES: We may, in the future, deliver services using fixed sites. We would install a 2020TC Imager camera, a SPECTour chair, and hot lab equipment in a clinician's office or other site. Also, we would provide the nuclear technician and other services to the clinician or site on a per month or other periodic basis.


We seek to maximize revenue, cash flow and return on assets by actively managing our fleet to maximize utilization. We employ logistics management systems and typically schedule imaging services vans for one day per week at a particular physician's office. Generally, each van consists of a 2020TC Imager camera, a SPECTour chair, equipment used to handle and measure the radiopharmaceuticals used in the procedure, a nuclear medicine technician and a clinical assistant. The vans are typically operated from a regionally-centralized base location and stored at the base location each evening. Radiopharmaceuticals are ordered each day in sufficient quantity for the next day's scheduled procedures and are delivered in the morning before the van leaves for its scheduled appointments from the base location.


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SALES AND DISTRIBUTION

We sell our camera products and our imaging services through a direct sales force, supplemented by two independent distributors in the United States, an independent distributor in Canada and a corporate partner in Japan. Our direct sales force in the United States is responsible for selling both gamma cameras and imaging services. We utilize a team selling approach with Territory Managers, and Sales Representatives. Our Territory Managers typically have over 10 years of experience selling sophisticated capital equipment in the medical market and focus primarily on selling our gamma cameras to end users. Our Sales Representatives typically have over five years of selling experience and focus primarily on selling the imaging services solutions, which are marketed under the Digirad Imaging Solutions name. In addition, our selling teams include Sales Specialists, which focus on pre-sales support, and Application Specialists, which focus on post-sales training and support. Both the Sales Specialist and Application Specialist positions require significant prior work experience as a Nuclear Medicine Clinical Technologist. We will maintain independent distributors in those territories where the distributor has demonstrated a commitment to our business by providing dedicated resources, and where acceptable performance metrics are met.

Our target markets for the sale of our camera are cardiology practices, hospitals, and imaging centers. Our experience to date suggests the sales cycle for camera sales typically ranges from 90 to 180 days for a cardiology practice and from 180 to 365 days for a hospital, with imaging centers being somewhere in between. The complexity of the buying organization and their budgeting/purchasing process for capital equipment determine the length of the sales cycle.

Our target markets for our mobile nuclear imaging services are primarily cardiology practices. Our experience to date indicates the sales cycle for these imaging services customers is generally between 21 and 90 days.

Currently, our United States direct sales organization is made up of a Vice President of Sales, a Western Region Director, an Eastern Region Director, a Southern Region Director, eleven direct Territory Managers, eleven Sales Representatives, four Sales Specialists and three Application Specialists. Additionally, we have three direct technical service technicians that interact with our independent technical service provider around the country. Our independent technical service provider is Universal Service Trends, which has over 50 technicians covering the entire continental United States.

Though our sales have been primarily focused on the domestic market, we have established sales channels for international expansion into Japan and Canada. In January 2000, we entered into a distribution agreement with Mitsui Corporation to distribute DIGIRAD-TM- products in Japan, primarily to hospitals. In conjunction with this distribution agreement, Mitsui made a $1 million equity investment in Digirad in March 2000. We received Japanese Ministry of Health regulatory approval in October 2000. Product shipments and sales started in Japan in the fourth quarter of 2000, and as of June 30, 2001, we had sold six units in Japan. In Canada, we currently have a distributor representing Digirad and expect Canadian sales and shipments to begin in the fourth quarter of 2001.


All of our cameras are warranted for one year after shipment. The philosophy of our warranty service is to locate in the field and replace faulty assemblies with workable units from the service inventory. This approach is greatly facilitated by the design of the 2020TC Imager camera because all of our cameras are equipped with diagnostic software and a telephone modem enabling the diagnostic software to be accessed remotely. This capability allows us to assist field service personnel in rapidly locating a faulty assembly, and because no critical assembly weighs more than 50 pounds, shipping assemblies is easily accomplished via air courier. Service contracts supplement to the one year warranty


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for nuclear medicine equipment are typically four to five years in length, and cost the customer 10% to 15% of the purchase price of the cameras annually.


MARKETING

We formally launched the 2020TC Imager camera and the SPECTour chair at the Society of Nuclear Medicine meeting in June 1999 in Los Angeles. We began limited product shipments in March 2000, and began full product release in July 2000. Our continuing marketing efforts include the following:

- Establishing Centers of Excellence for demonstration sites and clinical studies;

- Participating in major trade show exhibits at meetings sponsored by organizations such as the American College of Cardiology, the American Heart Association, the Society of Nuclear Medicine, the Radiological Society of North America, the European Association of Nuclear Medicine and the Japanese Society of Nuclear Medicine;

-   Advertising in key nuclear medicine and cardiology journals;

-   Developing an active medical advisory board;

- Participating in clinical studies and authoring publications through the Digirad North American Working Group;

- Sending direct mailings to cardiology and nuclear medicine clinicians and decision makers;

- Preparing sales collateral material, including product brochures, product CDs, specification sheets, training materials, presentation materials, and image sheets; and

-   Participating in the American College of Nuclear Physicians.

We have been very active in the nuclear medicine community over the last five years and exhibited earlier prototypes of our product at the last five Society of Nuclear Medicine meetings. We plan to pursue strategic alliances and co-promotional efforts with appropriate partners. Such partners may be pharmaceutical companies selling radiopharmaceuticals, imaging companies, radiopharmacies, or cardiology companies. These partnerships may consist of marketing partnerships, joint development efforts, or manufacturing alliances.

TECHNOLOGY

OVERVIEW

The challenge of any camera system is to accurately map the spatial location of the objects in its field-of-view from the real world to the camera's world. Optical cameras use lenses to focus the light from a large real-world image field onto a small image plane where a detector (film or electronic) is located. However, since gamma rays cannot be focused, the area of the detector of a gamma camera must be approximately as large as the area of the object being imaged.

CONVENTIONAL TECHNOLOGY


It is very difficult to build a gamma detector that can directly convert the kinetic energy of a gamma ray photon into an electrical charge. Therefore, most gamma ray detectors employ a scintillation crystal, or scintillator, to convert the high energy of a single gamma ray photon into a large number of low energy optical photons. The vast majority of nuclear medicine gamma cameras in use today use a single crystal sheet as the scintillator. The area of this crystal defines the field of view of the camera. Typical fields of view range from 64 square inches to 300 square inches.


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Once the gamma rays are converted into optical photons, these photons are then converted into electrical charges by the next part of the detector, the photo-detector. Almost all gamma cameras in use today use vacuum tube devices called photomultiplier tubes as their photo-detectors. The typical photomultiplier tube has a photosensitive surface of approximately 7 square inches. In order to cover the entire field of view of the scintillation crystal, square or hexagonal shaped photomultiplier tubes are packed together in an array of anywhere from nine to 100 tubes. Optical photons striking anywhere on the surfaces of the photomultiplier tubes are converted into electrons which are then multiplied to produce a small electrical current output. These electronic charges are then passed to the final part of the detector, the readout electronics, and then into the camera's computer system to be processed into the digital images viewed by the physician.



A problem with the conventional gamma camera is that it attempts to use an array of photomultiplier tubes, to spatially resolve the point at which a gamma ray strikes the surface of the camera. This method, called the Anger method, can only estimate where the gamma ray strikes. It does so by combining the output signals of all of the photomultiplier tubes and computing a position as a function of the weighted average of the individual photomultiplier tube signals.



Because there can be considerable discrepancies between where the gamma ray is reported to have struck the detector versus where it actually struck the detector, Anger style gamma cameras can produce blurred images, which in turn can impede the physician's ability to accurately read the image. While there has been a large amount of effort spent in improving the performance of Anger style gamma cameras, the underlying problem still exists: a single-scintillation crystal, multi-photomultiplier tube based detector must rely upon probabilistic position estimation.


DIGIRAD'S TECHNOLOGY


Digirad has overcome the fundamental drawback of the Anger method by constructing a detector which provides total certainty of the spatial location of the gamma ray. We achieve this certainty by dividing or segmenting the detector into a large array of individual detection elements whose size equals the spatial resolution desired, in our case, 3 millimeters by 3 millimeters. A gamma ray emitted from a patient strikes the detector and the spatial location of this event is mapped directly to the image. The response function of our segmented detector is much more precise than that of the Anger style photomultiplier tube. Furthermore, a segmented detector processes gamma ray events in parallel; each pixel is an independent detector. In a single-crystal, Anger style detector, events are processed in a series, one event at a time. In general, this means segmented gamma cameras can achieve much higher gamma ray detection rates than single-crystal gamma cameras.



Previous attempts to construct a segmented detector by both industry groups and academics have been unsuccessful, primarily due to the Anger camera's photodetector. Given their relative size, instability, and numerous other factors, Anger style photomultiplier tubes are unsuitable for use in a segmented detector. A more optimal photodetector is a high-performance silicon photodiode. Silicon photodiodes can be packed closer, provide solid-state reliability, and are more efficient at converting the scintillation photons coming from the scintillation crystal. However, technical difficulties in producing high quality photodiodes that are reliable and can be used for gamma cameras have been a major impediment to their use in this application.


We have developed a photodiode that meets these stringent performance requirements. In addition, over the last 2 years, we have developed a patent pending manufacturing process for cost-effectively producing these photodiodes in volume. Our use of silicon photodiodes as photodetectors has, in turn, enabled the use of a more efficient scintillation crystal in the DIGIRAD-TM-detector module. A photomultiplier tube is at peak efficiency using blue wavelengths of light. Therefore, conventional gamma cameras use a single, planar crystal of thallium activated sodium iodide, or NaI(Tl), which

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emits blue wavelengths of light during scintillation. Silicon photodiodes, however, are most sensitive to the longer wavelengths of the visible spectrum. For this reason, thallium activated cesium iodide, or CsI(Tl), is a better scintillator for silicon photodiodes than NaI(Tl). Significantly, CsI(Tl) is also 36% more efficient than NaI(Tl) at converting the energy of the gamma ray to optical photons. In addition, CsI(Tl) is denser, and is therefore better at absorbing gamma rays, than NaI(Tl); a 6 millimeter thick CsI(Tl) detector absorbs the same number of 140 keV gamma rays as does a 9 millimeter thick NaI(Tl) scintillator. The DIGIRAD camera uses a six millimeter thick CsI(Tl) segmented scintillation crystal.

The key components of the segmented CsI(Tl) scintillation crystal, silicon photodiode and readout electronics are all packaged into a detector module. Our detector module is designed so that it can be tiled with several other modules to create a large area detector of essentially any shape. Digirad holds several patents covering this concept of modules than can be tiled.

The current DIGIRAD 2020TC Imager camera uses 32 modules to create its 8 inch by 8 inch detection area. The array of detection modules is then placed behind a collimator and into a lead-shielded head case. A collimator is a device constructed from lead with thousands of small parallel holes that are aligned perpendicular to the camera's detector surface. The collimator's purpose is to only allow gamma rays that are perpendicular to the camera surface to be detected, thereby helping prevent blurred images. Below is a view of the 2020TC Imager camera detector head assembly and illustrates the arrangement of the modules, collimator and lead-shielded head case.

                          [Picture of detection head.]

THE DIGIRAD CAMERA'S TECHNICAL ADVANTAGES


SMALLER SIZE--The main advantage that our photodiode technology provides is a significant reduction in the size of a gamma camera. As previously described, a conventional gamma camera uses photomultiplier tubes, 4 inches in height, as its photo-detectors. The photo-detectors in our camera are silicon photodiodes,
0.012 inches in height. This almost 350-to-1 reduction in the photo-detector size enables the DIGIRAD camera head to be significantly thinner than a conventional camera's head. Furthermore, because all gamma camera heads are lead-shielded, the much thinner DIGIRAD camera head is also much lighter. The smaller, lighter head of the DIGIRAD camera results in a smaller and lighter overall camera assembly, which increases the mobility of the camera and its scope of clinical applications.


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         [Picture of photo multiplier tube versus Digirad photodiode.]

IMAGE QUALITY--Digirad's segmented gamma camera offers significant improvement in intrinsic image quality compared to conventional Anger style cameras because the DIGIRAD camera's detector is segmented. Segmentation offers fixed intrinsic spatial resolution which provides for true digital positioning. Today, the word "digital" is used in virtually every gamma camera sold. While this can describe various aspects of the electronics and the stage at which the signals are converted from their inherent analog type to a digital signal, only a segmented detector has true digital event positioning. We call this process Digital Position Sensing(SM).


LARGER USEFUL FIELD OF VIEW / LESS "DEAD SPACE"--Another advantage of the DIGIRAD camera is that our detector head has a larger useful field of view. In an Anger style camera, gamma rays that strike the perimeter of the scintillation crystal are viewed by fewer photomultiplier tubes than those striking in the middle of the crystal. Because the Anger camera requires input from multiple photomultiplier tubes in order to calculate an average spatial position, this creates an area of dead space around the edge of the detector head in which the image is not useful. As a result, the useful field of view on Anger style cameras is smaller than the area of the detector. However, Digital Position Sensing eliminates any dead space around the edge of the detector head, thus making the useful field of view on the DIGIRAD camera almost equal to the entire area of the detector surface.



ENHANCED OPERABILITY AND RELIABILITY--In addition to a smaller size gamma camera, our solid-state technology enables a more convenient to operate, power efficient and more reliable gamma camera. Conventional Anger style gamma cameras must be powered continuously in order to temperature stabilize their vacuum photomultiplier tubes, which complicates significantly the design and construction of portable Anger style cameras. Since Anger cameras draw electrical power 24 hours per day, they dissipate heat that must be removed by a heating and ventilation system. The DIGIRAD camera does not need to be powered continuously and is ready to image minutes after turn on. These qualities enable a DIGIRAD unit to be mobile and also saves on electrical power; less power is required to operate the camera and cool the room in which it is operated. Solid-state detectors are more mechanically rugged than photomultiplier tubes. The shock of crossing a curb cut or a door threshold will not change the
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photomultiplier tube. Our solid-state detectors also can tolerate more rapid changes in temperature than can an Anger style camera, another important capability for a portable camera that is moved in and out of buildings and vehicles.


INTELLECTUAL PROPERTY

We have developed a broad intellectual property portfolio that includes overall product, component level and process patents. Currently, we have 15 patents issued and have eight additional patents pending in the United States. We also have one patent licensed from a third party for exclusive use in nuclear imaging. The Japanese and European equivalents for several of these United States patents are pending, with one Japanese and one Korean patent issued. In addition to our broad solid-state detector and photodiode technology patents, we hold specific patents for an alternative solid-state method using Cadmium Zinc Telluride, or CZT, that we previously pursued for use in gamma cameras. While each of our patents apply to nuclear medicine, many also apply to the construction of area detectors for other types of medical imagers and imaging methods. A summary of our intellectual property portfolio is as follows:

-   Fifteen United States patents issued;

-   One Japanese patent issued;

-   One Korean patent issued;

- Eight utility applications that are pending with the United States Patent and Trademark Office, with office actions having been received on two; and

-   One provisional application is in progress.

We believe it would be difficult to develop an economically viable competitive solid-state, digital gamma camera without infringing our patents.

COMPETITION


CAMERA SALES--The major manufacturers of nuclear medicine cameras, all of whose cameras are based on the conventional vacuum tube technology, include Philips Medical Systems through its subsidiary ADAC Laboratories, General Electric Medical Systems, Siemens Medical Systems, Marconi Medical Systems (pending acquisition by Phillips Medical Systems) and Toshiba Medical Systems. All of these competitors offer a full line of imaging cameras for each diagnostic imaging technology, including x-ray, magnetic resonance imaging, computed tomography, ultrasound and nuclear medicine. The possibility exists that one or more of these companies could decide to develop its own solid-state, digital gamma camera. However, we believe it would be difficult to develop an economically viable competitive camera without infringing our patents.


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IMAGING SERVICES--Competition in the mobile nuclear imaging services business is limited. Competitors tend to be small, undercapitalized businesses employing conventional vacuum tube cameras that must be transported in large trucks and cannot be moved in and out of physician offices. We expect to have a distinct competitive advantage by controlling the enabling technology that provides the convenience, quality and high level of service physicians will expect. As a result, we believe that our imaging services business will have a proprietary technological position. Additionally, we do not expect competition in the mobile imaging service business from traditional nuclear imaging manufacturers because their focus is on camera sales to hospitals.


GOVERNMENT REGULATION


Our business is subject to extensive federal and state government regulation. Some of these laws have not been fully interpreted by the regulatory authorities or the courts, and their provisions are open to a variety of interpretations. In addition, these laws and their interpretations are subject to change.


FRAUD AND ABUSE LAWS

The healthcare industry is subject to extensive federal, state and local regulation relating to licensure, conduct of operations, ownership of facilities, addition of facilities and services and payment for services.


In particular, the federal Anti-Kickback Law prohibits persons from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in exchange for or to induce either the referral of an individual, or furnishing or arranging for a good or service, for which payment may be made under a federal healthcare program such as the Medicare and Medicaid programs. The definition of "remuneration" has been broadly interpreted to include gifts, discounts, the furnishing of supplies or equipment, credit arrangements, payments of cash and waivers of payments. The statute itself has been broadly interpreted to mean that if any ONE purpose of an arrangement involving remuneration is to induce referrals of federal healthcare covered business, the statute has been violated. The penalties for violating the Anti-Kickback Law can be severe. These sanctions include criminal penalties and civil sanctions, including fines, imprisonment and possible exclusion from Medicare, Medicaid and other federal healthcare Programs.


The Anti-Kickback Law is broad, and it prohibits many arrangements and practices that are lawful in businesses outside of the healthcare industry. Recognizing that the Anti-Kickback law is broad and may technically prohibit many innocuous or beneficial arrangements within the healthcare industry, the United States Department of Health and Human Services has issued a series of regulations, known as the "safe harbors," beginning in July of 1991. These regulations set forth certain safe harbors which, if all applicable requirements are met, will assure healthcare providers and other parties that they will not be prosecuted under the Anti-Kickback Law. Additional provisions providing similar protections have been published intermittently since 1991. Although full compliance with all applicable safe harbors ensures against prosecution under the Anti-Kickback Law, the failure of a transaction or arrangement to fit within one or more safe harbors does not necessarily mean that the transaction or arrangement is illegal or that prosecution under the Anti-Kickback Law will be pursued. However, conduct and business arrangements that do not fully satisfy each applicable safe harbor may result in increased scrutiny by government enforcement authorities such as the Office of the Inspector General of the United States Department of Health and Human Services, or OIG. To provide specific guidance on the application of the Anti-Kickback Law, Congress required the OIG to implement an advisory opinion process. In an advisory opinion, the OIG may determine that it will not sanction the advisory opinion's requestor even if the arrangement or practice in question technically violates the

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Anti-Kickback Law. Although these advisory opinions are binding on the OIG and the parties requesting the opinions, no third-party may legally rely on them.


Many states have adopted laws similar to the Anti-Kickback Law. Some of these state prohibitions apply to referral of patients for healthcare services reimbursed by any source, not only the Medicare and Medicaid programs. Some of these state prohibitions may be more restrictive than the Anti-Kickback Law in material respects, and the federal safe harbors may not apply.


Our nuclear imaging services model includes providing services and supplies to physicians, for which the physicians pay us, for the use in treating their privately insured patients. These physicians also refer Medicare patients to us, for which we bill the Medicare program directly. This type of arrangement, if not properly structured, may violate the Anti-Kickback Law and also raises issues under another Medicare statute, 42 U.S.C. Section 1320a-7(b)(6). That statute prohibits providers from charging Medicare substantially in excess of the provider's usual and customary charges unless the Secretary of Health and Human Services finds good cause. We have attempted to structure such arrangements and our other services to comply with the Anti-Kickback Law and similar state laws, as well as with 42 U.S.C. Section 1320a-7(b)(6). However, there can be no assurances to this effect. We have attempted to structure our business arrangements for the provision of single photon emission imaging and other services comply with the Anti-Kickback Law and similar state laws, but there can be no assurances to this effect.

In addition, the Ethics in Patient Referral Act of 1989, commonly referred to as the federal physician self-referral prohibition or Stark Law, prohibits physician referrals of Medicare patients to an entity for certain designated healthcare services if the physician or an immediate family member has an ownership interest in, or compensation arrangement with, the entity and no statutory or regulatory exception applies. It also prohibits an entity receiving a prohibited referral from billing and collecting for services rendered pursuant to such referral. Initially, the Stark Law applied only to clinical laboratory services and regulations applicable to clinical laboratory services were issued in 1995. Earlier that same year, the Stark Law's self-referral prohibition expanded to additional goods and services, including radiology services, magnetic resonance imaging, computerized axial tomograph scans, and ultrasound services. In 1998, the Healthcare Financing Administration, now known as the Centers for Medicare and Medicaid Services, or CMS, published proposed rules for the remaining designated healthcare services, that would have included nuclear imaging within the meaning of "radiology services." However, in January of 2001, CMS published a final rule which it characterized as the first phase of what will be a two-phase final rule, which reversed this position and indicated that nuclear medicine would not be a service covered under the Stark Law. CMS has also indicated that other supplies provided by us do not constitute designated healthcare services. However, it is possible that CMS will again reverse its interpretation in the future to include nuclear imaging as a Stark covered service, or that such supplies could be interpreted in the future to constitute designated healthcare services under the Stark Law.


A person who engages in a scheme to circumvent the Stark Law's prohibitions may be fined up to $100,000 for each such arrangement or scheme. In addition, anyone who presents or causes to be presented a claim to the Medicare program in violation of Stark is subject to monetary penalties of up to $15,000 per service, an assessment of several times the amount claimed, and possible exclusion from participation in federal healthcare programs. Claims submitted in violation of Stark may also be subject to liability under the federal False Claims Act and its whistleblower provisions (as discussed below).



Several states in which we operate have enacted or are considering legislation that prohibits physician self-referral arrangements and/or requires physicians to disclose any financial interest they may have


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with a healthcare provider to their patients when referring patients to that provider. Possible sanctions for violating state physician self-referral laws vary, but may include loss of license and civil and criminal sanctions. State laws vary from jurisdiction to jurisdiction and, at least in certain states, are more restrictive than the federal Stark Law in a number of material respects. In certain states, these restrictions may add considerable expense to or limit altogether the types of business models we may successfully utilize. Some states have indicated they will interpret their own self-referral statutes the same way that the Centers for Medicare & Medicaid Services interpret the Stark Law, but it is possible the states will interpret their own laws differently in the future. We have attempted to structure our operations to comply with these federal and state physician self-referral prohibition laws, but there can be no assurances to this effect.


The Health Insurance Portability and Accountability Act of 1996 created two new federal crimes: healthcare fraud and false statements relating to healthcare matters. The healthcare fraud statute prohibits knowingly and willfully executing a scheme to defraud any healthcare benefit program, including private payors. A violation of this statute is a felony and may result in fines, imprisonment or exclusion from government sponsored programs. The false statements statute prohibits knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services. A violation of this statute is a felony and may result in fines or imprisonment. The Health Insurance Portability and Accountability Act of 1996 also will require us to follow federal privacy, security and transaction standards for the transmission, storage and use of individually identifiable health information, which may add significant costs and potential burden to our operations. A violation of these privacy standards may result in criminal and civil penalties.

Both federal and state government agencies are continuing heightened and coordinated civil and criminal enforcement efforts. As part of announced enforcement agency work plans, the federal government will continue to scrutinize, among other things, the billing practices of hospitals and other providers of healthcare services. The federal government also has increased funding to fight healthcare fraud, and it is coordinating its enforcement efforts among various agencies, such as the United States Department of Justice, the OIG, and state Medicaid fraud control units. We believe that the healthcare industry will continue to be subject to increasing government scrutiny and investigations.

FEDERAL FALSE CLAIMS ACT

Another trend affecting the healthcare industry is the increased use of the federal False Claims Act and, in particular, actions under the False Claims Act's "whistleblower" provisions. Those provisions allow a private individual to bring actions on behalf of the government alleging that the defendant has defrauded the federal government. After the individual has initiated the lawsuit, the government must decide whether to intervene in the lawsuit and to become the primary prosecutor. If the government declines to join the lawsuit, then the individual may choose to pursue the case alone, in which case the individual's counsel will have primary control over the prosecution, although the government must be kept apprised of the progress of the lawsuit. Whether or not the federal government intervenes in the case, it will receive the majority of any recovery. If the litigation is successful, the individual is entitled to no less than 15%, but no more than 30%, of whatever amount the government recovers. The percentage of the individual's recovery varies, depending on whether the government intervened in the case and other factors.

Recently, the number of suits brought against healthcare providers by private individuals has increased dramatically, many of which are still under seal from the public. In addition, various states are considering or have enacted laws modeled after the federal False Claims Act. We are unable to predict whether we will be subject to future actions or the impact of any future actions.

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When a person is determined to have violated the federal False Claims Act, it must pay three times the actual damages sustained by the government, plus mandatory civil penalties of between $5,500 to $11,000 for each separate false claim. There are many potential bases for liability under the federal False Claims Act. Liability arises, primarily, when an entity knowingly submits, or causes another to submit, a false claim for reimbursement to the federal government. Although simple negligence should not give rise to liability, submitting a claim with reckless disregard or deliberate ignorance of its truth or falsity could result in substantial civil liability.

UNLAWFUL PRACTICE OF MEDICINE AND FEE SPLITTING

The marketing and operation of our diagnostic imaging systems are subject to state laws prohibiting the practice of medicine by non-physicians, or the employment or excessive control of the medical judgment of physicians by non-physicians (often referred to as the corporate practice of medicine). We have attempted to structure our operations so that they do not involve the practice of medicine, or violate corporate practice of medicine statutes. For example, all professional medical services relating to our operations, including the interpretation of scans and related diagnoses, are separately provided by licensed physicians not employed by us. Some states also have laws that prohibit any fee-splitting arrangement between a physician and a non-physician. We have also attempted to structure our operations so that they do not violate these state laws with respect to fee splitting. However, there can be no such assurance to that effect with respect to these two sets of laws.

CERTIFICATE OF NEED LAWS

Some states require a certificate of need, or similar regulatory approval, prior to the acquisition of high-cost capital items or services, including diagnostic imaging systems or provision of diagnostic imaging services by us or our clients. Certificate of need regulations may limit or preclude us or our clients from providing diagnostic imaging services or systems.

REIMBURSEMENT

We derive a substantial percentage of our revenues from government programs, such as Medicare, or direct billings to physicians. We derive a smaller percentage of our revenues from direct billings to other third-party payors. Services for which we submit direct billings for Medicare patients typically are reimbursed by Medicare on a fee schedule basis.


As a result of federal cost-containment legislation that has been in effect for many years, Medicare generally pays for inpatient services under a prospective payment system based upon a fixed amount for each Medicare patient discharge. Each discharge is classified into one of many diagnosis related groups. A pre-determined payment amount covers all inpatient operating costs, regardless of the services actually provided or the length of the patient's stay. Because Medicare reimburses most hospitals for all services rendered to a Medicare inpatient on the basis of a pre-determined amount based on the diagnosis related groups, most hospitals, and all free-standing facilities, cannot be separately reimbursed by Medicare for a single photon emission imaging scan or other procedure performed on hospital inpatients. Many state Medicaid programs have adopted comparable payment policies.



On August 1, 2000, the Centers for Medicare and Medicaid Services implemented a Medicare outpatient prospective payment system under which services and items furnished in hospital outpatient departments are reimbursed using a pre-determined amount for each ambulatory payment classification. Each ambulatory payment classification is based on the specific procedures performed and items furnished during a patient visit. Certain items and services are paid on a fee schedule, and hospitals are reimbursed additional amounts for certain drugs, biologics and new technologies. We


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cannot predict what impact the new Medicare outpatient reimbursement system will have on the demand for our cameras and services from hospitals.



MEDICARE BILLING AND ENROLLMENT



We can bill Medicare directly for services only to the extent we are enrolled as an independent diagnostic testing facility. Medicare has delegated the function of enrollment to contractors known as the Medicare carriers, each of whose jurisdiction varies, as some carriers govern several states, some just one state and some just a portion of a state. Although federal regulations and program memoranda from the Centers for Medicare and Medicaid Services set forth uniform rules governing independent diagnostic testing facility billing and enrollment, each carrier is free to interpret these rules to a certain extent. For example, an independent diagnostic testing facility is required to have one or more supervising physicians, each of whom meets certain proficiency requirements; these precise proficiency requirements vary from carrier to carrier. The nature of a particular carrier's proficiency and other requirements may add considerable expense to or limit the types of business models we may be able to utilize successfully in the carrier's jurisdiction.


Part of our business involves the leasing of equipment and personnel to physicians, who then bill Medicare and other third party payors directly for nuclear imaging services. Medicare rules permit physicians to bill for certain diagnostic tests performed using leased equipment and personnel, and to receive payment based on the applicable Medicare fee schedule, if certain conditions are satisfied. We have attempted to structure our equipment and personnel leases so that physicians are able to bill in this manner if they comply with the terms of the leases, but there can be no assurance to that effect. If any of our leasing physicians are deemed not to meet these conditions, payment to the affected physicians could be denied or recouped. If the failure to comply is deemed to be "knowing" and/or "willful," as defined in federal statutes, the government could seek to impose fines or penalties. This may require us to restructure our agreements with these physicians and/or respond to any resultant claims by physicians or the government.

NON-GOVERNMENTAL THIRD PARTY PAYOR LIMITATIONS

Non-governmental third party payors, such as commercial health maintenance organizations, or HMOs, preferred provider organizations, or PPOs, and other insurers, may impose varying requirements and limitations on our ability to receive payment directly for services we provide. For instance, some payors will not reimburse us separately for the nuclear imaging tests we perform, and instead require that reimbursement be paid only on a "global" basis to the physician who provides the professional interpretation of the nuclear imaging test. Such payor requirements and limitations restrict the types of business models we can successfully utilize for patients covered by these payors.

PHARMACEUTICAL LAWS

Our services involve radiopharmaceuticals and other substances regulated as drugs by state and federal agencies, including the federal Food and Drug Administration and state pharmacy boards. These agencies administer laws governing the manufacturing, distribution, use, administration and prescribing of drugs. These laws include the federal Food, Drug and Cosmetic Act, state food and drug laws and state pharmacy acts. Some of our activities may be deemed to require additional permits or licensure under laws which impose substantial restrictions on who can qualify for such permits or licensure. If any of these agencies deemed our activities to require additional permits or licensure, we would be required to either obtain such permits or licensure, if possible, or modify the types of business models we can utilize in the affected jurisdiction(s).

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ENVIRONMENTAL, HEALTH AND SAFETY LAWS

Our imaging services involve the controlled storage, use and disposal of material containing radioactive isotopes. While this material has a short half-life, meaning it quickly breaks down into inert, or non-radioactive substances, using such materials presents the risk of accidental environmental contamination and physical injury. We are subject to federal, state and local regulations governing the use, storage, handling and disposal of materials and waste products. Although we believe that our safety procedures for handling and disposing of these hazardous materials comply with the standards prescribed by law and regulation, we cannot completely eliminate the risk of accidental contamination or injury from those hazardous materials. In the event of an accident, we could be held liable for any damages that result, and any liability could exceed the limits or fall outside the coverage of our insurance. We may not be able to maintain insurance on acceptable terms, or at all. We could incur significant costs and the diversion of our management's attention in order to comply with current or future environmental laws and regulations. We have not had material expenses related to environmental, health and safety laws or regulations to date and we have no inspection for which a plan of correction has not been accepted.

U.S. FOOD AND DRUG ADMINISTRATION, OR FDA, AND STATE OR FOREIGN APPROVALS

The manufacture and sale of medical devices intended for commercial distribution are subject to extensive governmental regulation in the United States. Medical devices are regulated in the United States primarily by the FDA and also by certain similar state agencies, such as the California Food and Drug Branch. The FDA requires that medical devices be manufactured in registered establishments. California's Food and Drug Branch requires medical device manufacturers to obtain a Medical Device Manufacturing License.

As part of the regulatory framework, medical devices require pre-market clearance (demonstrating substantial equivalence to a legally marketed device) or pre-market approval (indicating the device is safe and effective for intended use) prior to commercial distribution. In addition, certain material changes or modifications to, and changes in intended use of, medical devices also are subject to FDA review and clearance or approval. The FDA regulates the research, testing, manufacture, safety, effectiveness, labeling, storage, record keeping, promotion and distribution of medical devices in the United States and the export of unapproved medical devices from the United States to other countries. Noncompliance with applicable requirements can result in failure of the government to grant pre-market clearance or approval for devices, withdrawal or suspension of approval, total or partial suspension of production, fines, injunctions, civil penalties, refunds, recall or seizure of products and criminal prosecution. The State of California imposes similar state requirements and may impose similar sanctions on us.

One way a new device can be introduced into the market in the United States is for the manufacturer or distributor to obtain FDA clearance by a 510(k) notification that such device is substantially equivalent to a prior approved device. The FDA requires a rigorous demonstration of substantial equivalence. A medical device manufacturer must obtain a new 510(k) each time it makes a change or modification to a legally marketed device that could significantly affect the safety or effectiveness of the device, or where there is a major change or modification in the intended use of the device or a new indication for use of the device. When any change or modification is made to a device or its intended use, the manufacturer is expected to make the initial determination as to whether the change or modification is of a kind that would necessitate the filing of a new 510(k). We have received 510(k) clearance to market our 2020TC Imager camera and SPECTour chair, and may require similar FDA clearances for additional products or improvements to our current products.

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Any products manufactured or distributed by us are subject to continuing regulation by the FDA and the State of California, which includes record keeping requirements, reporting of adverse experience with the use of the device, Good Manufacturing Practices requirements and post-market surveillance. It may also include post-market registry and other actions deemed necessary by the FDA.

Sales of medical device products outside the United States are subject to foreign regulatory requirements that vary from country to country. The time required to obtain approvals required by foreign countries may be longer or shorter than that required for FDA clearance, and requirements for licensing may differ from FDA requirements.

We will spend considerable time and effort to comply with the FDA, state, and foreign regulatory requirements described above. Any failure to obtain and maintain compliance with such requirements could have a material adverse effect on our business and subject us to sanction.

FACILITIES

As of June 30, 2001, we lease in aggregate approximately 48,000 square feet in San Diego, California. These facilities serve as our executive headquarters and as the base for our marketing and product support operations, research and development and manufacturing activities. These leased facilities also include approximately 7,000 square feet of clean room space.

In addition, Digirad Imaging Solutions, our wholly-owned subsidiary, leases office space in eight locations in Indiana, Maryland, New Jersey, North Carolina, Ohio, Pennsylvania and Florida which together represent approximately 18,000 combined square feet of office space These leased facilities serve as a base for the marketing and imaging services operations of Digirad Imaging Solutions.

EMPLOYEES

As of June 30, 2001, we had 257 employees, including 18 in our research and development department, 43 in our sales and marketing department, 105 in our manufacturing department, 25 in general and administrative functions and 66 in mobile imaging services operations. We believe that our relations with our employees are good.

LEGAL PROCEEDINGS

In July 2001, we were served with notice that a complaint had been filed by Medical Management Concepts, Inc. in the United States District Court for the Eastern District of Pennsylvania. The complaint alleges, among other things, breach of the terms of a Services Agreement and an Employee Lease Agreement, each dated September 2000 and entered into by and between our wholly owned subsidiary, Digirad Imaging Systems, Inc., and Medical Management Concepts as part of our acquisition of some of the customer contracts and select assets relating to the mobile nuclear imaging services of Nuclear Imaging
Systems, Inc. and Cardiovascular Concepts, P.C. This complaint seeks recovery of damages for approximately $81,000 plus 12.5% of the adjusted estimated net revenue generated from gross sums billed to our mobile nuclear imaging customers from May 1, 2001 to October 31, 2003. We intend to vigorously defend against this complaint.

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Management

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES

The following table sets forth certain information regarding our executive officers, key employees and directors as of August 23, 2001:

NAME                                                         AGE            POSITION(S)
-----------------------------------------------------------------------------------------------------------------------
EXECUTIVE OFFICERS AND KEY EMPLOYEES:
R. Scott Huennekens................................  37                     President, Chief Executive Officer and
                                                                            Director
Gary J.G. Atkinson.................................  49                     Vice President of Finance and Chief
                                                                            Financial Officer
Richard L. Conwell.................................  50                     Vice President of Marketing
Robert E. Johnson..................................  44                     Vice President of Sales and Service
John F. Sheridan...................................  46                     Vice President of Operations
David M. Sheehan...................................  38                     President, Digirad Imaging Solutions, Inc.

DIRECTORS:
Timothy J. Wollaeger(1)............................  57                     Chairman of the Board of Directors
R. King Nelson(2)..................................  44                     Director
Brad Nutter........................................  49                     Director
Kenneth E. Olson(1)(2).............................  64                     Director
Douglas Reed, M.D.(2)..............................  47                     Director

---------

(1) Members of Compensation Committee

(2) Members of Audit Committee

R. SCOTT HUENNEKENS has been our President and a member of our board of directors since May 1999 and our Chief Executive Officer since June 1999. Prior to being appointed as our President and Chief Executive Officer, from March 1997 to April 1999, Mr. Huennekens served as our Chief Financial Officer and Vice President of Sales and Marketing. Prior to joining us, from July 1993 to March 1997, Mr. Huennekens held various positions at Baxter Healthcare Corporation, a medical products and services company, including Vice President of Sales & Marketing for the Novacor division and its sales of left ventricular assist devices, and Business Unit Manager/Director of Marketing for the Bentley division and its sales of cardiopulmonary products. Mr. Huennekens is a Certified Public Accountant and received a B.S. in business administration from the University of Southern California and an M.B.A. from the Harvard Business School.

GARY J.G. ATKINSON has been our Vice President of Finance and Chief Financial Officer since May 2001. Prior to joining us, from April 2000 to February 2001, Mr. Atkinson served as Chief Financial Officer at Situs Corporation, a company which develops drugs and drug delivery devices for intravesical applications. Prior to that, from November 1992 to April 2000, Mr. Atkinson served as Vice President of Finance at Isis Pharmaceuticals, a publicly held pharmaceutical research and development company. Mr. Atkinson is a Certified Public Accountant and received a B.S. from Brigham Young University.

RICHARD L. CONWELL has been our Vice President of Marketing since January 2001. From January 1998 to January 2001, Mr. Conwell served as our Vice President of Research and Development. From June 1995 to January 1998, Mr. Conwell served as our Vice President of Operations. Prior to joining us, Mr. Conwell served as Vice President of Thermo Gamma-Metrics, a company which develops and markets on-line, high-speed process-optimization systems for raw-materials analysis, where he was

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responsible for the company's bulk material analyzer business. Mr. Conwell received a B.S. in physics and computer science from Ball State University.

ROBERT E. JOHNSON has been our Vice President of Sales and Service since
April 1999. Prior to joining us, from February 1993 to March 1999, Mr. Johnson served as Region Vice President and Vice President of United States Sales for ADAC Laboratories, a provider of nuclear medicine and radiation therapy planning systems. Prior to that, Mr. Johnson held various sales management and sales positions with Siemens Medical Systems, a company that develops and manufactures medical equipment. Mr. Johnson received a B.A. in marketing from the University of South Florida.

JOHN F. SHERIDAN has been our Vice President of Operations since March 1998 and leads the development and manufacturing efforts for our scintillator/photodiode detector system. Prior to joining us, from October 1983 to March 1998, Mr. Sheridan held various positions, including Director of Operations, at Analog Devices, Inc., a semiconductor company that develops, manufacturers and markets high performance integrated circuits used in signal-processing applications.
Mr. Sheridan received a B.S. in chemistry from the University of West Florida and an M.B.A. from Boston University.

DAVID M. SHEEHAN has been the President of Digirad Imaging Solutions, Inc., our wholly owned subsidiary, since September 2000. Prior to joining us, from May 1999 to September 2000, Mr. Sheehan served as the President and Chief Executive Officer of Rapidcare.com, an e-health company that connects physicians with families and children who suffer from chronic disease. Prior to that, from May 1997 to May 1999, Mr. Sheehan served as Vice President of Sales & Marketing for a division of Baxter Healthcare Corporation which provided cardiopulmonary services to hospitals. Prior to that, from July 1991 to May 1997, Mr. Sheehan worked at Haemonetics Corporation, a supplier of blood processing services and equipment, in various sales, marketing, and business development positions.
Mr. Sheehan received a B.S. in mechanical engineering from Worcester Polytechnic Institute and an M.B.A. from the Tuck School of Business at Dartmouth College.


TIMOTHY J. WOLLAEGER has been a member of our board of directors since
June 1994, and our Chairman since January 1996. In addition, Mr. Wollaeger served as our Chief Executive Officer in May 1999. Mr. Wollaeger is the general partner of Kingsbury Associates, L. P., a venture capital firm he founded in December 1993 which focuses on investments in the healthcare industry. From
May 1990 until December 1993, Mr. Wollaeger served as Senior Vice President and a director of Columbia Hospital Corporation, a hospital management company now known as HCA Healthcare Corporation. From October 1986 until July 1993,
Mr. Wollaeger was a general partner of Biovest Partners, a seed venture capital firm. Mr. Wollaeger is chairman of the board of directors of Biosite Incorporated. Mr. Wollaeger received a B.A. in economics from Yale University and an M.B.A. from Stanford University.


R. KING NELSON has been a member of our board of directors since May 2000. Since May 1999, Mr. Nelson has served as the Chief Executive Officer of VenPro Corporation, a medical device company which develops bioprosthetic implants for venous vascular and cardiovascular medicine. Prior to that, from January 1996 to December 1998, Mr. Nelson served as President of the perfusion service business of Baxter Healthcare Corporation. Prior to that, from January 1980 to
December 1995, Mr. Nelson held various positions at Baxter Healthcare Corporation. Mr. Nelson received a B.S. from Texas Tech University and an M.B.A. in international business from the University of Miami.

BRAD NUTTER has been a member of our board of directors since August 2001. From February 2000 to October 2000, Mr. Nutter served as Executive Vice President of Gambro AB, an international medical technology and healthcare company, and President and Chief Executive Officer of Gambro Healthcare, a division of Gambro AB which provides dialysis services to out-patient centers. Prior to that, from

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June 1997 to January 2000, Mr. Nutter served as Executive Vice President and
Chief Operating Officer of Syncor International Corporation, an international provider of radiopharmaceuticals and medical imaging services. From May 1996 to June 1997, Mr. Nutter served as a partner at The Align Group, a privately-held international healthcare marketing organization, which Mr. Nutter founded. Prior to that, from January 1995 to April 1996, Mr. Nutter held various positions, including Senior Vice President of Corporate Marketing, at Sunrise
Medial, Inc., an international healthcare manufacturer of homecare and institutional products. Mr. Nutter received a B.A. in business administration from Texas Christian University.

KENNETH E. OLSON has been a member of our board of directors since March 1996. From December 1990 to February 1996 and from March 1997 to June 1998, Mr. Olson served as Chief Executive Officer at Proxima Corporation, a supplier of display projection systems for professional desktop computers. Mr. Olson also serves on the board of directors for Avanir Pharmaceuticals and WD-40 Company. Mr. Olson received a B.S. in electrical engineering from the University of California at Los Angeles and an M.B.A. from Pepperdine University.

DOUGLAS REED, M.D. has been a member of our board of directors since
September 2000. He is a managing director of Vector Fund Management, a venture capital firm which focuses on investments in the life sciences and healthcare industry. Prior to that, from October 1998 to July 2000, Dr. Reed served as Vice President of Business Development for GelTex Pharmaceuticals, Inc., a company that develops and markets non-absorbed polymer drugs. From April 1996 to September 1998, Dr. Reed served as Vice President of Business Development at NPS Pharmaceuticals, Inc., a company which develops small molecule drugs and recombinant peptides. From June 1988 to April 1996, Dr. Reed served as Vice President at S.R. One, Limited, a venture capital fund focused on investments in biopharmaceuticals and the life sciences. Dr. Reed received a B.A. in biology and an M.D., each from the University of Missouri--Kansas City, and an M.B.A. from the Wharton School at the University of Pennsylvania. Dr. Reed is board certified as a neuro-radiologist and has held faculty positions at the University of Washington and Yale University in the department of radiology.

COMPOSITION OF OUR BOARD OF DIRECTORS

We currently have six directors. Upon completion of this offering, our amended and restated certificate of incorporation will provide for a classified board of directors consisting of three classes of directors, each serving a staggered three-year term. As a result, a portion of our board of directors will be elected each year. To implement the classified structure, two of the nominees to the board of directors will be elected to a one-year term, two will be elected to a two-year term and two will be elected to a three-year term. After the offering, directors will be elected for three-year terms. Dr. Reed and Mr. Nutter will be designated Class I Directors, whose terms expire at the 2002 annual meeting of stockholders. Messrs. Olson and Wollaeger will be designated Class II Directors, whose terms expire at the 2003 annual meeting of stockholders. Messrs. Huennekens and Nelson will be designated the Class III Directors, whose terms expire at the 2004 annual meeting of the stockholders. This classification of the board of directors may delay or prevent a change in control of our company or in our management. See "Description of capital stock--Possible Anti-Takeover Matters."

BOARD COMMITTEES

- AUDIT COMMITTEE--The audit committee of the board of directors reviews, acts on and reports to the board of directors with respect to various auditing and accounting matters, including the recommendation of our auditors, the scope of the annual audits, fees to be paid to the auditors, the performance of our independent auditors and our accounting practices. As of the closing of this offering, the members of the audit committee will be Messrs. Nelson and Olson and Dr. Reed.

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-   COMPENSATION COMMITTEE--The compensation committee of the board of directors recommends, reviews and oversees the salaries, benefits and stock option plans for our executive officers, employees, consultants, directors and other individuals compensated by us. The compensation committee also administers our compensation plans. As of the closing of this offering, the members of the compensation committee will be Messrs. Olson and Wollaeger.

DIRECTOR COMPENSATION

All directors are reimbursed for the reasonable expenses of attending the meetings of the board of directors or committees. We will also be granting options to our outside directors as compensation, as described below under the heading "Benefit plans--Automatic Option Grant Program."

From time to time during the fiscal year ended December 31, 2000, some of our directors were granted options to purchase shares of our common stock under our 1998 Stock Option/Stock Issuance Plan. For information concerning these grants, please see the description under the heading "Certain relationships and related transactions--Option Agreements with Directors."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Our compensation committee consists of Messrs. Olson and Wollaeger. Neither member of the compensation committee is currently an officer or employee of ours. Mr. Wollaeger served as our Chief Executive Officer for the month of May 1999. Prior to the formation of the compensation committee, the board of directors as a whole made decisions relating to compensation of our executive officers. Upon completion of this offering, the compensation committee will make all compensation decisions regarding our executive officers.

EXECUTIVE COMPENSATION

The following table sets forth the compensation received during the fiscal year ended December 31, 2000 by our Chief Executive Officer, the three other most highly compensated executive officers who were serving at the end of the fiscal year ended December 31, 2000 whose annual salaries and bonuses exceeded $100,000 and to David M. Sheehan, the President of Digirad Imaging Solutions. We refer to these officers as our named executive officers in other parts of this prospectus.

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EXECUTIVE COMPENSATION TABLE
--------------------------------------------------------------------------------

                                                                                                LONG-TERM
                                                                                               COMPENSATION
                                                                                                  AWARDS
                                                                                              --------------
                                                                                                NUMBER OF
                                                                  ANNUAL COMPENSATION           SECURITIES
                                                            -------------------------------     UNDERLYING
NAME AND PRINCIPAL POSITION(S)                               SALARY      BONUS      OTHER        OPTIONS
------------------------------------------------------------------------------------------------------------
R. Scott Huennekens ......................................  $213,462    $70,000         --       575,000
  President and Chief Executive Officer
Robert E. Johnson ........................................  $155,423         --    $85,000(1)    200,000
  Vice President of Sales and Service
John F. Sheridan .........................................  $171,904    $35,000    $19,800(2)    150,000
  Vice President of Operations
Richard L. Conwell .......................................  $152,557    $15,000         --        50,000
  Vice President of Marketing
David M. Sheehan(3) ......................................  $ 47,308    $ 9,500         --       400,000
  President, Digirad Imaging Solutions

----------

(1) Consists of commissions paid to Mr. Johnson for the fiscal year ended December 31, 2000.

(2) Consists of $15,000 paid to Mr. Sheridan for relocation expenses and $4,800 in benefits received under our health and benefit plans.

(3) Mr. Sheehan commenced his employment as President of Digirad Imaging Solutions, Inc. in September 2000 with an annual base salary of $175,000.

OPTION GRANTS

The following table sets forth information concerning stock options granted to our named executive officers during the fiscal year ended December 31, 2000:

OPTION GRANTS IN LAST FISCAL YEAR
--------------------------------------------------------------------------------


                                                                                     POTENTIAL               POTENTIAL
                                         INDIVIDUAL GRANTS                      REALIZABLE VALUE AT     REALIZABLE VALUE AT
                       -----------------------------------------------------      ASSUMED ANNUAL          ASSUMED ANNUAL
                        NUMBER OF    PERCENTAGE OF                                RATES OF STOCK          RATES OF STOCK
                       SECURITIES    TOTAL OPTIONS    EXERCISE                  PRICE APPRECIATION      PRICE APPRECIATION
                       UNDERLYING      GRANTED TO       PRICE                   FOR OPTION TERM(1)      FOR OPTION TERM(2)
                         OPTIONS      EMPLOYEES IN       PER      EXPIRATION   ---------------------   ---------------------
NAME                     GRANTED      FISCAL YEAR       SHARE        DATE         5%          10%         5%          10%
----------------------------------------------------------------------------------------------------------------------------
R. Scott Huennekens..    575,000         22.3%          $0.35      03/09/10    $126,565    $320,741
Robert E. Johnson....    200,000          7.8%          $0.35      03/09/10    $ 44,023    $111,562
John F. Sheridan.....    150,000          5.8%          $0.35      03/09/10    $ 33,017    $ 83,671
Richard L. Conwell...     50,000          1.9%          $0.35      03/09/10    $ 11,006    $ 27,890
David M. Sheehan.....    400,000         15.5%          $0.50      12/29/10    $125,779    $318,748


----------


(1) Potential realizable value is based upon fair market value of our common stock on the grant date of the options as determined by our board of directors.



(2) Potential realizable value is based upon the initial public offering price
    of our common stock of $     .


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The figures above represent options to purchase shares of our common stock granted under our 1998 Stock Option/Stock Issuance Plan. We granted options to purchase an aggregate of 2,574,964 shares of our common stock in 2000. The options granted to our employees typically vest in a 25% increment on the first annual anniversary of the date of grant and thereafter vest on a daily basis over a three-year period. The options granted to the named executive officers listed in the table above began to vest on a daily basis over a four-year period beginning on each of their respective dates of grant. Options granted to the persons listed above expire 10 years from the dates of grant.

The potential realizable value at assumed annual rates of stock price appreciation for the option term represents hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The 5% and 10% assumed annual rates of compounded stock price appreciation are required by rules of the Securities and Exchange Commission and do not represent our estimate or projection of our future common stock prices. These amounts represent assumed rates of appreciation in the value of our common stock from the fair market value on the date of grant. Actual gains, if any, on stock option exercises are dependent on the future performance of our common stock and overall stock market conditions. The actual value realized may be greater or less than the potential realizable value set forth in the table.

We have never granted any stock appreciation rights.

OPTIONS EXERCISED AND YEAR-END VALUES

The following table sets forth information concerning the number and value of options exercised by each of the named executive officers as of December 31, 2000 and the number and value of unexercised options held by each of the named executive officers as of December 31, 2000. Options shown as exercisable in the table below are immediately exercisable; however, we have the right to purchase the shares of common stock underlying some of these options upon termination of the holder's employment with us. There was no public trading price for the common stock as of December 31, 2000. Accordingly, the value of unexercised in-the-money options at December 31, 2000 represents an amount equal to the difference between the assumed fair market value of $0.50 of the common stock as determined by our board of directors and the applicable exercise price per share, multiplied by the number of unexercised in-the-money options. An option is in-the-money if the fair market value of the underlying shares exceeds the exercise price of the options.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES
--------------------------------------------------------------------------------

                                                       NUMBER OF SECURITIES
                                                      UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                            OPTIONS AT              IN-THE-MONEY OPTIONS AT
                         SHARES                         DECEMBER 31, 2000            DECEMBER 31, 2000(2)
                       ACQUIRED ON      VALUE      ----------------------------   ---------------------------
NAME                    EXERCISE     REALIZED(1)   EXERCISABLE   UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
-------------------------------------------------------------------------------------------------------------
R. Scott
  Huennekens.........    28,572        $4,286       1,221,428          --          $216,214           --
Robert E. Johnson....    28,572        $4,286         421,428          --          $ 63,214           --
John F. Sheridan.....    28,572        $4,286         496,428          --          $ 94,464           --
Richard L. Conwell...    28,572        $4,286         346,428          --          $ 76,964           --
David M. Sheehan.....        --            --         400,000          --                --           --


                          VALUE OF UNEXERCISED
                         IN-THE-MONEY OPTIONS AT
                          DECEMBER 31, 2000(3)
                       ---------------------------
NAME                   EXERCISABLE   UNEXERCISABLE
---------------------  ---------------------------
R. Scott
  Huennekens.........                      --
Robert E. Johnson....                      --
John F. Sheridan.....                      --
Richard L. Conwell...                      --
David M. Sheehan.....                      --


------------

(1) Amount based on the difference between the fair market value of our common stock on the date of exercise as determined by our board of directors, and the exercise price of the option.

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(2) Amount based on the difference between the fair market value of our common stock on December 31, 2000 of $0.50, as determined by our board of directors, and the exercise price of the option.


(3) Amount based on the difference between the initial public offering price of our common stock and the exercise price of the option.


BENEFIT PLANS

2001 STOCK INCENTIVE PLAN

INTRODUCTION--Our 2001 Stock Incentive Plan is intended to serve as the successor equity incentive program to our 1995 Stock Option Plan, 1997 Stock Option/Stock Issuance Plan and 1998 Stock Option/Stock Issuance Plan, which we collectively refer to as our predecessor plans. Our 2001 incentive plan is to be adopted by our board of directors, and we intend to seek the approval of our stockholders, prior to the closing of this offering. Our 2001 incentive plan will become effective on the date the underwriting agreement for this offering is signed. At that time, all outstanding options under the predecessor plans will be transferred to our 2001 incentive plan, and no further option grants will be made under those predecessor plans. The transferred options will continue to be governed by their existing terms, unless our compensation committee elects to extend one or more features of our 2001 incentive plan to those options. Except as otherwise noted below, the transferred options will have substantially the same terms as in effect for grants made under the discretionary option grant program of our 2001 incentive plan.

SHARE RESERVE--Twelve million shares of common stock have been authorized for issuance under our 2001 incentive plan. Such share reserve consists of the number of shares we estimate will be carried over from our predecessor plans, including the shares subject to outstanding options thereunder, plus an additional increase of approximately 3,500,000 shares. The number of shares of common stock reserved for issuance under our 2001 incentive plan will automatically increase on the first trading day in January each calendar year, beginning in calendar year 2002, by an amount equal to 2% of the total number of shares of common stock outstanding on the last trading day in December of the preceding calendar year.

EQUITY INCENTIVE PROGRAMS--Our 2001 incentive plan is divided into five separate components:

- the discretionary option grant program, under which eligible individuals in our employ or service may be granted options to purchase shares of common stock at an exercise price not less than 100% of the fair market value of those shares on the grant date;

- the stock issuance program, under which such individuals may be issued shares of common stock directly, through the purchase of such shares at a price not less than 100% of their fair market value at the time of issuance or as a bonus tied to the attainment of performance milestones or the completion of a specified period of service;

- the salary investment option grant program, under which our executive officers and other highly compensated employees may be given the opportunity to apply a portion of their base salary to the acquisition of special below-market stock option grants;

- the automatic option grant program, under which option grants will automatically be made at periodic intervals to our non-employee board members to purchase shares of common stock at an exercise price equal to 100% of the fair market value of those shares on the grant date; and

- the director fee option grant program, under which our non-employee board members may be given the opportunity to apply a portion of the annual retainer fee otherwise payable to them in cash each year to the acquisition of special below-market option grants.

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ELIGIBILITY--The individuals eligible to participate in our 2001 incentive plan include our officers and other employees, our non-employee board members and any consultants we hire.

ADMINISTRATION--The discretionary option grant program and the stock issuance program will be administered by the compensation committee. This committee will determine which eligible individuals are to receive option grants or stock issuances under those programs, the time or times when such option grants or stock issuances are to be made, the number of shares subject to each such grant or issuance, the status of any granted option as either an incentive stock option or a non-statutory stock option under the federal tax laws, the vesting schedule to be in effect for the option grant or stock issuance and the maximum term for which any granted option is to remain outstanding. The compensation committee will also have the exclusive authority to select the executive officers and other highly compensated employees who may participate in the salary investment option grant program in the event that program is activated for one or more calendar years.

PLAN FEATURES--Our 2001 incentive plan will include the following features:

- the exercise price for the shares of common stock subject to option grants made under our 2001 incentive plan may be paid in cash or in shares of common stock valued at fair market value on the exercise date. The option may also be exercised through a same-day sale program without any cash outlay by the optionee. In addition, the plan administrator may provide financial assistance to one or more optionees in the exercise of their outstanding options or the purchase of their unvested shares by allowing such individuals to deliver a full-recourse, interest-bearing promissory note in payment of the exercise price and any associated withholding taxes incurred in connection with such exercise or purchase;

- the compensation committee will have the authority to cancel outstanding options under the discretionary option grant program, including options transferred from the predecessor plans, in return for the grant of new options for the same or a different number of option shares with an exercise price per share based upon the fair market value of our common stock on the new grant date; and

- stock appreciation rights are authorized for issuance under the discretionary option grant program. Such rights will provide the holders with the election to surrender their outstanding options for an appreciation distribution from us equal to the fair market value of the vested shares of common stock subject to the surrendered option, less the aggregate exercise price payable for those shares. Such appreciation distribution may be made in cash or in shares of common stock. None of the outstanding options under our predecessor plans contain any stock appreciation rights.

The 2001 incentive plan will include the following change in control provisions which may result in the accelerated vesting of outstanding option grants and stock issuances:

- in the event that we are acquired by merger or asset sale, each outstanding option under the discretionary option grant program which is not to be assumed by the successor corporation will automatically accelerate in full, and all unvested shares under the discretionary option grant and stock issuance programs will immediately vest, except to the extent our repurchase rights with respect to those shares are to be assigned to the successor corporation;

- the compensation committee will have complete discretion to structure one or more options under the discretionary option grant program so those options will vest as to all the option shares in the event those options are assumed in the acquisition but the optionee's service with us or the acquiring entity is subsequently terminated. The vesting of outstanding shares under the stock issuance program may be accelerated upon similar terms and conditions;

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-   the compensation committee will also have the authority to grant options which will immediately vest in the event we are acquired, whether or not those options are assumed by the successor corporation;

- the compensation committee may grant options and structure repurchase rights so that the shares subject to those options or repurchase rights will immediately vest in connection with a successful tender offer for more than 50% of our outstanding voting stock or a change in the majority of our board through one or more contested elections for board membership. Such accelerated vesting may occur either at the time of such transaction or upon the subsequent termination of the individual's service; and

- the options currently outstanding under our predecessor plans will immediately vest in the event we are acquired by merger or sale of substantially all our assets, unless those options are assumed by the acquiring entity or our repurchase rights with respect to any unvested shares subject to those options are assigned to such entity. However, a number of those options may also contain a special acceleration provision pursuant to which the shares subject to those options will immediately vest upon an involuntary termination of the optionee's employment within 18 months following an acquisition in which the repurchase rights with respect to those shares are assigned to the acquiring entity.

SALARY INVESTMENT OPTION GRANT PROGRAM--In the event the compensation committee elects to activate the salary investment option grant program for one or more calendar years, each of our executive officers and other highly compensated employees selected for participation may elect, prior to the start of the calendar year, to reduce his or her base salary for that calendar year by a specified dollar amount not less than $10,000 nor more than $50,000. Each selected individual who files such a timely election will automatically be granted, on the first trading day in January of the calendar year for which his or her salary reduction is to be in effect, an option to purchase that number of shares of common stock determined by dividing the salary reduction amount by two-thirds of the fair market value per share of our common stock on the grant date. The option will be exercisable at a price per share equal to one-third of the fair market value of the option shares on the grant date. As a result, the option will be structured so that the fair market value of the option shares on the grant date less the exercise price payable for those shares will be equal to the amount by which the optionee's salary is reduced under the program. The option will become exercisable in a series of 12 equal monthly installments over the calendar year for which the salary reduction is to be in effect.

AUTOMATIC OPTION GRANT PROGRAM--Under the automatic option grant program, each individual who first becomes a non-employee board member at any time after the completion of this offering will automatically receive on the date such individual joins the board an option grant for a number of shares of common stock to be determined prior to the closing of this offering, provided such individual has not been in our prior employ. In addition, on the date of each annual stockholders meeting held after the completion of this offering, each non-employee board member who is to continue to serve as a non-employee board member, including each of our current non-employee board members, will automatically be granted an option to purchase a number of shares of common stock to be determined prior to the closing of this offering, provided such individual has served on our board for at least six months.

Each automatic grant will have an exercise price per share equal to the fair market value per share of our common stock on the grant date and will have a term of 10 years, subject to earlier termination following the optionee's cessation of board service. The option will be immediately exercisable for all of the option shares; however, we may repurchase, at the exercise price paid per share, any shares purchased under the option which are not vested at the time of the optionee's cessation of board

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MANAGEMENT
--------------------------------------------------------------------------------

service. The shares subject to each initial automatic option grant will vest in a series of 3 successive annual installments upon the optionee's completion of each year of board service over the 3-year period measured from the grant date. The shares subject to each annual automatic option grant will vest upon the optionee's completion of one year of board service measured from the grant date. However, the shares will immediately vest in full upon certain changes in control or ownership or upon the optionee's death or disability while a board member.

DIRECTOR FEE OPTION GRANT PROGRAM--Should the director fee option grant program be activated in the future, each non-employee board member will have the opportunity to apply all or a portion of any cash retainer fee for the year to the acquisition of a below-market option grant. The option grant will automatically be made on the first trading day in January in the year for which the retainer fee would otherwise be payable in cash. The option will have an exercise price per share equal to one-third of the fair market value of the option shares on the grant date, and the number of shares subject to the option will be determined by dividing the amount of the retainer fee applied to the program by two-thirds of the fair market value per share of our common stock on the grant date. As a result, the option will be structured so that the fair market value of the option shares on the grant date less the exercise price payable for those shares will be equal to the portion of the retainer fee applied to that option. The option will become exercisable in a series of 12 equal monthly installments over the calendar year for which the election is to be in effect. However, the option will become immediately exercisable for all the option shares upon the optionee's death or disability while serving as a board member.

Our 2001 incentive plan will also have the following features:

- outstanding options under the salary investment and director fee option grant programs will immediately vest if we are acquired by a merger or asset sale or if there is a successful tender offer for more than 50% of our outstanding voting stock or a change in the majority of our board through one or more contested elections;

- limited stock appreciation rights will automatically be included as part of each grant made under the salary investment option grant program and the automatic and director fee option grant programs, and these rights may also be granted to one or more officers as part of their option grants under the discretionary option grant program. Options with this feature may be surrendered to us upon the successful completion of a hostile tender offer for more than 50% of our outstanding voting stock. In return for the surrendered option, the optionee will be entitled to a cash distribution from us in an amount per surrendered option share based upon the highest price per share of our common stock paid in that tender offer; and

- the board may amend or modify the 2001 incentive plan at any time, subject to any required stockholder approval. The 2001 incentive plan will terminate no later than ten years after the completion of this offering.

EMPLOYMENT ARRANGEMENTS

None of our employees are employed for a specified term, and each employee's employment with us is subject to termination at any time by either party for any reason, with or without cause.

All of our current employees have entered into agreements with us which contain restrictions and covenants relating to the protection of our confidential information.

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MANAGEMENT
--------------------------------------------------------------------------------

LIMITATIONS ON DIRECTORS' LIABILITY AND INDEMNIFICATION

Our certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

-   any breach of their duty of loyalty to the corporation or its stockholders;

- acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

-   unlawful payments of dividends or unlawful stock repurchases or redemptions;
    and

- any transaction from which the director derived an improper personal benefit.

The limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission. Our certificate of incorporation and bylaws provide that we will indemnify our directors and officers and may indemnify our employees and other agents to the fullest extent permitted by law. We believe that indemnification under our bylaws covers at least negligence on the part of indemnified parties. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in their capacity as an officer, director, employee or other agent, regardless of whether the bylaws would permit indemnification.

We have entered into agreements to indemnify our directors and executive officers, in addition to the indemnification provided for in our bylaws. These agreements, among other things, provide for indemnification for judgments, fines, settlement amounts and expenses, including attorneys' fees incurred by the director, or executive officer in any action or proceeding, including any action by or in our right, arising out of the person's services as a director or executive officer, any of our subsidiaries or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

At present, there is no pending litigation or proceeding involving any of our directors, officers or employees in which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

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                                                                              67
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Certain relationships and related transactions

SALES OF SECURITIES

SERIES E PREFERRED STOCK FINANCING--From June 1998 to June 2000, we issued and sold 4,004,965 shares of Series E preferred stock to 17 accredited investors at a price of $3.036 per share. The shares of Series E preferred stock will automatically convert into 4,004,965 shares of common stock in connection with this offering. Investors owning 5% or more of our capital stock who participated in this transaction include:

                                                                                    NUMBER OF SHARES OF
                                                                                        COMMON STOCK
                                                                  NUMBER OF            ISSUABLE UPON
                                                              SHARES OF SERIES E   CONVERSION OF SERIES E
INVESTORS                                                      PREFERRED STOCK        PREFERRED STOCK
---------------------------------------------------------------------------------------------------------
Entities affiliated with Kingsbury Associates...............       329,380                329,380
Entities affiliated with Sorrento Associates................       329,380                329,380
Entities affiliated with Vector Fund Management.............       329,379                329,379

Mr. Wollaeger, one of our directors, is a general partner of Kingsbury Associates, L.P., which is a general partner of Kingsbury Capital Partners, L.P., I, Kingsbury Capital Partners, L.P., II, Kingsbury Capital Partners, L.P., III and Kingsbury Capital Partners, L.P., IV. In this prospectus, we refer to Kingsbury Capital Partners, L.P., I, Kingsbury Capital Partners, L.P., II, Kingsbury Capital Partners, L.P., III and Kingsbury Capital Partners, L.P., IV, collectively, as entities affiliated with Kingsbury Associates.

In this prospectus, we refer to Sorrento Growth Partners I, L.P., Sorrento Ventures II, L.P., Sorrento Ventures III, L.P. and Sorrento Ventures CE, L.P., collectively, as entities affiliated with Sorrento Associates.

Dr. Reed, one of our directors, is a managing director of Vector Fund Management, L.L.C., which is a general partner of Vector Later-Stage Equity Fund, L.P., and is a managing director of Vector Fund Management, II, L.L.C., which is a general partner of Vector Later-Stage Equity Fund II, L.P. and Vector Later-Stage Equity Fund II (Q.P.), L.P. In this prospectus, we refer to Vector Later-Stage Equity Fund, L.P., Vector Later-Stage Equity Fund II, L.P., and Vector Later-Stage Equity Fund II (Q.P.), L.P., collectively, as entities affiliated with Vector Fund Management.

BRIDGE LOAN FINANCING AND ADDITIONAL SERIES E PREFERRED STOCK FINANCING--In September 2000, we issued and sold an aggregate of $2,000,000 of convertible promissory notes to 5 accredited investors. In November 2000, the convertible promissory notes automatically converted into 658,759 shares of Series E preferred stock at a price of $3.036 per share. In addition, in consideration for the bridge loans, we issued to the investors warrants to purchase up to 65,875 shares of our Series E preferred stock at an exercise price of $3.036 per share. These warrants will terminate in connection with this

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68
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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
--------------------------------------------------------------------------------

offering if not previously exercised. Investors owning 5% or more of our capital stock who participated in this transaction include:

                                                 NUMBER OF                                AGGREGATE NUMBER OF
                                             SHARES OF SERIES E         NUMBER OF           SHARES OF COMMON
                           AGGREGATE          PREFERRED STOCK          WARRANTS TO        STOCK ISSUABLE UPON
                           PRINCIPAL            ISSUED UPON              PURCHASE        CONVERSION OF SERIES E
                           AMOUNT OF           CONVERSION OF        SHARES OF SERIES E    PREFERRED STOCK AND
INVESTORS               PROMISSORY NOTE       PROMISSORY NOTES       PREFERRED STOCK            WARRANTS
---------------------------------------------------------------------------------------------------------------
Entities affiliated
  with Kingsbury
  Associates..........     $1,000,000             329,380                 32,938                362,318
Entities affiliated
  with Vector Fund
  Management..........     $  500,000             164,689                 16,468                181,157

ADDITIONAL SERIES E PREFERRED STOCK FINANCING--From November 2000 to
April 2001, we issued and sold 5,125,463 shares of Series E preferred stock to 34 accredited investors at a price of $3.036 per share. The shares of Series E preferred stock will automatically convert into 5,125,463 shares of common stock in connection with this offering. Investors owning 5% or more of our capital stock who participated in this transaction include:

                                                                                    NUMBER OF SHARES OF
                                                                                        COMMON STOCK
                                                                  NUMBER OF            ISSUABLE UPON
                                                              SHARES OF SERIES E   CONVERSION OF SERIES E
INVESTORS                                                      PREFERRED STOCK        PREFERRED STOCK
---------------------------------------------------------------------------------------------------------
Entities affiliated with Merrill Lynch Ventures.............       658,761                658,761
Entities affiliated with Kingsbury Associates...............       454,380                454,380
Entities affiliated with Vector Fund Management.............       164,689                164,689
Palavacinni Partners, LLC...................................        24,703                 24,703

In this prospectus, we refer to Merrill Lynch Ventures, LLC and Merrill Lynch Ventures, L.P. 2001, collectively, as entities affiliated with Merrill Lynch Ventures.

Dr. Reed, one of our directors, is a member of Palavacinni Partners, LLC.

SERIES F PREFERRED STOCK FINANCING--In August 2001, we issued and sold 2,618,462 shares of Series F preferred stock to 25 accredited investors at a price of $3.25 per share. The shares of Series F preferred stock will automatically convert into 2,618,462 shares of common stock in connection with

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                                                                              69
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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
--------------------------------------------------------------------------------

this offering. Investors owning 5% or more of our capital stock and directors who participated in this transaction include:

                                                                                    NUMBER OF SHARES OF
                                                                                        COMMON STOCK
                                                                  NUMBER OF            ISSUABLE UPON
                                                              SHARES OF SERIES F   CONVERSION OF SERIES F
INVESTORS                                                      PREFERRED STOCK        PREFERRED STOCK
---------------------------------------------------------------------------------------------------------
Entities affiliated with Kingsbury Associates...............       184,616                184,616
Entities affiliated with Vector Fund Management.............       153,847                153,847
Entities affiliated with Merrill Lynch Ventures.............       107,692                107,692
Entities affiliated with Sorrento Associates................        76,923                 76,923
Kenneth E. Olson Trust dated March 16, 1989.................        30,769                 30,769
Palavacinni Partners, LLC...................................        20,000                 20,000

Mr. Olson, one of our directors, is the trustee of the Kenneth E. Olson Trust dated March 16, 1989.

Dr. Reed, one of our directors, is a member of Palavacinni Partners, LLC.

REGISTRATION RIGHTS--In connection with the preferred stock financings referenced above, we entered into agreements with the investors providing for registration rights with respect to their shares. For a more complete description of the rights we granted to these stockholders, please see "Description of capital stock--Registration Rights."

For additional information regarding the sale of securities to executive officers, directors and holders of more than 5% of our outstanding common stock, please see "Principal stockholders."

OPTION AGREEMENTS WITH DIRECTORS


Since January 1, 1998, we have granted options to purchase shares of our common stock to our directors in the following transactions:



NAME OF DIRECTOR                                     DATE OF GRANT    NUMBER OF SHARES    EXERCISE PRICE
--------------------------------------------------------------------------------------------------------
Kenneth E. Olson .................................  April 1998               3,000            $0.21
                                                    April 1998               3,000            $0.25
                                                    December 1998            5,000            $0.35
                                                    May 1999                 3,000            $0.35
                                                    March 2000               5,000            $0.35
                                                    May 2000                30,000            $0.50
                                                    March 2001               5,000            $1.00

R. Scott Huennekens ..............................  December 1998          225,000            $0.35
                                                    May 1999               220,000            $0.35
                                                    March 2000             575,000            $0.35
                                                    January 2001           120,000            $1.00

R. King Nelson ...................................  May 2000                50,000            $0.50
                                                    March 2001               5,000            $1.00

Timothy J. Wollaeger..............................  November 2000           30,000            $0.50

Brad Nutter.......................................  August 2001             50,000            $1.50


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70
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Principal stockholders

The following table sets forth information with respect to the beneficial ownership of our common stock as of August 23, 2001, as adjusted to reflect the sale of the shares of common stock in this offering by:

- each person or group of affiliated persons who we know beneficially owns 5% or more of our common stock;

- each of our named executive officers listed in "Executive Compensation" above and our current Vice President and Chief Financial Officer;

-   each of our current directors; and

-   all of the executive officers and directors as a group.

Beneficial ownership is calculated according to the rules of the Securities and Exchange Commission. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable. The number of shares beneficially owned by a person includes the number of shares underlying options and warrants that are exercisable within 60 days from August 23, 2001. These shares are also deemed outstanding for the purpose of computing the percentage of outstanding shares owned by the person. The shares are not deemed outstanding, however, for the purpose of computing the percentage ownership of any other person. Percentage ownership is based upon 34,274,504 shares of common stock outstanding at August 23, 2001, assuming the conversion of all outstanding shares of preferred stock into common stock. Unless otherwise indicated, the address for each of the following stockholders is: c/o Digirad Corporation, 9350 Trade Place, San Diego, California 92126-6334.

                                                                                         PERCENTAGE OF
                                                                                      SHARES BENEFICIALLY
                                                    NUMBER OF     NUMBER OF SHARES           OWNED
                                                       SHARES   UNDERLYING OPTIONS   ----------------------
                                                 BENEFICIALLY         AND WARRANTS     BEFORE         AFTER
NAME AND ADDRESS OF BENEFICIAL OWNER                    OWNED   BENEFICIALLY OWNED   OFFERING      OFFERING
-----------------------------------------------------------------------------------------------------------
Entities affiliated with Kingsbury
  Associates(1)................................    6,615,721          132,938          19.2%
  3655 Nobel Drive, Suite 490
  San Diego, CA 92122
Entities affiliated with Vector Fund
  Management(2)................................    5,106,807           16,468          14.9%
  1751 Lake Cook Road, Suite 350
  Deerfield, IL 60015
Entities affiliated with Sorrento
  Associates(3)................................    4,506,524               --          13.1%
  4370 La Jolla Village Drive,
    Suite 1040
  San Diego, CA 92122
Entities affiliated with Merrill Lynch
  Ventures(4)..................................    2,234,051               --           6.5%
  2 World Financial Center, 31st Floor
  New York, NY 10281
R. Scott Huennekens............................    1,370,000        1,341,428           3.8%
Robert E. Johnson..............................      550,000          521,428           1.6%
John F. Sheridan...............................      575,000          546,428           1.7%
Richard L. Conwell.............................      400,000          371,428           1.2%
Gary J.G. Atkinson.............................      250,000          250,000             *
David M. Sheehan...............................      410,000          410,000           1.2%
Timothy J. Wollaeger(5)........................    6,645,721          132,938          19.3%
R. King Nelson.................................       55,000           55,000             *
Brad Nutter....................................       50,000           50,000             *
Kenneth E. Olson(6)............................      296,770          166,000             *
Douglas Reed, M.D.(7)..........................    5,151,510           16,468          15.0%
All Executive Officers and Directors as a Group
  (11 persons).................................   15,754,001        3,811,712          41.3%

  * Less than one percent.

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PRINCIPAL STOCKHOLDERS
--------------------------------------------------------------------------------

 (1) In this prospectus, we refer to Kingsbury Capital Partners, L.P., I, Kingsbury Capital Partners, L.P., II, Kingsbury Capital
     Partners, L.P., III, and Kingsbury Capital Partners, L.P., IV, collectively, as entities affiliated with Kingsbury Capital Partners. Timothy J. Wollaeger, a member of our board of directors, is a general partner of Kingsbury Associates, L.P., which is a general partner of each of the previously-mentioned investment funds, and Mr. Wollaeger shares investment and voting power over these shares with the other general partners of Kingsbury Associates, L.P. Mr. Wollaeger disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest, if any.

 (2) In this prospectus, we refer to Vector Later-Stage Equity Fund, L.P., Vector Later-Stage Equity Fund II, L.P., and Vector Later-Stage Equity
     Fund II (Q.P.), L.P., collectively, as entities affiliated with Vector Fund Management. Douglas Reed, M.D., a member of our board of directors, is a managing director of the general partner of each of the previously-mentioned investment funds, and Dr. Reed shares investment and voting power over these shares with the other managing directors of each of the general partners of these funds. Dr. Reed disclaims beneficial ownership of all such shares, except to the extent of his pecuniary interest, if any.

 (3) In this prospectus, we refer to Sorrento Growth Partners I, L.P., Sorrento Ventures II, L.P., Sorrento Ventures III, L.P., and Sorrento
     Ventures CE, L.P., collectively, as entitles affiliated with Sorrento Associates.

 (4) In this prospectus, we refer to Merrill Lynch Ventures, LLC and Merrill Lynch Ventures, L.P. 2001, collectively, as entitles affiliated with Merril Lynch Ventures.

 (5) Includes 6,615,721 shares held by entities affiliated with Kingsbury Associates and 30,000 shares of common stock held by Mr. Wollaeger.

 (6) Includes 130,770 shares held by the Kenneth E. Olson Trust dated March 16, 1989 and options to purchase 166,000 shares of common stock held by Mr. Olson.

 (7) Includes 5,106,807 shares held by entities affiliated with Vector Fund Management and 44,703 shares held by Palivacinni Partners, LLC. Dr. Reed is a member of Palivacinni Partners, LLC and shares investment and voting power over these shares with the other members. Dr. Reed disclaims beneficial ownerhip of such shares except to the extent of his pecuniary interest, if any.

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72
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Description of capital stock

Upon the closing of this offering, our authorized capital stock will consist of 250,000,000 shares of common stock, $0.001 par value per share, and 10,000,000 shares of undesignated preferred stock, $0.001 par value per share.

The following description of our capital stock does not purport to be complete and is subject to and qualified by our certificate of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and by the provisions of applicable Delaware law.

COMMON STOCK

As of August 23, 2001, there were 4,526,474 shares of common stock outstanding.
There will be              shares of common stock outstanding upon the closing
of this offering, which gives effect to the              shares of common stock
offered by us in this offering and the conversion of shares of preferred stock as discussed below. The outstanding shares of common stock are, and the shares offered by us in this offering will be, when issued in consideration for payment thereof, fully paid and nonassessable.

The following summarizes the rights of holders of our common stock:

- the holders of our common stock are entitled to dividends and other distributions as may be declared from time to time by the board of directors out of funds legally available for that purpose, if any;

- the holders of common stock have no preemptive or other subscription rights to purchase shares of our stock, nor are they entitled to the benefits of any redemption or sinking fund provisions;

- each holder of shares of common stock is entitled to one vote per share on all matters to be voted on by stockholders generally, including the election of directors;

-   there are no cumulative voting rights; and

- upon our liquidation, dissolution or winding up, the holders of shares of common stock will be entitled to share ratably in the distribution of all of our assets remaining available for distribution after satisfaction of all our liabilities and the payment of the liquidation preference of any outstanding preferred stock.

PREFERRED STOCK

As of August 23, 2001, there were 29,748,030 shares of redeemable convertible preferred stock outstanding. All outstanding shares of redeemable convertible preferred stock will be converted into 29,748,030 shares of common stock in connection with this offering and such shares of redeemable convertible preferred stock will no longer be authorized, issued or outstanding. In addition, if the final price per share of shares in this offering is less then
$    per share, a small number of additional shares of common stock will be issued upon conversion of the Series F preferred stock.

Upon the closing of this offering, our board of directors will be authorized, without further stockholder approval, to issue from time to time one or more series of preferred stock and to fix or alter the designations, powers, preferences, rights and any qualifications, limitations or restrictions of the shares of such series, including:

- the number of shares constituting the series and the distinctive designation of the series;

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                                                                              73
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DESCRIPTION OF CAPITAL STOCK
--------------------------------------------------------------------------------

- the dividend rate on the share of the series, whether dividends will be cumulative, and if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of the series;

- whether the series will have conversion privileges and, if so, the terms and conditions of conversion;

- whether the series will have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of the sinking fund;

- whether or not the shares of the series will be redeemable or exchangeable, and, if so, the dates, terms and conditions of redemption or exchange, as the case may be;

- whether the series will have voting rights in addition to the voting rights provided by law, and if so, the terms of the voting rights; and

- the rights of the shares of the series in the event of our voluntary or involuntary liquidation, dissolution or winding up and the relative rights or priority, if any, of payment of shares of the series.

The board of directors may authorize the issuance of preferred stock with terms and conditions which could discourage a takeover or other transaction that holders of some or a majority of common stock might believe to be in their best interests or in which holders of common stock might receive a premium for their shares over the then market price.

We have no present plans to issue any shares of preferred stock.

WARRANTS

As of August 23, 2001, we had outstanding warrants to purchase 603,578 shares of common stock, at a weighted average exercise price of $2.59 per share. Of the outstanding warrants, warrants to purchase 65,875 shares will terminate upon the closing of this offering and warrants to purchase 60,000 shares will expire if a consulting agreement is terminated before July 31, 2002.

In addition, we have entered into a consulting agreement under which we will issue additional warrants to purchase 10,000 shares of common stock at fair market value for every three digital cameras sold by the consultant, up to a maximum of 40,000 shares, and thereafter issue warrants to purchase 1,500 shares of common stock at fair market value for each of our digital cameras sold by the consultant.

OPTIONS

As of August 23, 2001, options to purchase an aggregate total of 5,952,426 shares of common stock were outstanding under our 1995 Stock Option Plan, our 1997 Stock Option/Stock Issuance Plan and our 1998 Stock Option/Stock Issuance Plan. Options to purchase a total of 4,725,883 shares of common stock remain available for grant under our option plans. Please see "Management--Benefit Plans" and "Shares eligible for future sale" for a detailed description of the stock option plans.

REGISTRATION RIGHTS

The holders of the shares of common stock which will be issued upon conversion of the preferred stock in connection with this offering, which holders are referred to below as our preferred investors, have the right to cause us to register their shares under the Securities Act of 1933 as follows:

- DEMAND REGISTRATION RIGHTS: Preferred investors holding at least 30% of the shares of common stock issued upon conversion of the preferred stock have the right to demand that we register their

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74
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DESCRIPTION OF CAPITAL STOCK
--------------------------------------------------------------------------------

   shares, subject to limitations, commencing one year after the effective date of the registration statement for this offering. We are not required to effect more than two registrations pursuant to such demand registration rights;

- PIGGYBACK REGISTRATION RIGHTS: In the event we propose to register any shares of common stock either for our account or for the account of other security holders, our preferred investors are entitled to receive notice of such registration and to have their shares included in any such registration, subject to limitations; and

- S-3 REGISTRATION RIGHTS: At any time after we become eligible to file a registration statement on Form S-3, our preferred investors may require us to file up to two registration statements on Form S-3 during any twelve month period with respect to their shares of common stock, subject to limitations.

These registration rights are subject to conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares of common stock held by our preferred investors to be included in a registration. We are generally required to bear all of the expenses of all such registrations, including the reasonable fees of a single counsel acting on behalf of all selling holders, but excluding underwriting discounts and selling commissions. Registration of any of the shares of common stock held by our preferred investors would result in such shares becoming freely tradable without restriction under the Securities Act of 1933 immediately upon effectiveness of such registration.

POSSIBLE ANTI-TAKEOVER MATTERS

GENERAL--Provisions of Delaware law, as well as our certificate of incorporation and bylaws, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of us. Such provisions could limit the price that some investors might be willing to pay in the future for our common stock. These provisions of Delaware law and our certificate of incorporation and bylaws may also have the effect of discouraging or preventing certain types of transactions involving an actual or threatened change of control of us, including unsolicited takeover attempts, even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

DELAWARE TAKEOVER STATUTE--We are subject to the "business combination" provisions of Section 203 of the Delaware General Corporation Law. Subject to certain exceptions, Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

- the transaction is approved by the board of directors prior to the date the interested stockholder obtained interested stockholder status;

- upon consummation of the transaction that resulted in the stockholders becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

- at or subsequent to the date the person became an interested stockholder, the business combination is approved by the board of directors and authorized at an annual or special meeting of

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                                                                              75
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DESCRIPTION OF CAPITAL STOCK
--------------------------------------------------------------------------------

   stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock. This statute could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us.

CHARTER AND BYLAW PROVISIONS--In addition, certain provisions of our certificate of incorporation and bylaws summarized in the following paragraphs may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the then market price for the shares held by stockholders.

- CLASSIFIED BOARD OF DIRECTORS; REMOVAL; FILLING VACANCIES AND AMENDMENT: Our certificate of incorporation and bylaws provide that the board will be divided into three classes of directors serving staggered, three-year terms. The classification of the board has the effect of requiring at least two annual stockholder meetings, instead of one, to replace a majority of members of the board. Subject to the rights of the holders of any outstanding series of preferred stock, the certificate of incorporation authorizes only the board to fill vacancies, including newly created directorships. Accordingly, this provision could prevent a stockholder from obtaining majority representation on the board by enlarging the board of directors and filling the new directorships with its own nominees. The certificate of incorporation also provides that directors may be removed by stockholders only for cause and only by the affirmative vote of holders of two-thirds of the outstanding shares of voting stock.

- STOCKHOLDER ACTION; SPECIAL MEETING OF STOCKHOLDERS: The certificate of incorporation provides that stockholders may not take action by written consent, but may only take action at duly called annual or special meetings of stockholders. The certificate of incorporation further provides that special meetings of our stockholders may be called by the chairman of the board of directors, the chief executive officer or a majority of the board of directors. This limitation on the right of stockholders to call a special meeting could make it more difficult for stockholders to initiate actions that are opposed by the board of directors. These actions could include the removal of an incumbent director or the election of a stockholder nominee as a director. They could also include the implementation of a rule requiring stockholders' ratification of specific defensive strategies that have been adopted by the board of directors with respect to unsolicited takeover bids. In addition, the limited ability of the stockholders to call a special meeting of stockholders may make it more difficult to change the existing board and management.

-   ADVANCE NOTICE REQUIREMENTS FOR STOCKHOLDER PROPOSALS AND DIRECTOR
    NOMINATION: The bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder's notice must be delivered to or mailed and received at our principal executive offices not less than 120 days prior to the date of our annual meeting. The bylaws also specify certain requirements as to the form and content of a stockholder's notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

- AUTHORIZED BUT UNISSUED SHARES: The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval. These additional

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DESCRIPTION OF CAPITAL STOCK
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   shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions, employee benefit plans and "poison pill" rights plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

NASDAQ NATIONAL MARKET

We have applied to list our common stock on the Nasdaq National Market under the trading symbol "DRAD."

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for the common stock is              .

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                                                                              77
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Shares eligible for future sale

Prior to this offering, there has been no public market for our common stock. We cannot predict what effect, if any, market sales of shares or the availability of shares for sale will have on the market price of our common stock prevailing from time to time. The market price of our common stock could decline as a result of sales of a large number of shares of our common stock in the market after this offering, or the perception that such sales could occur. Such sales also might make it more difficult for us to sell equity securities in the future at a time and price that we deem appropriate. Based upon the number of shares outstanding at August 23, 2001, upon the closing of this offering, we will have shares of common stock outstanding, assuming no exercise of the underwriters' over-allotment option and no exercise of options or warrants to
purchase shares of our common stock. Of these shares, the              shares
being sold in this offering will be freely tradable without restriction or further registration under the Securities Act of 1933, unless these shares are purchased by "affiliates" as that term is defined in Rule 144 under the
Securities Act of 1933. The remaining              shares of our common stock
were issued and sold by us in reliance on exemptions from the registration requirements of the Securities Act of 1933. These shares may be sold in the public market only if they are registered or if they qualify for an exemption from registration, such as Rule 144 or 701 under the Securities Act of 1933, which are summarized below. The remaining shares are eligible for sale in the public market as follows:

ELIGIBILITY OF RESTRICTED SHARES FOR SALE IN THE PUBLIC MARKET

                                                                        NUMBER
DATE                                                                 OF SHARES
------------------------------------------------------------------------------
After the date of this prospectus (subject, in some cases,
  to volume limitations)....................................
At various times after 90 days from the date of this
  prospectus (subject, in some cases, to volume
  limitations)..............................................
At various times after 180 days from the date of this
  prospectus (subject, in some cases, to volume
  limitations)..............................................

RULE 144

In general, under Rule 144 of the Securities Act of 1933 as currently in effect, beginning 90 days after the date of this offering, a person who has beneficially owned shares of our common stock for at least one year is entitled to sell, within any three month period, a number of shares of our common stock that does not exceed the greater of:

-   1% of the number of shares of common stock then outstanding; or

- the average weekly trading volume in our common stock during the four calendar weeks preceding the date on which notice of such sale is filed with the Securities and Exchange Commission.

Sales made under Rule 144 must also comply with manner of sale and notice requirements and are subject to the availability of current public information about us.

RULE 144(k)

Under Rule 144(k) of the Securities Act of 1933 as currently in effect, a person who is not deemed to have been our affiliate at any time during the 90 days preceding a sale, and who has beneficially

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78
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SHARES ELIGIBLE FOR FUTURE SALE
--------------------------------------------------------------------------------

owned the shares proposed to be sold for at least two years, would be entitled to sell such shares under Rule 144(k) without regard to the volume limitations or the manner of sale, notice or public information requirements of Rule 144.

RULE 701

Under Rule 701 of the Securities Act of 1933 as currently in effect, any of our employees, consultants, directors or advisors who have purchased shares from us under a stock option plan or other written agreement can resell those shares
90 days after the effective date of this offering in reliance on Rule 144 but without complying with some of its restrictions, including the holding period. The sale of such shares may still remain subject, however, to contractual restrictions contained in lock-up agreements, described below.

LOCK-UP AGREEMENTS


Each of our stockholders and holders of options and warrants to purchase shares of our common stock who individually own more than 1% of our common stock (assuming the exercise of such options or warrants), as well as each of our directors and officers, have entered into lock-up agreements pursuant to which they have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or any securities convertible into, or exercisable or exchangeable for, our common stock without the prior written consent of UBS Warburg for a period of 180 days from the date of this offering. Collectively, over 90% of our issued or issuable shares prior to this offering are subject to this lock-up agreement. Upon
expiration of the lock-up agreements,       shares will become eligible for sale
in the public market, subject to volume and holding requirements of Rule 144 or 701 of the Securities Act of 1933.


STOCK PLANS

Following 90 days after the date of this prospectus, shares issued upon the exercise of options that we granted prior to the date of this offering will also be eligible for sale in the public market under Rule 701 of the Securities Act of 1933, as described above. As of August 23, 2001, options to purchase a total of 5,952,426 shares of common stock were outstanding. Each option grant is subject to a market stand-off provision, which allows us to restrict the sale of shares obtained through the exercise of options for up to 180 days from the date
of this offering. Of these              shares,              shares may be
eligible for sale in the public market beginning 180 days from the date of this prospectus.

We also intend to file a registration statement to register for resale an
additional              shares of common stock for issuance under our stock
option plans. This registration statement will become effective immediately upon filing. Shares of common stock registered under this registration statement will be available for sale in the public market from time to time subject to vesting and the expiration of the market stand-off provisions referred to above.

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                                                                              79
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Material United States federal tax consequences to non-United States holders of common stock

The following is a general discussion of the material United States federal income and estate tax considerations with respect to the ownership and disposition of our common stock applicable to non-U.S. holders. In general, a "Non-U.S. Holder" is any holder of our common stock other than:

-   a citizen or individual resident of the United States,

- a corporation or other entity created or organized in the United States or under the laws of the United States or of any state or political subdivision of the United States,

- an estate, the income of which is included in gross income for United States federal income tax purposes regardless of its source, or

- a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust.

This discussion is based on current provisions of the Internal Revenue Code, Treasury Regulations promulgated under the Internal Revenue Code, judicial opinions, published positions of the Internal Revenue Service, and all other applicable authorities, all of which are subject to change, possibly with retroactive effect. This discussion does not address all aspects of United States federal income and estate taxation or any aspects of state, local, or non-U.S. taxation, nor does it consider any specific facts or circumstances that may apply to particular Non-U.S. Holders that may be subject to special treatment under the United States federal income tax laws, such as insurance companies, tax-exempt organizations, financial institutions, brokers, dealers in securities, and United States expatriates.

PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE UNITED STATES FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSIDERATIONS OF ACQUIRING, HOLDING AND DISPOSING OF SHARES OF COMMON STOCK.

DIVIDENDS--In general, dividends paid to a Non-U.S. Holder will be subject to United States withholding tax at a 30% rate of the gross amount, or a lower rate prescribed by an applicable income tax treaty, unless the dividends are effectively connected with a trade or business carried on by the Non-U.S. Holder within the United States. Dividends that are effectively connected with such a United States trade or business generally will not be subject to United States withholding tax if the Non-U.S. Holder files the required forms, including IRS Form W-8ECI, or any successor form, with the payor of the dividend, and generally will be subject to United States federal income tax on a net income basis, in the same manner as if the Non-U.S. Holder were a resident of the United States. A corporate Non-U.S. Holder that receives effectively connected dividends may be subject to an additional branch profits tax at a rate of 30%, or at a lower rate as may be specified by an applicable income tax treaty, on the repatriation from the United States of its "effectively connected earnings and profits," subject to adjustments.

Under Treasury Regulations generally effective for payments made after December 31, 2000, referred to in this prospectus as the "Final Regulations," a Non-U.S. Holder will be required to satisfy certification requirements, directly or through an intermediary, in order to claim a reduced rate of withholding under an applicable income tax treaty. A Non-U.S. Holder generally certifies entitlement to benefits under a treaty by providing an IRS Form W-8BEN. In addition, under the Final Regulations, in the case of dividends paid to a foreign partnership, the certification requirement would

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80
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MATERIAL UNITED STATES FEDERAL TAX CONSEQUENCES TO NON-UNITED STATES HOLDERS OF
COMMON STOCK
--------------------------------------------------------------------------------

generally be applied to the partners of the partnership, unless the partnership agrees to become a "withholding foreign partnership," and the partnership would be required to provide various information, including a United States taxpayer identification number. The Final Regulations also provide "look-through" rules for tiered partnerships.

A Non-U.S. Holder of our common stock that is eligible for a reduced rate of United States federal income tax withholding under a tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

GAIN ON SALE OR OTHER DISPOSITION OF COMMON STOCK--In general, a Non-U.S. Holder will not be subject to United States federal income tax on any gain realized upon the sale or other taxable disposition of the holders shares of common stock unless:

- the gain is effectively connected with a trade or business carried on by the Non-U.S. Holder within the United States, in which case the branch profits tax discussed above may also apply if the Non-U.S. Holder is a corporation,

- the Non-U.S. Holder is an individual who holds shares of common stock as a capital asset and is present in the United States for 183 days or more in the taxable year of disposition and various other conditions are met,

- the Non-U.S. Holder is subject to tax under the provisions of the Internal Revenue Code regarding the taxation of United States expatriates, or

- we are or have been a "U.S. real property holding corporation" within the meaning of Section 897(c)(2) of the Internal Revenue Code at any time within the shorter of the five-year period preceding such disposition or such holders holding period. We do not believe that we are, and do not anticipate becoming, a United States real property holding corporation.

BACKUP WITHHOLDING AND INFORMATION REPORTING--Generally, we must report annually to the IRS the amount of dividends paid, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the recipient. These information reporting requirements apply even if withholding was not required because the dividends were effectively connected dividends or withholding was reduced by an applicable income tax treaty. Under tax treaties or other agreements, the IRS may make its reports available to tax authorities in the recipients country of residence.

Payments made to a Non-U.S. Holder that is not an exempt recipient generally will be subject to backup withholding at a rate of 31%, rather than withholding at a 30% rate or lower treaty rate discussed above, unless a Non-U.S. Holder certifies as to its foreign status, which certification may be made on IRS
Form W-8 BEN.

Proceeds from the disposition of common stock by a Non-U.S. Holder effected by or through a United States office of a broker will be subject to information reporting and to backup withholding at a rate of 31% of the gross proceeds unless the Non-U.S. Holder certifies to the payor under penalties of perjury as to, among other things, its address and status as a Non-U.S. Holder or otherwise establishes an exemption. Generally, United States information reporting and backup withholding will not apply to a payment of disposition proceeds if the transaction is effected outside the United States by or through a non-United States office of a broker. However, if the broker is, for United States federal income tax purposes, a United States person, a controlled foreign corporation, a foreign person who derives 50% or more of its gross income for specified periods from the conduct of a United States trade or business, specified United States branches of foreign banks or insurance companies, or, a

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MATERIAL UNITED STATES FEDERAL TAX CONSEQUENCES TO NON-UNITED STATES HOLDERS OF
COMMON STOCK
--------------------------------------------------------------------------------

foreign partnership with various connections to the United States, information reporting but not backup withholding will apply unless:

- the broker has documentary evidence in its files that the holder is a Non-U.S. Holder and other conditions are met; or

-   the holder otherwise establishes an exemption.

Backup withholding is not an additional tax. Rather, the United States federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of United States federal income taxes, a refund may be obtained, provided the required documents are filed with the IRS.

ESTATE TAX--Our common stock owned or treated as owned by an individual who is not a citizen or resident, as defined for United States federal estate tax purposes, of the United States at the time of death will be included in the individuals gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

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Underwriting

We and the underwriters for the offering named below have entered into an underwriting agreement concerning the shares being offered. Subject to conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. UBS Warburg LLC and First Union Securities, Inc. are the representatives of the underwriters.

                                                                NUMBER OF
UNDERWRITER                                                        SHARES
-------------------------------------------------------------------------
UBS Warburg LLC.............................................
First Union Securities, Inc.................................
                                                               ---------
Total.......................................................
                                                               =========

If the underwriters sell more shares than the total number set forth in the table above, the underwriters have a 30-day option to buy from us up to an
additional              shares at the initial public offering price less the
underwriting discounts and commissions to cover these sales. If any shares are purchased under this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above. The following table shows the per share and total underwriting discounts and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase up to an additional shares.

                                                           NO EXERCISE   FULL EXERCISE
--------------------------------------------------------------------------------------
Per share................................................  $              $
Total....................................................  $              $

We estimate that the total expenses of the offering payable by us, excluding
underwriting discounts and commissions, will be approximately $             .

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount
of up to $             per share from the initial public offering price. Any of
these securities dealers may resell any shares purchased from the underwriters
to other brokers or dealers at a discount of up to $             per share from
the initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the selling terms. The underwriters have informed us that they do not expect
discretionary sales to exceed   % of the shares of common stock to be offered.


Our company and each of our directors, officers and our stockholders and optionholders owning 1% or more of our common stock (assuming the exercise of such options) have agreed with the underwriters not to offer, sell, contract to sell, hedge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act of 1933 relating to, any shares of our common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, without the prior written consent of UBS Warburg LLC.


The underwriters have reserved for sale, at the initial public offering price, shares of our common stock being offered for sale to our customers and business partners. At the discretion of

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                                                                              83

--------------------------------------------------------------------------------

our management, other parties, including our employees, may participate in the reserved shares program. The number of shares available for sale to the general public in the offering will be reduced to the extent these persons purchase reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.

Prior to this offering, there has been no public market for our common stock. The initial public offering price was negotiated by us and the representatives. The principal factors to be considered in determining the initial public offering price included:

- the information set forth in this prospectus and otherwise available to the representatives;

-   the history and the prospects for the industry in which we compete;

-   the ability of our management;

- our prospects for future earnings, the present state of our development and our current financial position;

- the general condition of the securities markets at the time of this offering; and

- recent market prices of, and demand for, publicly traded common stock of comparable companies.

In connection with the offering, the underwriters may purchase and sell shares of our common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. "Naked" short sales are any sales in excess of the overallotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while the offering is in progress. The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions. These activities by the underwriters may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

We have agreed to indemnify the several underwriters against liabilities, including liabilities under the Securities Act of 1933, and to contribute to payments that the underwriters may be required to make in respect thereof.

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84

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Legal matters

The validity of the shares of common stock offered in this prospectus will be passed upon for us by Brobeck, Phleger & Harrison LLP, San Diego, California. Certain legal matters in connection with the offering will be passed upon for the underwriters by Alston & Bird LLP, New York, New York.

Experts

The consolidated financial statements as of December 31, 1999 and 2000, and for each of the three years in the period ended December 31, 2000, included in this prospectus and registration statement have been audited by Ernst & Young, LLP, independent auditors, as stated in their report appearing in this prospectus and registration statement, and are included in reliance upon the report of that firm given upon their authority as experts in accounting and auditing.

Where you can find more information

We have filed with the SEC a registration statement on Form S-1 (including the exhibits, schedules and amendments to the registration statement) under the Securities Act of 1933 with respect to the shares of common stock to be sold in this offering. This prospectus does not contain all the information set forth in the registration statement. For further information with respect to our company and the shares of common stock to be sold in this offering, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract, agreement or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

Our SEC filings, including the registration statement, are also available to you on the Commission's website (http://www.sec.gov). You may read and copy all or any portion of the registration statement or any other information we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms.

As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934, and in accordance with those requirements, we will file periodic reports, proxy statements and other information with the SEC. Upon approval of the common stock for quotation on the Nasdaq National Market, such reports, proxy and information statements and other information may also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

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                                                                              85
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INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                  PAGE
----------------------------------------------------------------------
Report of Ernst & Young LLP, Independent Auditors...........     F-2

Consolidated Balance Sheets as of December 31, 1999 and 2000
  and June 30, 2001 (unaudited).............................     F-3

Consolidated Statements of Operations for the years ended
  December 31, 1998, 1999 and 2000 and the six months ended
  June 30, 2000 and 2001 (unaudited)........................     F-4

Consolidated Statements of Stockholders' Equity (Deficit)
  for the years ended December 31, 1998, 1999 and 2000 and
  the six months ended June 30, 2001 (unaudited)............     F-5

Consolidated Statements of Cash Flows for the years ended
  December 31, 1998, 1999 and 2000 and the six months ended
  June 30, 2000 and 2001 (unaudited)........................     F-6

Notes to Consolidated Financial Statements..................     F-7

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Digirad Corporation

We have audited the accompanying consolidated balance sheets of Digirad Corporation as of December 31, 1999 and 2000, and the related statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Digirad Corporation at December 31, 1999 and 2000, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

                                                           /s/ ERNST & YOUNG LLP

San Diego, California
June 5, 2001, except for the first paragraph of Note 4 and
Note 11, as to which the date is August 23, 2001.

--------------------------------------------------------------------------------

DIGIRAD CORPORATION
--------------------------------------------------------------------------------

CONSOLIDATED BALANCE SHEETS

                                                                                            PRO FORMA
                                                 DECEMBER 31,                             STOCKHOLDERS'
                                          ---------------------------                        EQUITY
                                              1999           2000        JUNE 30, 2001    JUNE 30, 2001
                                                                         (unaudited)       (unaudited)
--------------------------------------------------------------------------------------------------------
ASSETS
Current assets:
  Cash and cash equivalents.............  $  2,625,713   $  6,555,281    $  3,510,477
  Accounts receivable, net..............            --      3,054,021       4,987,020
  Inventories, net......................       288,788      3,875,961       7,765,410
  Other current assets..................       221,162        590,644         989,732
                                          ------------   ------------    ------------
Total current assets....................     3,135,663     14,075,907      17,252,639
Property and equipment, net.............     2,151,484      6,307,967       7,910,174
Intangibles, net........................       412,157      2,823,535       2,557,619
Other assets............................            --             --         836,880
                                          ------------   ------------    ------------
Total assets............................  $  5,699,304   $ 23,207,409    $ 28,557,312
                                          ============   ============    ============
LIABILITIES AND STOCKHOLDERS' EQUITY
  (DEFICIT)
Current liabilities:
  Accounts payable......................  $  1,290,581   $  2,622,778    $  3,557,442
  Accrued compensation..................       500,859      1,078,517       1,451,275
  Accrued warranty......................        22,523      1,034,000         832,759
  Other accrued liabilities.............       106,245        925,138       1,292,969
  Current portion of debt...............       414,672      2,934,580       5,613,945
                                          ------------   ------------    ------------
Total current liabilities...............     2,334,880      8,595,013      12,748,390
Long-term debt, net of current
  portion...............................     1,420,758      4,944,422       5,075,883
Notes payable to stockholders...........       735,000        735,000         735,000
Commitments and contingencies
Redeemable convertible preferred stock--
  $.001 par value; 18,690,839,
  27,129,568 and 27,582,646 shares
  authorized at December 31, 1999, 2000
  and June 30, 2001 (unaudited),
  respectively; 18,493,211, 25,190,857
  and 27,129,568 shares issued and
  outstanding at December 31, 1999, 2000
  and June 30, 2001, respectively;
  liquidation value--$52,593,153 and
  $58,479,080 at December 31, 2000 and
  June 30, 2001 (unaudited),
  respectively. None outstanding pro
  forma (unaudited).....................    32,259,100     52,254,742      58,109,136     $         --
Stockholders' equity (deficit):
  Common stock--$.001 par value;
    27,000,000, 36,438,729 and
    38,091,807 shares authorized at
    December 31, 1999, 2000 and
    June 30, 2001 (unaudited),
    respectively; 3,401,034, 4,364,040
    and 4,574,603 shares issued and
    outstanding at December 31, 1999,
    2000 and June 30, 2001 (unaudited),
    respectively, 31,704,170 shares
    outstanding pro forma (unaudited)...         3,401          4,364           4,575           31,704
  Additional paid-in capital............       523,055      2,393,036       4,707,535       62,789,542
  Deferred compensation.................            --       (536,820)     (1,712,989)      (1,712,989)
  Notes receivable from stockholders....        (4,180)       (85,919)       (111,919)        (111,919)
  Accumulated deficit...................   (31,572,710)   (45,096,429)    (50,998,299)     (50,998,299)
                                          ------------   ------------    ------------     ------------
Total stockholders' equity (deficit)....   (31,050,434)   (43,321,768)    (48,111,097)    $  9,998,039
                                          ------------   ------------    ------------     ============
Total liabilities and stockholders'
  equity (deficit)......................  $  5,699,304   $ 23,207,409    $ 28,557,312
                                          ============   ============    ============

See accompanying notes.

--------------------------------------------------------------------------------

DIGIRAD CORPORATION
--------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                   SIX MONTHS ENDED
                                           YEARS ENDED DECEMBER 31,                    JUNE 30,
                                   -----------------------------------------   -------------------------
                                          1998           1999           2000          2000          2001
                                                                               (unaudited)   (unaudited)
--------------------------------------------------------------------------------------------------------
REVENUES:
  Products.......................  $   339,802   $    283,889   $  5,815,474   $1,456,480    $ 9,802,365
  Imaging services...............           --             --      1,259,948           --      4,216,575
  Licensing and other............    1,581,167             --             --           --             --
                                   -----------   ------------   ------------   -----------   -----------
Total revenues...................    1,920,969        283,889      7,075,422    1,456,480     14,018,940

COST OF REVENUES:
  Products.......................      388,172        264,545      9,834,351    3,601,803      6,437,769
  Imaging services...............           --             --        839,296           --      3,394,363
                                   -----------   ------------   ------------   -----------   -----------
Total cost of revenues...........      388,172        264,545     10,673,647    3,601,803      9,832,132
                                   -----------   ------------   ------------   -----------   -----------
Gross profit (loss)..............    1,532,797         19,344     (3,598,225)  (2,145,323)     4,186,808

OPERATING EXPENSES:
  Research and development.......    5,425,678     10,062,957      2,372,412    1,082,770      1,327,317
  Sales and marketing............      622,881      1,455,292      3,585,433    1,291,098      4,027,934
  General and administrative.....    2,533,452      1,967,050      2,878,199    1,071,668      2,898,832
  Amortization of intangible
    assets.......................           --             --        208,624        3,347        314,532
  Stock-based compensation.......           --             --        296,187           --      1,063,043
                                   -----------   ------------   ------------   -----------   -----------
Total operating expenses.........    8,582,011     13,485,299      9,340,855    3,448,883      9,631,658
                                   -----------   ------------   ------------   -----------   -----------
Loss from operations.............   (7,049,214)   (13,465,955)   (12,939,080)  (5,594,206)    (5,444,850)
Interest income..................      903,294        360,476        242,831      123,736        144,732
Interest expense.................      (46,041)       (86,942)      (780,123)    (220,704)      (545,391)
                                   -----------   ------------   ------------   -----------   -----------
Net loss.........................   (6,191,961)   (13,192,421)   (13,476,372)  (5,691,174)    (5,845,509)
Accretion of deferred issuance
  costs on preferred stock.......           --             --        (47,347)          --        (56,361)
                                   -----------   ------------   ------------   -----------   -----------
Net loss applicable to common
  stockholders...................  $(6,191,961)  $(13,192,421)  $(13,523,719)  $(5,691,174)  $(5,901,870)
                                   ===========   ============   ============   ===========   ===========
Basic and diluted net loss per
  share..........................  $     (1.87)  $      (3.90)  $      (3.61)  $    (1.65)   $     (1.35)
                                   ===========   ============   ============   ===========   ===========
Shares used to compute basic and
  diluted net loss per share.....    3,305,804      3,380,530      3,745,049    3,454,822      4,366,429
                                   ===========   ============   ============   ===========   ===========
----------
The composition of stock-based
  compensation is as follows:
  Cost of revenues...............                               $     64,392                 $   196,809
  Research and development.......                                      5,954                      61,116
  Sales and marketing............                                     36,950                     421,264
  General and administrative.....                                    188,891                     383,854
                                                                ------------                 -----------
                                                                $    296,187                 $ 1,063,043
                                                                ============                 ===========

See accompanying notes.

--------------------------------------------------------------------------------

DIGIRAD CORPORATION
--------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

 YEARS ENDED DECEMBER 31, 1998, 1999 AND 2000 AND THE SIX MONTHS ENDED JUNE 30,
                                2001(UNAUDITED)

                                                                                    NOTES
                               COMMON STOCK    ADDITIONAL                      RECEIVABLE                              TOTAL
                       --------------------       PAID-IN         DEFERRED           FROM     ACCUMULATED      STOCKHOLDERS'
                          SHARES     AMOUNT       CAPITAL     COMPENSATION   STOCKHOLDERS         DEFICIT   EQUITY (DEFICIT)
----------------------------------------------------------------------------------------------------------------------------
Balance at
  December 31,
  1997...............  3,284,423    $3,284    $  351,509     $        --      $      --     $(12,188,328)     $(11,833,535)
  Exercise of common
    stock options....     80,886        81        35,058              --             --               --            35,139
  Net loss...........         --        --            --              --             --       (6,191,961)       (6,191,961)
                       ---------    ------    ----------     -----------      ---------     ------------      ------------
Balance at
  December 31,
  1998...............  3,365,309     3,365       386,567              --             --      (18,380,289)      (17,990,357)
  Exercise of common
    stock options....     35,725        36        10,324              --         (4,180)              --             6,180
  Issuance of
    warrants in
    conjunction with
    debt.............         --        --       126,164              --             --               --           126,164
  Net loss...........         --        --            --              --             --      (13,192,421)      (13,192,421)
                       ---------    ------    ----------     -----------      ---------     ------------      ------------
Balance at
  December 31,
  1999...............  3,401,034     3,401       523,055              --         (4,180)     (31,572,710)      (31,050,434)
  Repayment of note
    receivable from
    stockholder......         --        --            --              --          4,180               --             4,180
  Exercise common
    stock options....    663,006       663       195,168              --        (85,919)              --           109,912
  Issuance of common
    stock in asset
    acquisitions
    (Note 2).........    300,000       300       410,700              --             --               --           411,000
  Commitment to issue
    common stock
    (Note 2).........         --        --       172,000              --             --               --           172,000
  Issuance of
    warrants in
    conjunction with
    debt.............         --        --       259,106              --             --               --           259,106
  Issuance of options
    and warrants to
    consultants......         --        --        32,272              --             --               --            32,272
  Deferred
    compensation.....         --        --       800,735        (800,735)            --               --                --
  Amortization of
    deferred
    compensation.....         --        --            --         263,915             --               --           263,915
  Net loss...........         --        --            --              --             --      (13,476,372)      (13,476,372)
  Accretion of
    deferred issuance
    costs on
    preferred
    stock............         --        --            --              --             --          (47,347)          (47,347)
                       ---------    ------    ----------     -----------      ---------     ------------      ------------
Balance at
  December 31,
  2000...............  4,364,040     4,364     2,393,036        (536,820)       (85,919)     (45,096,429)      (43,321,768)
  Exercise of common
    stock options
    (unaudited)......    214,128       214        76,637              --        (26,000)              --            50,851
  Repurchase of
    unvested
    restricted stock
    (unaudited)......     (3,565)       (3)       (1,350)             --             --               --            (1,353)
  Issuance of options
    and warrants to
    consultants
    (unaudited)......         --        --       243,029              --             --               --           243,029
  Deferred
    compensation
    (unaudited)......         --        --     1,996,183      (1,996,183)            --               --                --
  Amortization of
    deferred
    compensation
    (unaudited)......         --        --            --         820,014             --               --           820,014
  Net loss
    (unaudited)......         --        --            --              --             --       (5,845,509)       (5,845,509)
  Accretion of
    deferred issuance
    costs on
    preferred stock
    (unaudited)......         --        --            --              --             --          (56,361)          (56,361)
                       ---------    ------    ----------     -----------      ---------     ------------      ------------
Balance at June 30,
  2001(unaudited)....  4,574,603    $4,575    $4,707,535     $(1,712,989)     $(111,919)    $(50,998,299)     $(48,111,097)
                       =========    ======    ==========     ===========      =========     ============      ============

See accompanying notes.

--------------------------------------------------------------------------------

DIGIRAD CORPORATION
--------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                 SIX MONTHS ENDED
                                                        YEARS ENDED DECEMBER 31,                     JUNE 30,
                                               ------------------------------------------   ---------------------------
                                                       1998           1999           2000           2000           2001
                                                                                             (unaudited)    (unaudited)
-----------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
  Net loss...................................  $(6,191,961)   $(13,192,421)  $(13,476,372)  $(5,691,174)   $(5,845,509)
  Adjustments to reconcile net loss to net
    cash used by operating activities:
    Depreciation and amortization............      573,030         733,947        939,959       367,794        866,516
    Amortization of intangibles..............           --              --        208,624         3,347        314,530
    Amortization of deferred compensation....           --              --        263,915            --        820,014
    Amortization of debt discount related to
      warrants issued in conjunction with
      debt...................................           --           6,942        174,949        20,957         55,482
    Stock options and warrants issued to
      consultants............................           --              --         32,272         2,640        243,029
    Changes in operating assets and
      liabilities:
      Accounts receivable....................      (83,977)        113,296     (2,952,106)   (1,298,786)    (1,932,999)
      Other assets...........................     (106,223)       (306,711)      (361,853)     (202,442)    (1,235,968)
      Inventories............................           --              --     (3,587,173)   (3,448,369)    (3,889,449)
      Accounts payable.......................      621,590         300,109      1,373,532       166,684        934,664
      Accrued compensation...................       (7,833)        169,122        577,657       130,593        372,758
      Accrued warranty and other accrued
        liabilities..........................     (267,700)         89,682      1,789,035       860,592        166,590
                                               -----------    ------------   ------------   -----------    -----------
Net cash used by operating activities........   (5,463,074)    (12,086,034)   (15,017,561)   (9,088,164)    (9,130,342)

INVESTING ACTIVITIES
  Asset acquisitions.........................           --              --     (2,172,000)           --             --
  Purchases of property and equipment........   (1,559,695)       (916,649)    (5,040,938)     (894,265)    (2,468,723)
  Patents and other assets...................     (103,859)        (12,664)       (30,050)        2,530        (48,614)
                                               -----------    ------------   ------------   -----------    -----------
Net cash used by investing activities........   (1,663,554)       (929,313)    (7,242,988)     (891,735)    (2,517,337)

FINANCING ACTIVITIES
  Net issuances of common stock..............       35,139           6,180        109,912        15,888         49,498
  Net borrowings under line of credit........           --              --        788,348            --      2,168,675
  Proceeds from issuance of notes payable....           --       2,000,000      4,000,000     1,000,000             --
  Repayment of obligation under notes
    payable..................................           --         (45,349)      (812,691)     (353,805)      (741,646)
  Net proceeds from sale of preferred
    stock....................................    1,500,000              --     17,948,295    10,637,321      5,798,033
  Proceeds from lease financing..............           --              --      4,239,075            --      1,596,708
  Repayment of obligations under capital
    leases...................................      (21,341)             --        (87,002)           --       (268,393)
  Repayment of note receivable from
    stockholder..............................           --              --          4,180            --             --
                                               -----------    ------------   ------------   -----------    -----------
Net cash provided by financing activities....    1,513,798       1,960,831     26,190,117    11,299,404      8,602,875
                                               -----------    ------------   ------------   -----------    -----------
Net increase (decrease) in cash and cash
  equivalents................................   (5,612,830)    (11,054,516)     3,929,568     1,319,505     (3,044,804)
Cash and cash equivalents at beginning of
  period.....................................   19,293,059      13,680,229      2,625,713     2,625,713      6,555,281
                                               -----------    ------------   ------------   -----------    -----------
Cash and cash equivalents at end of period...  $13,680,229    $  2,625,713   $  6,555,281   $ 3,945,218    $ 3,510,477
                                               ===========    ============   ============   ===========    ===========
SUPPLEMENTAL INFORMATION:
Cash paid during the period for interest.....  $    59,283    $     89,526   $    480,576   $   208,222    $   553,102
                                               ===========    ============   ============   ===========    ===========
Issuance of warrants in conjunction with
  debt.......................................  $        --    $    126,164   $    259,106   $    49,621    $        --
                                               ===========    ============   ============   ===========    ===========
Conversion of bridge notes into Series E
  preferred stock............................  $        --    $         --   $  2,000,000   $        --    $        --
                                               ===========    ============   ============   ===========    ===========
Stock issued for asset acquisitions..........  $        --    $         --   $    411,000   $        --    $        --
                                               ===========    ============   ============   ===========    ===========

See accompanying notes.

--------------------------------------------------------------------------------

DIGIRAD CORPORATION
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(INFORMATION AS OF JUNE 30, 2001 AND FOR THE SIX MONTHS
ENDED JUNE 30, 2000 AND 2001 IS UNAUDITED)

1. THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

THE COMPANY

Digirad Corporation (the "Company"), a Delaware corporation, designs, develops, manufactures and markets solid-state digital gamma cameras for use in nuclear medicine and provides mobile nuclear medicine imaging services. Nuclear medicine imaging provides unique information about organ function and physiology and can be used for the early detection of many forms of cancer and cardiovascular disease. The Company's portable gamma cameras, which incorporate its proprietary semiconductor detector technology, provide improved images, solid-state reliability, and can be formatted into unique lightweight sizes and shapes. In addition to conventional nuclear medicine applications, the Company's solid-state cameras offer the medical profession imagers that can be used in a variety of new clinical diagnostic imaging applications, which include cost saving applications in the surgical centers, emergency rooms, intensive care units, critical care units and other shared facilities.

BASIS OF PRESENTATION

In 2000, the Company formed two Delaware corporations, Digirad Imaging Solutions, Inc. and its subsidiary Digirad Imaging Systems, Inc., together "DIS", to provide turn-key nuclear cardiology imaging to physicians in their offices on a national basis. DIS is a wholly owned subsidiary of Digirad and was capitalized by contributing certain acquired assets (see Note 2). The accompanying consolidated financial statements include the operations of DIS. Intercompany accounts have been eliminated in consolidation.

INTERIM FINANCIAL DATA

The accompanying consolidated financial statements for the six months ended June 30, 2000 and 2001 are unaudited. The unaudited financial statements have been prepared on the same basis as the audited financial statements and, in the opinion of management, include all adjustments, consisting of only normal recurring adjustments, necessary to state fairly the financial information set forth therein, in accordance with generally accepted accounting principles.

The results of operations for the interim period ended June 30, 2001 are not necessarily indicative of the results which may be reported for any other interim period or for the year ending December 31, 2001.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and disclosures made in the accompanying notes to the consolidated financial statements. Actual results could differ from those estimates.

PRO FORMA STOCKHOLDERS' EQUITY

If an initial public offering contemplated by this Prospectus is consummated under the terms presently anticipated, all shares of redeemable convertible preferred stock outstanding at June 30, 2001 will automatically convert into 27,129,568 common shares. Unaudited pro forma stockholders' equity at June 30, 2001, as adjusted for the conversion of the redeemable convertible preferred stock is disclosed in the accompanying balance sheet.

--------------------------------------------------------------------------------

DIGIRAD CORPORATION
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(INFORMATION AS OF JUNE 30, 2001 AND FOR THE SIX MONTHS
ENDED JUNE 30, 2000 AND 2001 IS UNAUDITED)

CASH AND CASH EQUIVALENTS

The Company considers all investments with an original maturity of three months or less when purchased to be cash equivalents. Cash equivalents primarily represent funds invested in money market funds whose cost equals market value.

OTHER ASSETS

Other assets primarily consist of legal, accounting and other costs incurred in connection with a proposed public offering of common stock in the Company. These deferred offering costs total $626,572 and will be charged against the proceeds received in connection with the offering. In the event the offering is unsuccessful, these costs will be charged against the operations of the Company.

CONCENTRATION OF CREDIT RISK


The Company sells its products to customers in the United States and Japan. A relatively small number of customers account for a significant percentage of the Company's revenues. For the year ended December 31, 2000, three product customers accounted for 15.9%, 11.6% and 10.1% of our consolidated revenues. However, for the six months ended June 30, 2001, no product customers accounted for 10% or more of consolidated revenues. No imaging services customers accounted for 10% or more of our consolidated revenues for the year ended December 31, 2000 or the six months ended June 30, 2001. Revenues in 1998 and 1999 were for sales of various pre-commercialization components of the Company's products, licensing and contract research and were not representative of the Company's current products.


A significant percentage of the Company's net imaging services revenue in 2000 and 2001 is derived from governmental agencies, such as Medicare. Management believes that there are minimal credit risks associated with transactions and balances with these governmental agencies. However, there is a potential risk that reimbursement rates can be reduced in the future.

The Company maintains reserves for potential credit losses and contractual allowances, which historically have been within management's estimates.

INVENTORIES

Inventories are stated at the lower of cost or market, cost being determined on a first-in, first-out basis.

PROPERTY AND EQUIPMENT

Depreciation and amortization of property and equipment, including assets recorded under capital leases, is provided using the straight-line method over the shorter of the estimated useful lives of the related assets, which is generally 3 to 10 years, or the lease term if applicable.

INTANGIBLES

Intangibles include acquired customer contracts, a covenant not-to-compete, patents and trademarks and are recorded at cost. Intangibles, except for patents, are amortized over their estimated useful lives, which range from three to five years. Patents are amortized over the lesser of their estimated useful or legal lives (up to 20 years).

--------------------------------------------------------------------------------

DIGIRAD CORPORATION
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(INFORMATION AS OF JUNE 30, 2001 AND FOR THE SIX MONTHS
ENDED JUNE 30, 2000 AND 2001 IS UNAUDITED)

IMPAIRMENT OF LONG-LIVED ASSETS


The Company follows Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the projected discounted future net cash flows arising from the assets. SFAS 121 also addresses the accounting for long-lived assets that are expected to be disposed of. To date, no such impairments have been identified.


REVENUE RECOGNITION

The Company recognizes revenue when all four of the following criteria are met:
(i) persuasive evidence that an arrangement exists; (ii) delivery of the products and/or services has occurred; (iii) the selling price is fixed or determinable; and (iv) collectibility is reasonably assured. In addition, the Company complies with SEC Staff Accounting Bulletin No. 101, REVENUE RECOGNITION IN FINANCIAL STATEMENTS ("SAB 101"), which became effective in the fourth quarter of 2000. SAB 101 sets forth guidelines on the timing of revenue recognition based upon factors such as passage of title, installation, payment and customer acceptance.

The Company has two primary sources of revenue which are product sales and imaging services. Product revenues consist of revenues from the sales of gamma cameras and revenues are recognized generally upon shipment and passage of title. Revenue for products that have not previously satisfied customer acceptance requirements or from sales where customer payments are based solely on customer acceptance are recognized upon customer acceptance. The Company also provides installation and training for camera sales. The installation is outsourced to a national service company and training is provided by Company representatives. Neither service is essential to the functionality of the product. Both services are performed shortly after delivery and represent an insignificant cost to the Company. The Company accrues these costs at the time of shipment.

Imaging services revenue is derived from the Company's mobile nuclear imaging services. Revenue related to mobile imaging services is recognized at the time services are performed and collection is reasonably assured. Imaging services revenue is billed on a per procedure or per day basis. The Company is reimbursed for mobile imaging services provided to patients under certain programs administered by governmental agencies and private insurance companies. Laws and regulations governing the Medicare and Medicaid programs are complex and subject to interpretation. The Company believes that they are in compliance with all applicable laws and regulations and they are not aware of any pending or threatened investigations involving allegations of potential wrongdoing. Non-compliance can result in significant regulatory action including fines, penalties and exclusion from the Medicare and Medicaid programs.

In 1998, in addition to certain grant revenues, the Company also received $1,250,000 from a collaboration agreement that was terminated in 1999.

STOCK-BASED COMPENSATION

The Company has elected to follow Accounting Principles Board ("APB") Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEEs, and related Interpretations in accounting for its employee stock

--------------------------------------------------------------------------------

DIGIRAD CORPORATION
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(INFORMATION AS OF JUNE 30, 2001 AND FOR THE SIX MONTHS
ENDED JUNE 30, 2000 AND 2001 IS UNAUDITED)

options. Under APB 25, if the exercise price of the Company's employee stock options is not less than the fair market value of the underlying stock on the date of grant, no compensation expense is recognized. In conjunction with the Company's initial public offering contemplated by this prospectus and other events that occurred in 2000, the Company reviewed its exercise prices and arrived at a revised fair value for certain stock options granted subsequent to June 30, 2000. With respect to the options granted between June 30, 2000 and December 31, 2000 and for the six months ended June 30, 2001, the Company has recorded deferred stock compensation of $800,735 and $1,996,183, respectively, for the difference between the original exercise price per share determined by the Board of Directors and the revised estimate of fair value per share at the respective grant date. The approximate weighted average exercise price and approximate weighted average revised fair value per share for the 798,250 options granted between June 30, 2000 and December 31, 2000 was $0.50 and $1.50, respectively. The approximate weighted average exercise price and approximate weighted average revised fair value per share for the 1,169,200 options granted during the six months ended June 30, 2001 was $1.13 and $2.84, respectively. Deferred stock compensation is recognized and amortized on an accelerated basis in accordance with Financial Accounting Standards Board Interpretation ("FIN") No. 28, ACCOUNTING FOR STOCK APPRECIATION RIGHTS AND OTHER VARIABLE STOCK OPTION OR AWARD PLANs, over the vesting period of the related options, generally four years.

Deferred compensation for stock options and warrants granted to non-employees is recorded at fair value as determined in accordance with SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATIOn, and Emerging Issues Task Force ("EITF")
No. 96-18, ACCOUNTING FOR EQUITY INSTRUMENTS THAT ARE ISSUED TO OTHER THAN EMPLOYEES FOR ACQUIRING OR IN CONJUNCTION WITH SELLING GOODS OR SERVICES. The fair value of the unvested options and warrants is periodically remeasured and the related amortization is adjusted as necessary. Compensation expense related to stock options and warrants to purchase common stock issued to non-employees was $32,272 for the year ended December 31, 2000 and $243,029 for the six months ended June 30, 2001.

WARRANTY COSTS

The Company provides a warranty on certain of its products, generally for periods of up to 12 months and accrues the estimated cost at the time revenue is recorded.

RESEARCH AND DEVELOPMENT

Research and development costs are expensed as incurred.

ADVERTISING COSTS

Advertising costs are expensed as incurred. Total advertising costs for the years ended December 31, 1998, 1999 and 2000 and for the six months ended
June 30, 2000 and 2001, were $63,183, $205,500, $133,987, $117,787 and $174,883, respectively.

COMPREHENSIVE INCOME

SFAS No. 130, REPORTING COMPREHENSIVE INCOME, requires that all components of comprehensive income, including net income, be reported in the financial statements in the period in which they are recognized. Comprehensive income is defined as the change in equity during a period from transactions and other events and circumstances from non-owner sources, including unrealized gains and losses on investments and foreign currency translation adjustments. The Company's comprehensive loss is the same as the reported net loss for all periods.

--------------------------------------------------------------------------------

DIGIRAD CORPORATION
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(INFORMATION AS OF JUNE 30, 2001 AND FOR THE SIX MONTHS
ENDED JUNE 30, 2000 AND 2001 IS UNAUDITED)

NET LOSS PER SHARE

The Company calculated net loss per share in accordance with SFAS 128, EARNINGS PER SHARE, and SAB No. 98. Basic earnings per share ("EPS") is calculated by dividing the net income or loss available to common stockholders by the weighted average number of common shares outstanding for the period, without consideration for common stock equivalents. Diluted EPS is computed by dividing the net income available to common stockholders by the weighted average number of common shares outstanding for the period and the weighted average number of dilutive common stock equivalents outstanding for the period determined using the treasury-stock method. For purposes of this calculation, common stock subject to repurchase by the Company, convertible preferred stock, options, and warrants are considered to be common stock equivalents and are only included in the calculation of diluted earnings per share when their effect is dilutive. Under the provisions of SAB No. 98, common shares issued for nominal consideration (as defined), if any, would be included in the per share calculations as if they were outstanding for all periods presented. No common shares have been issued for nominal consideration.

Potentially dilutive securities totaling 21,973,776, 21,752,688, 30,412,668 and 33,466,687 for the years ended December 31, 1998, 1999 and 2000 and the six months ended June 30, 2001, respectively, were excluded from historical basic and diluted earnings per share because of their anti-dilutive effect.

--------------------------------------------------------------------------------

DIGIRAD CORPORATION
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(INFORMATION AS OF JUNE 30, 2001 AND FOR THE SIX MONTHS
ENDED JUNE 30, 2000 AND 2001 IS UNAUDITED)

The unaudited pro forma basic and diluted net loss per share calculations assume the conversion of all outstanding shares of preferred stock into common shares using the as-if converted method as of January 1, 2000 or the date of issuance, if later.

                                              YEARS ENDED DECEMBER 31,             SIX MONTHS ENDED JUNE 30,
                                      -----------------------------------------   ----------------------------
                                             1998           1999           2000          2000             2001
--------------------------------------------------------------------------------------------------------------
Numerator:
  Net loss..........................  $(6,191,961)  $(13,192,421)  $(13,476,372)  $(5,691,174)     $(5,845,509)
  Accretion of deferred issuance
    costs on preferred stock........           --             --        (47,347)           --          (56,361)
                                      -----------   ------------   ------------   -----------      -----------
Net loss applicable to common
  stockholders......................  $(6,191,961)  $(13,192,421)  $(13,523,719)  $(5,691,174)     $(5,901,870)
                                      ===========   ============   ============   ===========      ===========
Denominator:
  Weighted average common shares....    3,305,804      3,384,212      3,809,507     3,483,857        4,536,135
  Weighted average unvested common
    shares subject to repurchase....           --         (3,682)       (64,458)      (29,035)        (169,706)
                                      -----------   ------------   ------------   -----------      -----------
Denominator for basic and diluted
  earnings per share................    3,305,804      3,380,530      3,745,049     3,454,822        4,366,429
                                      ===========   ============   ============   ===========      ===========
Basic and diluted net loss per
  share.............................  $     (1.87)  $      (3.90)  $      (3.61)  $     (1.65)     $     (1.35)
                                      ===========   ============   ============   ===========      ===========
Pro forma basic and diluted net loss
  per share.........................                               $      (0.53)                   $     (0.19)
                                                                   ============                    ===========
Shares used above...................                                  3,745,049                      4,366,429
Pro forma adjustment to reflect
  assumed weighted average effect of
  conversion of preferred stock.....                                 21,729,208                     26,069,875
                                                                   ------------                    -----------
Pro forma shares used to compute
  basic and diluted net loss per
  share.............................                                 25,474,257                     30,436,304
                                                                   ============                    ===========

--------------------------------------------------------------------------------

DIGIRAD CORPORATION
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(INFORMATION AS OF JUNE 30, 2001 AND FOR THE SIX MONTHS
ENDED JUNE 30, 2000 AND 2001 IS UNAUDITED)

RECENT ACCOUNTING PRONOUNCEMENTS

In June 1999, the FASB issued SFAS No. 137, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES--DEFERRAL OF EFFECTIVE DATE OF FASB STATEMENT NO. 133. SFAS No. 137 defers for one year the effective date of SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, which was originally issued in June 1998. SFAS No. 133 now will apply to all fiscal quarters of all fiscal years beginning after June 15, 2000.

SFAS No. 133 requires the Company to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives will either be offset against the change in fair value of the hedged assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings. As of December 31, 2000, the Company did not hold any derivative instruments, or conduct any hedging activities. Therefore there is no anticipated impact to the consolidated financial statements for the adoption of SFAS No. 133.

In June 2001, the FASB issued SFAS No. 141, BUSINESS COMBINATIONS, and SFAS
No. 142, GOODWILL AND INTANGIBLE ASSETS. SFAS No. 141 is effective for all business combinations completed after June 30, 2001. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001; however, certain provisions of this Statement apply to goodwill and other intangible assets acquired between July 1, 2001 and the effective date of SFAS No. 142. Major provisions of these Statements and their effective dates for the Company are as follows: (i) all business combinations initiated after June 30, 2001 must use the purchase method of accounting. The pooling of interest method of accounting is prohibited except for transactions initiated before July 1, 2001; (ii) Intangible assets acquired in a business combination must be recorded separately from goodwill if they arise from contractual or other legal rights or are separable from the acquired entity and can be sold, transferred, licensed, rented or exchanged, either individually or as part of a related contract, asset or liability; (iii) Goodwill and intangible assets with indefinite lives acquired after June 30, 2001, will not be amortized. Effective January 1, 2002, all previously recognized goodwill and intangible assets with indefinite lives will no longer be subject to amortization; (iv) Effective January 1, 2002, goodwill and intangible assets with indefinite lives will be tested for impairment annually and whenever there is an impairment indicator; and (v) all acquired goodwill must be assigned to reporting units for purpose of impairment testing and segment reporting. The Company is currently evaluating the impact that SFAS
Nos. 141 and 142 will have on its financial reporting requirements.

2. ASSET ACQUISITIONS

On August 31, 2000, the Company entered into an Asset Purchase Agreement with Florida Cardiology and Nuclear Medicine Group ("FC"), a provider of fixed site and mobile nuclear imaging services that operates in Florida. The Company paid $1,648,000 (including 300,000 shares of common stock valued at $411,000) to acquire the accounts receivables, customer contracts of the mobile nuclear imaging services of FC and a covenant not-to-compete from the seller. The Company utilizes its technology, products, processes and procedures to provide services to the customers acquired. The Company allocated the purchase price to the assets acquired as follows: $101,000 to accounts receivable and

--------------------------------------------------------------------------------

DIGIRAD CORPORATION
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(INFORMATION AS OF JUNE 30, 2001 AND FOR THE SIX MONTHS
ENDED JUNE 30, 2000 AND 2001 IS UNAUDITED)

$1,547,000 to customer contracts. The cost of the customer contracts is being amortized over five years.

As additional consideration for the purchase of the assets, the Company shall pay to FC a payment based on earnings before interest, income taxes, depreciation and amortization ("EBITDA") during the six months ending
August 31, 2001. The payout is payable 50% in cash and 50% in common stock to be issued at the fair value at the date of issuance. In addition, if the Company meets certain revenue collection thresholds during the nine-month period ending one year from the closing of the purchase, the Company will issue 100,000 shares of common stock to FC.

As part of the agreement with FC, the Company entered into a service agreement with FC, whereby FC provided medical billing and collection services. In 2001, the Company replaced FC with another third-party billing and collections service provider.

In November 2000, the Company completed an Asset Purchase Agreement with Nuclear Imaging Systems, Inc. and Cardiovascular Concepts, P.C. (together, "NIS"), a provider of fixed site and mobile nuclear imaging services, which operated in several Mid-Atlantic states. The Company paid $935,000 primarily to acquire NIS's customer contracts. The Company utilizes its technology, products, processes and procedures to provide imaging services to the customers acquired. The Company allocated the purchase price to the assets acquired as follows:
$56,000 to fixed assets, $7,000 to deposits and $872,000 to customer contracts. The cost of the customer contracts is being amortized over five years.

As part of the Asset Purchase Agreement, the Company entered into a medical billing and collection service agreement with Medical Management Concepts, Inc. ("MMC"), a subsidiary of NIS. In 2001 the agreement with MMC was terminated and the Company replaced MMC with another third-party billing and collections service provider.

In addition to the Asset Purchase Agreement, the Company entered into a consulting agreement with the principal shareholder of NIS, whereby the consultant agreed to provide consulting services (as defined) for a period of three years ending on September 29, 2003. As compensation, the consultant could receive up to 150,000 shares of the Company's common stock, based on achieving certain revenue targets; however, as long as the consultant does not breach the non-competition conditions, he will receive a minimum of 100,000 shares of common stock. The fair value of the minimum 100,000 shares of common stock is $172,000 and has been recorded as a covenant not-to-compete on the accompanying balance sheet and amortized over three years.

3. FINANCIAL STATEMENT DETAILS

The composition of certain balance sheet accounts is as follows:

ACCOUNTS RECEIVABLE

                                                                    DECEMBER 31,
                                                              -------------------------      JUNE 30,
                                                                     1999          2000          2001
-----------------------------------------------------------------------------------------------------
Accounts receivable.........................................  $       --    $3,093,142    $5,221,011
Less allowance for doubtful accounts........................          --       (39,121)     (233,991)
                                                              ----------    ----------    ----------
                                                              $       --    $3,054,021    $4,987,020
                                                              ==========    ==========    ==========

--------------------------------------------------------------------------------

DIGIRAD CORPORATION
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(INFORMATION AS OF JUNE 30, 2001 AND FOR THE SIX MONTHS
ENDED JUNE 30, 2000 AND 2001 IS UNAUDITED)

INVENTORIES

                                                                   DECEMBER 31,
                                                              -----------------------      JUNE 30,
                                                                   1999          2000          2001
---------------------------------------------------------------------------------------------------
Raw materials...............................................  $266,574    $1,620,999    $2,074,876
Work-in-progress............................................    22,214     2,110,857     4,909,053
Finished goods..............................................        --       144,105       781,481
                                                              --------    ----------    ----------
                                                              $288,788    $3,875,961    $7,765,410
                                                              ========    ==========    ==========

PROPERTY AND EQUIPMENT

                                                                    DECEMBER 31,
                                                              -------------------------       JUNE 30,
                                                                     1999          2000           2001
------------------------------------------------------------------------------------------------------
Machinery and equipment.....................................  $ 2,155,228   $ 6,074,846   $ 8,176,057
Furniture and fixtures......................................      212,932       239,505       227,495
Computers and software......................................    1,121,685     1,313,903     1,531,845
Leasehold improvements......................................      773,167       891,757       919,711
Construction in process.....................................      140,451       365,279       425,546
                                                              -----------   -----------   -----------
                                                                4,403,463     8,885,290    11,280,654
Less accumulated depreciation and amortization..............   (2,251,979)   (2,577,323)   (3,370,480)
                                                              -----------   -----------   -----------
                                                              $ 2,151,484   $ 6,307,967   $ 7,910,174
                                                              ===========   ===========   ===========

During 2000 and 2001, the Company entered into a series of financing transactions structured as capital leases. The equipment, consisting of vans equipped with the Company's portable gamma cameras, is used by DIS to provide mobile nuclear imaging services. The terms of these leases generally range from 36 to 63 months. The cost of the equipment was $2,973,636 ($106,899 of accumulated depreciation) at December 31, 2000 and $4,112,650 ($396,939 of accumulated depreciation) at June 30, 2001.

INTANGIBLES

                                                                   DECEMBER 31,
                                                              -----------------------      JUNE 30,
                                                                   1999          2000          2001
---------------------------------------------------------------------------------------------------
Acquired customer contracts.................................  $     --    $2,419,000    $2,419,000
Patents and trademarks......................................   421,458       370,335       418,949
Covenant not-to-compete.....................................        --       172,000       172,000
                                                              --------    ----------    ----------
                                                               421,458     2,961,335     3,009,949
Less accumulated amortization...............................    (9,301)     (137,800)     (452,330)
                                                              --------    ----------    ----------
                                                              $412,157    $2,823,535    $2,557,619
                                                              ========    ==========    ==========

--------------------------------------------------------------------------------

DIGIRAD CORPORATION
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(INFORMATION AS OF JUNE 30, 2001 AND FOR THE SIX MONTHS
ENDED JUNE 30, 2000 AND 2001 IS UNAUDITED)

OTHER ACCRUED LIABILITIES

                                                                  DECEMBER 31,
                                                              ---------------------      JUNE 30,
                                                                   1999        2000          2001
-------------------------------------------------------------------------------------------------
Accrued interest............................................  $ 29,817    $154,415    $   91,217
Customer deposits...........................................        --     125,200        11,200
Sales tax payable...........................................     9,675     118,255       183,435
Accrued royalties...........................................        --      96,000       125,500
Accrued offering costs......................................        --          --       337,814
Other accrued liabilities...................................    66,753     431,268       543,803
                                                              --------    --------    ----------
                                                              $106,245    $925,138    $1,292,969
                                                              ========    ========    ==========

4. DEBT

The composition of the Company's debt balance is as follows:

                                                                    DECEMBER 31,
                                                              -------------------------       JUNE 30,
                                                                     1999          2000           2001
------------------------------------------------------------------------------------------------------
Lines of credit.............................................  $       --    $   788,348   $ 2,957,023
Loan and security agreement.................................   1,954,650      3,141,960     2,400,314
Capital lease obligations (Note 5)..........................          --      4,152,074     5,480,389
Debt discount...............................................    (119,220)      (203,380)     (147,898)
                                                              ----------    -----------   -----------
                                                               1,835,430      7,879,002    10,689,828
Current portion of debt.....................................    (414,672)    (2,934,580)   (5,613,945)
                                                              ----------    -----------   -----------
Long-term debt, less current portion........................  $1,420,758    $ 4,944,422   $ 5,075,883
                                                              ==========    ===========   ===========

NOTES PAYABLE TO FINANCIAL INSTITUTIONS

In April 2000, the Company entered into a line of credit with a bank for a $2,500,000 revolving line of credit. Borrowings under the line of credit accrue interest at the bank's floating prime rate plus 1% (9.75% at December 31, 2000) and are limited to the available borrowing base (as defined). In July 2001, the line of credit was increased to $4,300,000 and the amended line of credit accrues interest at the bank's floating prime rate plus 2%. The Company is required to make monthly interest payments. The revolving line of credit expires July 31, 2002 with any unpaid balance due upon expiration.

In November 1999, the Company entered into a loan and security agreement to borrow up to $3,000,000. In August 2000, the Company modified its November 1999 loan agreement to borrow an additional $1,000,000. Borrowings under this agreement accrue interest at rates between 13.53% and 14.40%. The Company is required to make monthly payments of $156,273 on principal and interest through November 2002.

During 1999 and 2000, in conjunction with the loan and security agreement (as amended), the Company issued the lender warrants to purchase 294,713 shares of Series E preferred stock at a price of $3.036 per share and valued the warrants at $280,529. The warrants are exercisable immediately. The value of the warrant is recorded as debt discount and is amortized to interest expense on a straight-line basis over the term of the debt. The fair value of the warrants was determined using the Black-Scholes option pricing model with the following assumptions: dividend yield of 0%; expected volatility of 75%; risk-free interest rate of 6%; and a term of three years.

--------------------------------------------------------------------------------

DIGIRAD CORPORATION
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(INFORMATION AS OF JUNE 30, 2001 AND FOR THE SIX MONTHS

ENDED JUNE 30, 2000 AND 2001 IS UNAUDITED)

In January 2001, the Company entered into a loan and security agreement related to DIS for a revolving line of credit. The Company can draw up to $2,500,000 and an additional $2,500,000 upon approval by the lender's credit committee. The borrowings under the line of credit are limited to 85% of Qualified Account (as defined) and accrue interest at the higher of prime plus 1.25% or 10.25%. The revolving credit line expires in January 2004.

NOTES PAYABLE TO STOCKHOLDERS

The Company has notes payable to stockholders totaling $735,000 that bear interest at 6.35% per year. The notes mature on March 31 of the year immediately following the first year in which the Company generates cash from operations. Since the Company does not expect to generate cash from operations in the year ended December 31, 2001, these notes have been classified as long-term.

Principal maturities on long-term debt, excluding capital lease obligations (see
Note 5), and notes payable to stockholders are as follows at December 31, 2000:

2001.......................  $1,536,023
2002.......................   1,605,937
                             ----------
                             $3,141,960
                             ==========

The Company's borrowings are generally subject to financial and other restrictive covenants. Substantially all of the Company's assets have been pledged as collateral.

5. LEASE COMMITMENTS

The Company leases its facilities under non-cancelable operating leases which expire through 2002. Rent expense was $303,475, $390,919, $418,470, $199,549, and $346,188 for the years ended December 31, 1998, 1999 and 2000 and the six months ended June 30, 2000 and 2001, respectively.

Annual future minimum lease payments as of December 31, 2000 are as follows:

                                                               OPERATING       CAPITAL
                                                                  LEASES        LEASES
--------------------------------------------------------------------------------------
2001........................................................   $351,872    $ 1,240,640
2002........................................................    158,122      1,305,916
2003........................................................     69,375      1,199,575
2004........................................................     28,125        880,552
2005........................................................     24,375        880,552
Thereafter..................................................      4,063             --
                                                               --------    -----------
Total minimum lease payments................................   $635,932      5,507,235
                                                               ========
Less amount representing interest...........................                (1,355,161)
                                                                           -----------
Present value of future minimum capital lease obligations...                 4,152,074
Less amounts due in one year................................                  (721,163)
                                                                           -----------
Long-term portion of capital lease obligations..............               $ 3,430,911
                                                                           ===========

--------------------------------------------------------------------------------

DIGIRAD CORPORATION
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(INFORMATION AS OF JUNE 30, 2001 AND FOR THE SIX MONTHS

ENDED JUNE 30, 2000 AND 2001 IS UNAUDITED)

6. REDEEMABLE CONVERTIBLE PREFERRED STOCK

                                                                   DECEMBER 31, 2000              JUNE 30, 2001
                                                               --------------------------   --------------------------
                                                                               REDEMPTION                   REDEMPTION
                                                                                      AND                          AND
                                                   PRICE PER        NUMBER    LIQUIDATION        NUMBER    LIQUIDATION
DATE ISSUED                               SERIES       SHARE     OF SHARES          VALUE     OF SHARES          VALUE
----------------------------------------------------------------------------------------------------------------------
March 1995............................   A          $  1.00     2,250,000    $ 2,250,000     2,250,000    $ 2,250,000
December 1995.........................   B          $  1.10     2,281,000      2,509,100     2,281,000      2,509,100
August 1997...........................   C          $  1.25     4,800,000      6,000,000     4,800,000      6,000,000
August 1997...........................   D          $2.3073     8,668,140     20,000,000     8,668,140     20,000,000
June 1998.............................   E          $ 3.036       494,071      1,500,000       494,071      1,500,000
March, April, June, November and
  December 2000.......................   E          $ 3.036     6,697,646     20,334,053     6,697,646     20,334,053
January, March and April 2001.........   E          $ 3.036            --             --     1,938,711      5,885,927
                                                               ----------    -----------    ----------    -----------
                                                               25,190,857     52,593,153    27,129,568     58,479,080
                                                               ==========                   ==========
Less: Unamortized deferred issuance
  costs                                                                         (338,411)                    (369,944)
                                                                             -----------                  -----------
                                                                             $52,254,742                  $58,109,136
                                                                             ===========                  ===========

Deferred issuance costs through December 31, 2000 and June 30, 2001 for all series of preferred stock totaled $385,758 and $473,652, respectively, and are being accreted up to the redemption value through July 31, 2004 (the earliest redemption date).

The preferred stock is redeemable on or after July 31, 2004, upon the request of at least 66 2/3% of the holders of preferred stock. The Company shall redeem all outstanding shares of preferred stock by paying in cash its liquidation value plus declared but unpaid dividends. No dividends have been declared through June 30, 2001.

The preferred stock will automatically be converted into shares of common stock upon the closing of a sale of the Company's common stock in a public offering registered under the Securities Act of 1933 which results in aggregate gross proceeds equal to or exceeding $15,000,000 at a price equal to or exceeding $7.50 per share of common stock, or with the approval of holders of at least 75% of the outstanding shares of preferred stock and the approval of 60% of the holders of Series D. Each share of the Series A, B, C, D, and E preferred stock is convertible, at the option of the holder, into one share of the Company's common stock, which has been reserved for issuance upon conversion of the preferred stock, subject to certain antidilution adjustments.

Holders of the Series A, B, C, D, and E preferred stock are entitled to receive dividends, if and when declared by the Board of Directors, at a rate of $0.10, $0.11, $0.125, $0.231, and $0.304 per share per annum, respectively. The holder of each share of preferred stock is entitled to the number of votes equal to the number of shares of common stock into which the preferred stock could be converted. The Company is subject to certain covenants under the agreements that require the vote or written consent by a majority of the then outstanding preferred shares regarding certain changes in the rights and interests of the preferred shares. The shareholders also have certain antidilutive rights.

--------------------------------------------------------------------------------
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DIGIRAD CORPORATION
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(INFORMATION AS OF JUNE 30, 2001 AND FOR THE SIX MONTHS

ENDED JUNE 30, 2000 AND 2001 IS UNAUDITED)

In the event of any liquidation, dissolution or winding up of the Company, the holders of preferred stock are entitled to receive their liquidation value prior and in preference to any distribution of the assets or surplus funds of the Company to the holders of common stock. If, upon the occurrence of such event, the assets and funds distributed among the holders of preferred stock are insufficient to permit full payment, the entire assets and funds of the Company would be distributed among the preferred shareholders in proportion to the product of the liquidation preference of each such share and the number of such shares owned by each such holder.

7. STOCKHOLDERS' EQUITY (DEFICIT)

WARRANTS

During 2000, in conjunction with two consulting agreements, the Company issued two warrants to purchase 10,000 and 500 shares of the Company's common stock at $1.50 and $3.04 per share, respectively. The warrants are exercisable immediately and expire in November 2005. The fair value of the warrants was $5,670.

During the six months ended June 30, 2001, in conjunction with various sales and marketing arrangements, the Company issued warrants to purchase 90,000 shares of the Company's common stock at prices ranging from $1.50 to $3.04 per share. The warrants are exercisable immediately and expire five years from the date of issuance. The fair value of the warrants was $138,300.

In September 2000, in conjunction with convertible bridge note financing the Company issued warrants to purchase up to 65,875 shares of Series E preferred stock at $3.036 per share. The warrants are exercisable immediately and expire the earlier of (i) September 2005 or (ii) the closing of an initial public offering. The fair value of the warrants was $104,741 and was recognized as interest expense in December 2000 due to the conversion of the bridge notes.

During 1999 and 2000, in connection with the Company's loan security agreements, the Company issued 294,713 warrants to purchase Series E preferred stock at a price of $3.036 per share. The fair value of the warrants issued was $126,164 in 1999 and $154,365 in 2000.


All of the warrants above were valued using the Black-Scholes option pricing model with the following assumptions: dividend yield of 0%; expected volatility of 75%; risk-free interest rate of 6%; and a term of three years.


STOCK OPTIONS

In December 1998, the Company's 1997 Stock Option/Stock Issuance Plan was replaced with the 1998 Stock Option/Stock Issuance Plan ("1998 Plan") under which 1,000,000 shares of common stock were reserved for issuance upon exercise of options granted by the Company. Under all stock option plans, the Company is authorized to issue an aggregate of 6,654,860 shares of common stock. Terms of the stock option agreements, including vesting requirements (which is generally four years), are determined by the Board of Directors. Upon grant, the options are exercisable immediately; however any exercised but unvested shares are subject to repurchase by the Company at the original exercise price. Options granted have a term of up to ten years.

--------------------------------------------------------------------------------

DIGIRAD CORPORATION
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(INFORMATION AS OF JUNE 30, 2001 AND FOR THE SIX MONTHS
ENDED JUNE 30, 2000 AND 2001 IS UNAUDITED)

The following table summarizes option activity under the stock option plans:

                                                                            WEIGHTED
                                                                             AVERAGE
                                                                            EXERCISE
                                                                  SHARES       PRICE
------------------------------------------------------------------------------------
Outstanding at December 31, 1997............................   2,506,360    $   0.31
  Granted...................................................   1,248,170    $   0.33
  Cancelled.................................................    (193,079)   $   0.42
  Exercised.................................................     (80,886)   $   0.43
                                                              ----------
Outstanding at December 31, 1998............................   3,480,565    $   0.31
  Granted...................................................     773,500    $   0.35
  Cancelled.................................................  (1,164,991)   $   0.26
  Exercised.................................................     (35,725)   $   0.29
                                                              ----------
Outstanding at December 31, 1999............................   3,053,349    $   0.34
  Granted...................................................   2,574,964    $   0.48
  Cancelled.................................................    (333,754)   $   0.36
  Exercised.................................................    (663,006)   $   0.30
                                                              ----------
Outstanding at December 31, 2000............................   4,631,553    $   0.42
  Granted...................................................   1,230,700    $   1.14
  Cancelled.................................................     (58,209)   $   0.68
  Exercised.................................................    (214,127)   $   0.37
                                                              ----------
Outstanding at June 30, 2001................................   5,589,917    $   0.58
                                                              ==========

As of December 31, 2000 and June 30, 2001, 1,202,190 and 40,264 shares, respectively, were available for future grant.

Following is a further breakdown of the options outstanding as of December 31, 2000:

                                                             WEIGHTED                     WEIGHTED
                                            WEIGHTED          AVERAGE                      AVERAGE
                                             AVERAGE   EXERCISE PRICE               EXERCISE PRICE
                             OPTIONS     CONTRACTUAL       OF OPTIONS      VESTED        OF VESTED
EXERCISE PRICE           OUTSTANDING   LIFE IN YEARS      OUTSTANDING     OPTIONS          OPTIONS
--------------------------------------------------------------------------------------------------
    $            0.21        606,995             5.0    $       0.21      579,584    $       0.21
    $            0.25        360,527             7.1    $       0.25      265,919    $       0.25
    $            0.35      2,155,174             8.6    $       0.35      646,971    $       0.35
    $            0.50      1,158,057             9.6    $       0.50       98,984    $       0.50
    $            0.75        300,000             5.2    $       0.75      285,000    $       0.75
    $    3.04 - $3.50         50,800             9.4    $       3.41       50,800    $       3.41
                        ------------    ------------   -------------    ---------   -------------
                           4,631,553             8.1    $       0.42    1,927,258    $       0.44
                        ============    ============   =============    =========   =============

The weighted average fair values of options granted in 1998, 1999, and 2000 were $0.08, $0.07, and $0.59, respectively.

Adjusted pro forma information regarding net loss is required by SFAS 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that

--------------------------------------------------------------------------------

DIGIRAD CORPORATION
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(INFORMATION AS OF JUNE 30, 2001 AND FOR THE SIX MONTHS
ENDED JUNE 30, 2000 AND 2001 IS UNAUDITED)

Statement. The fair value for these options was estimated at the date of grant using the Minimum Value pricing model with the following weighted- average assumptions for 1998, 1999 and 2000: a risk-free interest rates of 5%, 5% and 6%, respectively; a dividend yield of 0%; and a life of the option of five, five and six years, respectively.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized on an accelerated basis in accordance with FIN 28 over the vesting period. The Company's pro forma net loss information is as follows:

                                                                      YEARS ENDED DECEMBER 31,
                                                              -----------------------------------------
                                                                     1998           1999           2000
-------------------------------------------------------------------------------------------------------
Pro forma net loss..........................................  $(6,244,166)  $(13,307,042)  $(13,632,212)
Pro forma net loss per share-basic and diluted..............  $     (1.89)  $      (3.94)  $      (3.64)

The pro forma results above are not likely to be representative of the effects of applying SFAS 123 on reported net income or loss for future years.

NOTES RECEIVABLE FROM STOCKHOLDERS

At December 31, 1999 and 2000 and June 30, 2001, the Company had notes receivable from employee stockholders of $4,180, $85,919 and $111,919, respectively. The notes relate to the exercise of common stock options, are full recourse and bear interest at 6% per year. The notes are due on the earlier of
(i) the date on which the employee ceases to be employed by the Company,
(ii) 90 days after an initial public offering of the Company's common stock; or
(iii) May 15, 2010.

COMMON SHARES RESERVED FOR ISSUANCE

The following table summarizes common shares reserved for future issuance:

                                                               DECEMBER 31,      JUNE 30,
                                                                       2000          2001
-----------------------------------------------------------------------------------------
Redeemable convertible preferred stock......................     25,190,857    27,129,568
Convertible preferred stock warrants........................        360,588       360,588
Common stock warrants.......................................         10,500       100,500
Common stock options........................................      5,833,743     5,630,181
Commitment to issue common stock (Note 2)...................        150,000       150,000
                                                              -------------   -----------
Total common shares reserved for issuance...................     31,545,688    33,370,837
                                                              =============   ===========

8. INCOME TAXES

As of December 31, 2000, the Company had federal and California income tax net operating loss carryforwards of approximately $39,896,000 and $27,920,000, respectively. The difference between the federal and California tax loss carryforwards is primarily attributable to the 50% limitation in the utilization of California net operating loss carryforwards. The federal tax loss carryforwards will begin expiring in 2006 unless previously utilized. The California tax loss carryforwards will begin to expire in 2002 unless previously utilized. The Company also has federal and California research and development and other credit carryforwards of approximately $1,570,000 and $1,250,000, respectively. The federal research and development and other credit carryforwards begin to expire in 2005 unless previously utilized.

--------------------------------------------------------------------------------

DIGIRAD CORPORATION
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(INFORMATION AS OF JUNE 30, 2001 AND FOR THE SIX MONTHS

ENDED JUNE 30, 2000 AND 2001 IS UNAUDITED)

The Company's net operating loss and credit carryforwards are subject to an annual limitation on their use as a result of changes in ownership during 1995 and 1997, pursuant to Internal Revenue Code Sections 382 and 383. However, these annual limitations are not expected to have a material affect on the Company's ability to utilize its carryforwards.

Significant components of the Company's deferred tax assets are shown below. A valuation allowance, of which $5,402,000 relates to 2000, has been recognized to offset the deferred tax assets, as realization of such assets is uncertain.

                                                                     DECEMBER 31,
                                                              ---------------------------
                                                                      1999           2000
-----------------------------------------------------------------------------------------
Deferred tax assets:
  Capitalized research expense..............................  $  1,517,000   $  1,011,000
  Net operating loss carryforwards..........................    10,535,000     15,569,000
  Research and development and other credits................     1,332,000      2,193,000
  Other, net................................................       536,000        963,000
                                                              ------------   ------------
Total deferred tax assets...................................    13,920,000     19,736,000
Deferred tax liabilities--expensed patents..................       (53,000)      (467,000)
                                                              ------------   ------------
Total net deferred tax assets...............................    13,867,000     19,269,000
Valuation allowance for deferred tax assets.................   (13,867,000)   (19,269,000)
                                                              ------------   ------------
Net deferred tax assets.....................................  $         --   $         --
                                                              ============   ============

9. SEGMENTS

During 2000, the Company commenced commercial operations and realigned its operating structure into two reportable segments, products and imaging services. The Company's new reporting segments have been determined based on the nature of the products and/or services offered to customers or the nature of their function in the organization. The Company evaluates performance and allocates certain costs based on the percentage of sales contributed by each segment. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies. In prior years, the Company operated in one reportable segment, which is not comparable to the two

--------------------------------------------------------------------------------

DIGIRAD CORPORATION
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(INFORMATION AS OF JUNE 30, 2001 AND FOR THE SIX MONTHS

ENDED JUNE 30, 2000 AND 2001 IS UNAUDITED)

reportable segments in fiscal 2000 and thereafter. As a result, prior years have been presented as "Other" in the information shown below.

                                                                                           SIX MONTHS ENDED
                                                  YEARS ENDED DECEMBER 31,                     JUNE 30,
                                         ------------------------------------------   ---------------------------
                                                 1998           1999           2000           2000           2001
-----------------------------------------------------------------------------------------------------------------
REVENUES BY SEGMENT:
Products...............................  $        --    $         --   $  5,815,474   $ 1,456,480    $ 9,802,365
Imaging services.......................           --              --      1,259,948            --      4,216,575
Other..................................    1,920,969         283,889             --            --             --
                                         -----------    ------------   ------------   -----------    -----------
  Consolidated revenues................  $ 1,920,969    $    283,889   $  7,075,422   $ 1,456,480    $14,018,940
                                         ===========    ============   ============   ===========    ===========
GROSS PROFIT (LOSS) BY SEGMENT:
Products...............................  $        --    $         --   $ (4,018,877)  $(2,145,323)   $ 3,364,596
Imaging services.......................           --              --        420,652            --        822,212
Other..................................    1,532,797          19,344             --            --             --
                                         -----------    ------------   ------------   -----------    -----------
  Consolidated gross profit (loss).....  $ 1,532,797    $     19,344   $ (3,598,225)  $(2,145,323)   $ 4,186,808
                                         ===========    ============   ============   ===========    ===========
NET LOSS BY SEGMENT:
LOSS FROM OPERATIONS
Products...............................  $        --    $         --   $(12,324,646)  $(5,594,206)   $(3,041,840)
Imaging services.......................           --              --       (614,434)           --     (2,403,010)
Other..................................   (7,049,214)    (13,465,955)            --            --             --
                                         -----------    ------------   ------------   -----------    -----------
  Consolidated loss from operations....   (7,049,214)    (13,465,955)   (12,939,080)   (5,594,206)    (5,444,850)
RECONCILING ITEMS
Interest income........................      903,294         360,476        242,831       123,736        144,732
Interest expense.......................      (46,041)        (86,942)      (780,123)     (220,704)      (545,391)
                                         -----------    ------------   ------------   -----------    -----------
  Consolidated net loss................  $(6,191,961)   $(13,192,421)  $(13,476,372)  $(5,691,174)   $(5,845,509)
                                         ===========    ============   ============   ===========    ===========
DEPRECIATION AND AMORTIZATION BY
  SEGMENT:
Products...............................  $        --    $         --   $    890,763   $   371,141    $   542,249
Imaging services.......................           --              --        257,820            --        638,797
Other..................................      573,030         733,947             --            --             --
                                         -----------    ------------   ------------   -----------    -----------
  Consolidated depreciation and
    amortization.......................  $   573,030    $    733,947   $  1,148,583   $   371,141    $ 1,181,046
                                         ===========    ============   ============   ===========    ===========
IDENTIFIABLE ASSETS BY SEGMENT:
Products...............................  $        --    $         --   $ 16,001,066   $12,489,000    $23,654,270
Imaging services.......................           --              --      7,206,343            --      4,903,042
Other..................................   16,365,039       5,699,304             --            --             --
                                         -----------    ------------   ------------   -----------    -----------
  Consolidated assets..................  $16,365,039    $  5,699,304   $ 23,207,409   $12,489,000    $28,557,312
                                         ===========    ============   ============   ===========    ===========

Sales to a distributor in Japan represented 8.5% and 5.0% of total revenues for the year ended December 31, 2000 and the six months ended June 30, 2001, respectively. The Company did not have any foreign sales for the years ended December 31, 1998 and 1999.

--------------------------------------------------------------------------------

DIGIRAD CORPORATION
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(INFORMATION AS OF JUNE 30, 2001 AND FOR THE SIX MONTHS

ENDED JUNE 30, 2000 AND 2001 IS UNAUDITED)

10. EMPLOYEE RETIREMENT PLAN

The Company has a 401(k) retirement plan (the "Plan"), under which all full-time employees may contribute up to 15% of their annual salary, within limits. The Company may elect to make discretionary contributions upon the approval of the Board of Directors. Through June 30, 2001, the Company had not contributed to the Plan.

11. SUBSEQUENT EVENTS

On August 23, 2001, the Company issued 2,618,462 shares of Series F preferred stock at $3.25 per share for total proceeds of $8,510,002. These holders of the Series F preferred stock are entitled to similar rights and privileges as described in Note 6, except that the price-based antidilution provisions of the Series F preferred stock were modified.

In July 2001, the Company was served with notice that a complaint had been filed by Medical Management Concepts, Inc. in the United States District Court for the Eastern District of Pennsylvania. The complaint alleges, among other things, breach of the terms of a Services Agreement and an Employee Lease Agreement, each dated September 2000 and entered into by and between DIS and MMC. This complaint seeks recovery of damages for approximately $81,000 plus 12.5% of the adjusted estimated net revenue generated from gross sums billed to our mobile nuclear imaging customers from May 1, 2001 to October 31, 2003. The Company believes it has meritorious defenses against this complaint and that its ultimate resolution will not have a material impact on the financial statements.

--------------------------------------------------------------------------------
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
                                     [LOGO]

--------------------------------------------------------------------------------

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The expenses to be paid by the Registrant are as follows. All amounts other than the SEC registration fee, the NASD filing fees and the Nasdaq National Market listing fee are estimates.

                                                                  AMOUNT
                                                                   TO BE
                                                                    PAID
                                                              ----------
SEC registration fee........................................  $
NASD filing fee.............................................
Nasdaq National Market listing fee..........................
Legal fees and expenses.....................................
Accounting fees and expenses................................
Printing and engraving......................................
Blue sky fees and expenses (including legal fees)...........
Transfer agent fees.........................................
Miscellaneous...............................................
    Total...................................................  $
                                                              ==========

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

Article IV of the Registrant's amended and restated certificate of incorporation allows for the indemnification of directors and officers to the fullest extent permissible under Delaware law.

Article VI of the Registrant's bylaws provides for the indemnification of officers, directors and third parties acting on behalf of us if such person acted in good faith and in a manner reasonably believed to be in and not opposed to our best interest, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.

The Registrant has entered into indemnification agreements with our directors and executive officers, in addition to indemnification provided for in our bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future. The indemnification agreements may require the Registrant, among other things, to indemnify our directors and officers against certain liabilities that may arise by reason of their status or service as directors and officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance, if available on reasonable terms. At present, there is no litigation or proceeding pending involving a director, officer or employee of the Registrant regarding which indemnification is sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification.

Reference is also made to Section   of the Underwriting Agreement, which
provides for the indemnification of officers, directors and controlling persons of the Registrant against certain liabilities. The indemnification provision in the Registrant's amended and restated certificate of incorporation, bylaws and the indemnification agreements entered into between the Registrant and each of its

--------------------------------------------------------------------------------

PART II
--------------------------------------------------------------------------------

directors and executive officers may be sufficiently broad to permit indemnification of the Registrant's directors and executive officers for liabilities arising under the Securities Act of 1933.

The Registrant applied for liability insurance for our officers and directors.

Reference is made to the following documents filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere in this prospectus:

                                                              EXHIBIT
DOCUMENT                                                      NUMBER
----------------------------------------------------------------------
Form of Underwriting Agreement..............................     1.1
Form of Amended and Restated Certificate of Incorporation to
  be in effect immediately prior to the closing of this
  offering..................................................     3.2
Form of Amended and Restated Bylaws to be in effect
  immediately prior to the closing of this offering.........     3.4
Form of Indemnification Agreement...........................   10.28

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

    (1) On June 23, 1998, the Registrant issued and sold 494,071 shares of its Series E Preferred Stock to Johnson & Johnson Development Corporation for an aggregate purchase price of $1,500,000. The Registrant relied on the exemption provided by Section 4(2) and/or Regulation D promulgated under the Securities Act of 1933. The issuance was made without general solicitation or advertising. The purchaser was a sophisticated investor with access to all relevant information necessary to evaluate the investment and represented to the Registrant that the securities were being acquired for investment;

    (2) On October 27, 1999, the Registrant issued warrants to purchase up to 197,628 shares of its Series E Preferred Stock with an exercise price of $3.036 per share to 2 purchasers in connection with a Loan and Security Agreement under which the purchasers agreed to loan the Registrant up to $2,000,000. The Registrant relied on the exemption provided by Section 4(2) and/or Regulation D promulgated under the Securities Act of 1933. The issuances were made without general solicitation or advertising. Each purchaser was a sophisticated investor with access to all relevant information necessary to evaluate the investment and represented to the Registrant that the securities were being acquired for investment;

    (3) On March 15, 2000, the Registrant issued and sold 2,194,797 shares of its Series E Preferred Stock to 10 purchasers for an aggregate purchase price of $6,663,415. The Registrant relied on the exemption provided by Section 4(2) and/or Regulation D promulgated under the Securities Act of 1933. The issuances were made without general solicitation or advertising. Each purchaser was a sophisticated investor with access to all relevant information necessary to evaluate the investment and represented to the Registrant that the securities were being acquired for investment;

    (4) On April 6, 2000, the Registrant issued and sold 1,151,407 shares of its Series E Preferred Stock to 6 purchasers for an aggregate purchase price of $3,495,676. The Registrant relied on the exemption provided by Section 4(2) and/or Regulation D promulgated under the Securities Act of 1933. The issuances were made without general solicitation or advertising. Each purchaser was a sophisticated investor with access to all relevant information necessary to evaluate the investment and represented to the Registrant that the securities were being acquired for investment;

    (5) On May 9, 2000, the Registrant issued warrants to purchase up to 31,208 shares of its Series E Preferred Stock with an exercise price of $3.036 per share to 2 purchasers in connection with a Loan and Security Agreement between the parties in which the purchasers agreed to loan the Registrant up to $2,000,000. The Registrant relied on the exemption provided by Section 4(2) and/or Regulation D promulgated under the Securities Act of 1933. The issuances were made without general

--------------------------------------------------------------------------------

PART II
--------------------------------------------------------------------------------

solicitation or advertising. Each purchaser was a sophisticated investor with access to all relevant information necessary to evaluate the investment and represented to the Registrant that the securities were being acquired for investment;

    (6) On June 9, 2000, the Registrant issued and sold 164,690 shares of its Series E Preferred Stock to Ocean Avenue Investors, LLC--Anacapa Fund I for an aggregate purchase price of $500,000. The Registrant relied on the exemption provided by Section 4(2) and/or Regulation D promulgated under the Securities Act of 1933. The issuance was made without general solicitation or advertising. The purchaser was a sophisticated investor with access to all relevant information necessary to evaluate the investment and represented to the Registrant that the securities were being acquired for investment;

    (7) On September 29, 2000, the Registrant issued and sold to 5 purchasers convertible promissory notes in the aggregate principal amount of $2,000,000 that were convertible into shares of the Registrant's Series E Preferred Stock. In consideration for entering into the promissory notes, the Registrant also issued the purchasers warrants to purchase up to 65,875 shares of the Registrant's Series E Preferred Stock at an exercise price of $3.036 per share. The Registrant relied on the exemption provided by Section 4(2) and/or Regulation D promulgated under the Securities Act of 1933. The issuances were made without general solicitation or advertising. Each purchaser was a sophisticated investor with access to all relevant information necessary to evaluate the investment and represented to the Registrant that the securities were being acquired for investment;

    (8) On August 14, 2000, the Registrant issued warrants to purchase up to 65,877 shares of its Series E Preferred Stock with an exercise price of $3.036 per share to 2 purchasers in connection with a Loan and Security Agreement between the parties in which the purchasers agreed to loan the Registrant up to $1,000,000. The Registrant relied on the exemption provided by Section 4(2) and/or Regulation D promulgated under the Securities Act of 1933. The issuances were made without general solicitation or advertising. Each purchaser was a sophisticated investor with access to all relevant information necessary to evaluate the investment and represented to the Registrant that the securities were being acquired for investment;

    (9) On November 10, 2000, the Registrant issued and sold 3,005,595 shares of its Series E Preferred Stock to 10 purchasers for an aggregate purchase price of $9,124,987, which amount reflected the conversion of $2,000,000 of the Registrant's convertible promissory notes into shares of Series E Preferred Stock. The Registrant relied on the exemption provided by Section 4(2) and/or Regulation D promulgated under the Securities Act of 1933. The issuances were made without general solicitation or advertising. Each purchaser was a sophisticated investor with access to all relevant information necessary to evaluate the investment and represented to the Registrant that the securities were being acquired for investment;

    (10) On November 14, 2000, the Registrant issued a warrant to purchase up to 10,000 shares of its Common Stock with an exercise price of $1.50 per share to Cardiovascular Consultants in connection with a consulting relationship. The Registrant relied on the exemption provided by Section 4(2) and/or Regulation D promulgated under the Securities Act of 1933. The issuance was made without general solicitation or advertising. The purchaser was a sophisticated investor with access to all relevant information necessary to evaluate the investment and represented to the Registrant that the securities were being acquired for investment;

    (11) On November 14, 2000, the Registrant issued a warrant to purchase up to 500 shares of its Common Stock with an exercise price of $3.04 per share to Robert McKenzie in connection with a consulting relationship. The Registrant relied on the exemption provided by Section 4(2) and/or Regulation D promulgated under the Securities Act of 1933. The issuance was made without general

--------------------------------------------------------------------------------

PART II
--------------------------------------------------------------------------------

solicitation or advertising. The purchaser was a sophisticated investor with access to all relevant information necessary to evaluate the investment and represented to the Registrant that the securities were being acquired for investment;

    (12) On December 8, 2000, the Registrant issued and sold 181,157 shares of its Series E Preferred Stock to 6 purchasers for an aggregate purchase price of $549,993. The Registrant relied on the exemption provided by Section 4(2) and/or Regulation D promulgated under the Securities Act of 1933. The issuances were made without general solicitation or advertising. Each purchaser was a sophisticated investor with access to all relevant information necessary to evaluate the investment and represented to the Registrant that the securities were being acquired for investment;

    (13) On December 14, 2000, the Registrant issued 300,000 shares of its Common Stock to Dr. John F. Kilgore in connection with Dr. Kilgore's entering into a Non-Competition and Non-Disclosure Agreement. The Registrant relied on the exemption provided by Section 4(2) and/or Regulation D promulgated under the Securities Act of 1933. The issuance was made without general solicitation or advertising. Dr. Kilgore was a sophisticated investor with access to all relevant information necessary to evaluate the investment and represented to the Registrant that the securities were being acquired for investment;

    (14) On January 4, 2001, the Registrant issued warrants to purchase up to 20,000 shares of its Common Stock with an exercise price of $1.50 per share to 2 purchasers in connection with consulting relationships. The Registrant relied on the exemption provided by Section 4(2) and/or Regulation D promulgated under the Securities Act of 1933. The issuances were made without general solicitation or advertising. Each purchaser was a sophisticated investor with access to all relevant information necessary to evaluate the investment and represented to the Registrant that the securities were being acquired for investment;

    (15) On January 19, 2001, the Registrant issued and sold 683,463 shares of its Series E Preferred Stock to 4 purchasers for an aggregate purchase price of $2,074,994. The Registrant relied on the exemption provided by Section 4(2) and/or Regulation D promulgated under the Securities Act of 1933. The issuances were made without general solicitation or advertising. Each purchaser was a sophisticated investor with access to all relevant information necessary to evaluate the investment and represented to the Registrant that the securities were being acquired for investment;

    (16) On January 26, 2001, the Registrant issued a warrant to purchase up to 20,000 shares of its Common Stock with an exercise price of $2.00 per share to Oklahoma Cardiovascular Associates in connection with a consulting relationship. The Registrant relied on the exemption provided by Section 4(2) and/or Regulation D promulgated under the Securities Act of 1933. The issuance was made without general solicitation or advertising. The purchaser was a sophisticated investor with access to all relevant information necessary to evaluate the investment and represented to the Registrant that the securities were being acquired for investment;

    (17) On March 1, 2001, the Registrant issued warrants to purchase up to 10,000 shares of its Common Stock with an exercise price of $3.04 per share to 2 purchasers in connection with consulting relationships. The Registrant relied on the exemption provided by Section 4(2) and/or Regulation D promulgated under the Securities Act of 1933. The issuances were made without general solicitation or advertising. Each purchaser was a sophisticated investor with access to all relevant information necessary to evaluate the investment and represented to the Registrant that the securities were being acquired for investment;

    (18) On March 9, 2001, the Registrant issued and sold 150,362 shares of its Series E Preferred Stock to 3 purchasers for an aggregate purchase price of $456,499. The Registrant relied on the exemption provided by Section 4(2) and/or Regulation D promulgated under the Securities Act of

--------------------------------------------------------------------------------

PART II
--------------------------------------------------------------------------------

1933. The issuances were made without general solicitation or advertising. Each purchaser was a sophisticated investor with access to all relevant information necessary to evaluate the investment and represented to the Registrant that the securities were being acquired for investment;

    (19) On March 16, 2001, the Registrant issued and sold 296,050 shares of its Series E Preferred Stock to 11 purchasers for an aggregate purchase price of $898,808. The Registrant relied on the exemption provided by Section 4(2) and/or Regulation D promulgated under the Securities Act of 1933. The issuances were made without general solicitation or advertising. Each purchaser was a sophisticated investor with access to all relevant information necessary to evaluate the investment and represented to the Registrant that the securities were being acquired for investment;

    (20) On March 28, 2001, the Registrant issued warrants to purchase up to 20,000 shares of its Common Stock with an exercise price of $3.04 per share to 2 purchasers in connection with consulting relationships. The Registrant relied on the exemption provided by Section 4(2) and/or Regulation D promulgated under the Securities Act of 1933. The issuances were made without general solicitation or advertising. Each purchaser was a sophisticated investor with access to all relevant information necessary to evaluate the investment and represented to the Registrant that the securities were being acquired for investment;

    (21) On April 9, 2001, the Registrant issued and sold 808,836 shares of its Series E Preferred Stock to Merrill Lynch Ventures, LLC for an aggregate purchase price of $2,455,626. The Registrant relied on the exemption provided by
Section 4(2) and/or Regulation D promulgated under the Securities Act of 1933. The issuance was made without general solicitation or advertising. The purchaser was a sophisticated investor with access to all relevant information necessary to evaluate the investment and represented to the Registrant that the securities were being acquired for investment;

    (22) On May 15, 2001, the Registrant issued warrants to purchase up to 20,000 shares of its Common Stock with an exercise price of $3.04 per share to 3 purchasers in connection with consulting relationships. The Registrant relied on the exemption provided by Section 4(2) and/or Regulation D promulgated under the Securities Act of 1933. The issuances were made without general solicitation or advertising. Each purchaser was a sophisticated investor with access to all relevant information necessary to evaluate the investment and represented to the Registrant that the securities were being acquired for investment;

    (23) On July 31, 2001, the Registrant issued a warrant to purchase up to 42,490 shares of its Series E Preferred Stock to Silicon Valley Bank in connection with a Loan and Security Agreement. The Registrant relied on the exemption provided by Section 4(2) and/or Regulation D promulgated under the Securities Act of 1933. The issuance was made without general solicitation or advertising. The purchaser was a sophisticated investor with access to all relevant information necessary to evaluate the investment and represented to the Registrant that the securities were being acquired for investment;

    (24) On July 31, 2001, the Registrant issued a warrant to purchase up to 100,000 shares of its Common Stock to McAdams and Whitman Consulting in connection with a Consulting Agreement. The Registrant relied on the exemption provided by Section 4(2) and/or Regulation D promulgated under the Securities Act of 1933. The issuance was made without general solicitation or advertising. The purchaser was a sophisticated investor with access to all relevant information necessary to evaluate the investment and represented to the Registrant that the securities were being acquired for investment;

    (25) On August 23, 2001, the Registrant issued and sold 2,618,462 shares of its Series F Preferred Stock to 25 purchasers for an aggregate purchase price of $8,510,002. The Registrant relied on the exemption provided by Section 4(2) and/or Regulation D promulgated under the Securities Act of 1933. The issuances were made without general solicitation or advertising. Each purchaser was a

--------------------------------------------------------------------------------

PART II
--------------------------------------------------------------------------------

sophisticated investor with access to all relevant information necessary to evaluate the investment and represented to the Registrant that the securities were being acquired for investment;

    (26) Prior to January 1, 1998, the Registrant granted options to purchase shares of its Common Stock to various directors, employees and consultants pursuant to its 1995 Stock Option Plan. With respect to all grants of options, each of the issuances were exempt from the registration requirements of the Securities Act of 1933 either by virtue of either (a) Section 4(2) as transactions not involving a public offering, or (b) Rule 701;

    (27) From time to time since January 1, 1998, the Registrant has granted options to purchase shares of its Common Stock to various directors, employees and consultants pursuant to its 1997 Stock Option/Stock Issuance Plan. With respect to all grants of options, each of the issuances were exempt from the registration requirements of the Securities Act of 1933 either by virtue of
(a) Section 4(2) as transactions not involving a public offering, or
(b) Rule 701;

    (28) From time to time since January 1, 1998, the Registrant has granted options to purchase shares of its Common Stock to various directors, employees and consultants pursuant to its 1998 Stock Option/Stock Issuance Plan. With respect to all grants of options, each of the issuances were exempt from the registration requirements of the Securities Act of 1933 either by virtue of
(a) Section 4(2) as transactions not involving a public offering, or
(b) Rule 701;

    (29) As of August 23, 2001, the Registrant has issued and sold, in the aggregate, 393,774 shares of its Common Stock at a per share exercise price of $0.21 to $0.75 to directors, employees and consultants pursuant to their exercise of options to purchase Common Stock issued pursuant under the Registrant's 1995 Stock Option Plan;

    (30) As of August 23, 2001, the Registrant has issued and sold, in the aggregate, 127,161 shares of its Common Stock at a per share exercise price of $0.21 to $0.35 to employees and consultants pursuant to their exercise of options to purchase Common Stock issued pursuant under the Registrant's 1997 Stock Option/Stock Issuance Plan; and

    (31) As of August 23, 2001, the Registrant has issued and sold, in the aggregate, 518,789 shares of its Common Stock for per share exercise prices ranging from $0.35 to $1.50 to directors, employees and consultants pursuant to their exercise of options to purchase Common Stock issued pursuant under the Registrant's 1998 Stock Option/Stock Issuance Plan.

The recipients of the above-described securities represented their intention to acquire the securities for investment only and not with a view to distribution thereof. Appropriate legends were affixed to the stock certificates issued in such transactions. All recipients had adequate access, through employment or other relationships, to information about the Registrant. No underwriters were involved in the distribution of the above-described securities.

--------------------------------------------------------------------------------

PART II
--------------------------------------------------------------------------------

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits


NUMBER                  DESCRIPTION
------------------------------------------------------------------------------------
    1.1*                Form of Underwriting Agreement.
    3.1                 Amended and Restated Certificate of Incorporation.
    3.2*                Form of Amended and Restated Certificate of Incorporation to
                        be in effect immediately prior to the closing of the initial public offering.
    3.3                 Bylaws.
    3.4*                Form of Amended and Restated Bylaws to be in effect
                        immediately prior to the closing of the initial public
                        offering.
    4.1*                Form of Specimen Common Stock Certificate.
    5.1*                Opinion of Brobeck, Phleger & Harrison LLP.
   10.1+                License Agreement by and between Registrant and the Regents of the University of California, dated May 19, 1999, as
                        amended.
   10.2+                Software License Agreement by and between Registrant and
                        Segami Corporation, dated June 16, 1999.
   10.3+                Loan and Security Agreement by and between Registrant and
                        MMC/GATX Partnership No. I, dated October 27, 1999, as
                        amended.
   10.4                 Promissory Note Agreement by and between Registrant and
                        MMC/GATX Partnership No. I, dated November 1, 1999.
   10.5                 Promissory Note Agreement by and between Registrant and
                        MMC/GATX Partnership No. I, dated May 12, 2000, as amended.
   10.6                 Promissory Note Agreement by and between Registrant and
                        MMC/GATX Partnership No. I, dated August 15, 2000, as
                        amended.
   10.7+                Loan and Security Agreement by and between Registrant and
                        Silicon Valley Bank, dated April 1, 2000, as amended.
   10.8*                Loan and Security Agreement by and between Orion Imaging
                        Systems, Inc., Digirad Imaging Systems, Inc. and Heller
                        Healthcare Finance, Inc., dated January 9, 2001.
   10.9*                Master Lease Agreement by and between Registrant and GE
                        Healthcare Financial Services, dated September 26, 2000.
   10.10                Equipment Lease Agreement by and between Registrant and
                        MarCap Corporation, dated October 1, 2000.
   10.11                Lease Agreement by and between Registrant and Judd/King No.
                        1, a California general partnership, dated January 27, 1998, as amended, for the property located at 9350 Trade Place,
                        San Diego, California.
   10.12                Asset Purchase Agreement by and among Digirad Imaging
                        Systems, Inc., Nuclear Imaging Systems, Inc. and
                        Cardiovascular Concepts, P.C., dated September 29, 2000.
   10.13*               Asset Purchase Agreement by and among Registrant, Orion
                        Imaging Systems, Inc., Florida Cardiology and Nuclear
                        Medicine Group, P.A. and Dr. John Kilgore, dated August 31,
                        2000, as amended.
   10.14                Convertible Promissory Note and Warrant Purchase Agreement
                        by and among Registrant and the investors listed on Exhibit
                        A, dated September 29, 2000.
   10.15                Form of Warrant to purchase shares of Series E Preferred
                        Stock by and between Registrant and the investors listed on the attached schedule.
   10.16                Form of Warrant to purchase shares of Common Stock by and
                        between Registrant and the investors listed on the attached schedule.
   10.17+               Fourth Additional Series E Preferred Stock Purchase
                        Agreement by and among Registrant and the investors listed on Schedule 1 thereto, dated November 10, 2000, as amended.


--------------------------------------------------------------------------------

PART II
--------------------------------------------------------------------------------


NUMBER                  DESCRIPTION
------------------------------------------------------------------------------------
   10.18+               Series F Preferred Stock Purchase Agreement by and among
                        Registrant and the investors listed on Schedule 1 thereto, dated August 23, 2001.
   10.19                Amended and Restated Investors' Rights Agreement by and
                        among Registrant and the investors listed on Schedule A
                        thereto, dated August 23, 2001.
   10.20                Amended and Restated Co-Sale Agreement by and among
                        Registrant and the investors listed on Schedule A thereto, dated November 10, 2000.
   10.21                Amended and Restated Series E Voting Agreement by and among
                        Registrant and the investors listed therein, dated November
                        10, 2000.
   10.22                1998 Stock Option/Stock Issuance Plan, as amended.
   10.23                1998 Stock Option/Stock Issuance Plan, Form of Notice of
                        Grant.
   10.24                1998 Stock Option/Stock Issuance Plan, Form of Stock Option
                        Agreement.
   10.25                1998 Stock Option/Stock Issuance Plan, Form of Stock
                        Purchase Agreement.
   10.26*               2001 Stock Incentive Plan.
   10.27*               Form of Indemnification Agreement.
   10.28+               Consulting Agreement dated July 31, 2001.
   10.29+               Service Agreement by and between Registrant and Universal
                        Servicetrends, Inc., dated August 25, 2000.
   10.30                Master Equipment Lease Agreement by and between Registrant and DVI Financial Services, Inc., dated May 24, 2001.
   10.31                Loan Agreement by and between Registrant and Gerald G. Loehr
                        Trust, dated September 1, 1993, as amended.
   10.32                Loan Agreement by and between Registrant and Clinton L.
                        Lingren, dated September 1, 1993, as amended.
   10.33                Loan Agreement by and between Registrant and Jack F. Butler, dated September 1, 1993, as amended.
   10.34*               Form of Warrant to purchase shares of Series E Preferred
                        Stock by and between Registrant and the investors listed on the attached schedule.
   10.35                Warrant to purchase shares of Series E Preferred Stock by
                        and between Registrant and Silicon Valley Bank, dated
                        July 31, 2001.
   10.36+*              Warrant Issuance Agreement, dated July 31, 2001.
   10.37+*              Warrant to purchase shares of Common Stock, dated July 31,
                        2001.
   21.1                 Subsidiaries of Registrant.
   23.1                 Consent of Ernst & Young LLP, Independent Auditors.
   23.2*                Consent of Brobeck, Phleger & Harrison LLP (included in
                        Exhibit 5.1).
   24.1                 Powers of Attorney (included in the Signature Page).


---------

*  To be filed by amendment.

+ Certain portions of this Exhibit for which confidential treatment has been requested have been redacted and filed separately with the Securities and Exchange Commission.

(b) Financial Statement Schedules.

SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS AND RESERVES

All other schedules are omitted because they are not applicable or not required or because the required information is shown in the Consolidated Financial Statements of Digirad Corporation or the notes thereto.

--------------------------------------------------------------------------------

PART II
--------------------------------------------------------------------------------

ITEM 17.  UNDERTAKINGS

The undersigned Registrant hereby undertakes to provide to the Underwriter at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933 the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424 (b)(1) or (4), or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

    (2) For the purpose of determining any liability under the Securities Act of 1933 each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Signatures


Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in San Diego, California, on this 5th day of October 2001.



                                                       DIGIRAD CORPORATION

                                                       By:  /s/ GARY J. G. ATKINSON
                                                            -----------------------------------------
                                                            Name: Gary J. G. Atkinson
                                                            Title: CHIEF FINANCIAL OFFICER



Pursuant to the requirements of the Securities Act of 1933 this Registration Statement has been signed by the following persons in the capacities indicated on October 5, 2001:



SIGNATURE                                   TITLE                                 DATE
----------------------------------------------------------------------------------------------------
*
---------------------------------           President, Chief Executive Officer     October 5, 2001
R. Scott Huennekens                           and Director

/s/ GARY J. G. ATKINSON
---------------------------------           Chief Financial Officer (principal     October 5, 2001
Gary J. G. Atkinson                           financial and accounting officer)

---------------------------------           Chairman of the Board of Directors     October 5, 2001
Timothy J. Wollaeger

---------------------------------           Director                               October 5, 2001
R. King Nelson

---------------------------------           Director                               October 5, 2001
Brad Nutter

---------------------------------           Director                               October 5, 2001
Kenneth E. Olson

---------------------------------           Director                               October 5, 2001
Douglas Reed, M.D.



*By:           /s/ GARY J. G. ATKINSON
             ----------------------------
                 Gary J. G. Atkinson
                   ATTORNEY IN FACT


--------------------------------------------------------------------------------

                                                                     SCHEDULE II

--------------------------------------------------------------------------------

DIGIRAD CORPORATION
VALUATION AND QUALIFYING ACCOUNTS AND RESERVES

                                                                             RESERVES FOR
                                                                              EXCESS AND    RESERVES FOR
                                                              RESERVES FOR     OBSOLETE       PRODUCT
                                                                BAD DEBT      INVENTORY       WARRANTY
--------------------------------------------------------------------------------------------------------
Balance at December 31, 1997................................    $    --        $     --     $        --
  Provision.................................................         --              --              --
  Write-offs and recoveries, net............................         --              --              --
                                                                -------        --------     -----------
Balance at December 31, 1998................................         --              --              --
  Provision.................................................         --              --          22,523
  Write-offs and recoveries, net............................         --              --              --
                                                                -------        --------     -----------
Balance at December 31, 1999................................         --              --          22,523
  Provision.................................................     39,121         135,000       2,062,427
  Write-offs and recoveries, net............................         --              --      (1,050,950)
                                                                -------        --------     -----------
Balance at December 31, 2000................................    $39,121        $135,000     $ 1,034,000
                                                                =======        ========     ===========

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Index to exhibits


NUMBER                                                                   DESCRIPTION
------------------------------------------------------------------------------------
    1.1*                Form of Underwriting Agreement.
    3.1                 Amended and Restated Certificate of Incorporation.
    3.2*                Form of Amended and Restated Certificate of Incorporation to
                        be in effect immediately prior to the closing of the initial public offering.
    3.3                 Bylaws.
    3.4*                Form of Amended and Restated Bylaws to be in effect
                        immediately prior to the closing of the initial public
                        offering.
    4.1*                Form of Specimen Common Stock Certificate.
    5.1*                Opinion of Brobeck, Phleger & Harrison LLP.
   10.1+                License Agreement by and between Registrant and the Regents of the University of California, dated May 19, 1999, as
                        amended.
   10.2+                Software License Agreement by and between Registrant and
                        Segami Corporation, dated June 16, 1999.
   10.3+                Loan and Security Agreement by and between Registrant and
                        MMC/GATX Partnership No. I, dated October 27, 1999, as
                        amended.
   10.4                 Promissory Note Agreement by and between Registrant and
                        MMC/GATX Partnership No. I, dated November 1, 1999.
   10.5                 Promissory Note Agreement by and between Registrant and
                        MMC/GATX Partnership No. I, dated May 12, 2000, as amended.
   10.6                 Promissory Note Agreement by and between Registrant and
                        MMC/GATX Partnership No. I, dated August 15, 2000, as
                        amended.
   10.7+                Loan and Security Agreement by and between Registrant and
                        Silicon Valley Bank, dated April 1, 2000, as amended.
   10.8*                Loan and Security Agreement by and between Orion Imaging
                        Systems, Inc., Digirad Imaging Systems, Inc. and Heller
                        Healthcare Finance, Inc., dated January 9, 2001.
   10.9*                Master Lease Agreement by and between Registrant and GE
                        Healthcare Financial Services, dated September 26, 2000.
   10.10                Equipment Lease Agreement by and between Registrant and
                        MarCap Corporation, dated October 1, 2000.
   10.11                Lease Agreement by and between Registrant and Judd/King No.
                        1, a California general partnership, dated January 27, 1998, as amended, for the property located at 9350 Trade Place,
                        San Diego, California.
   10.12                Asset Purchase Agreement by and among Digirad Imaging
                        Systems, Inc., Nuclear Imaging Systems, Inc. and
                        Cardiovascular Concepts, P.C., dated September 29, 2000.
   10.13*               Asset Purchase Agreement by and among Registrant, Orion
                        Imaging Systems, Inc., Florida Cardiology and Nuclear
                        Medicine Group, P.A. and Dr. John Kilgore, dated August 31,
                        2000, as amended.
   10.14                Convertible Promissory Note and Warrant Purchase Agreement
                        by and among Registrant and the investors listed on Exhibit
                        A, dated September 29, 2000.
   10.15                Form of Warrant to purchase shares of Series E Preferred
                        Stock by and between Registrant and the investors listed on the attached schedule.
   10.16                Form of Warrant to purchase shares of Common Stock by and
                        between Registrant and the investors listed on the attached schedule.
   10.17+               Fourth Additional Series E Preferred Stock Purchase
                        Agreement by and among Registrant and the investors listed on Schedule 1 thereto, dated November 10, 2000, as amended.
   10.18+               Series F Preferred Stock Purchase Agreement by and among
                        Registrant and the investors listed on Schedule 1 thereto, dated August 23, 2001.
   10.19                Amended and Restated Investors' Rights Agreement by and
                        among Registrant and the investors listed on Schedule A
                        thereto, dated August 23, 2001.

INDEX TO EXHIBITS
--------------------------------------------------------------------------------


NUMBER                                                                   DESCRIPTION
------------------------------------------------------------------------------------
   10.20                Amended and Restated Co-Sale Agreement by and among
                        Registrant and the investors listed on Schedule A thereto, dated November 10, 2000.
   10.21                Amended and Restated Series E Voting Agreement by and among
                        Registrant and the investors listed therein, dated November
                        10, 2000.
   10.22                1998 Stock Option/Stock Issuance Plan, as amended.
   10.23                1998 Stock Option/Stock Issuance Plan, Form of Notice of
                        Grant.
   10.24                1998 Stock Option/Stock Issuance Plan, Form of Stock Option
                        Agreement.
   10.25                1998 Stock Option/Stock Issuance Plan, Form of Stock
                        Purchase Agreement.
   10.26*               2001 Stock Incentive Plan.
   10.27*               Form of Indemnification Agreement.
   10.28+               Consulting Agreement dated July 31, 2001.
   10.29+               Service Agreement by and between Registrant and Universal
                        Servicetrends, Inc., dated August 25, 2000.
   10.30                Master Equipment Lease Agreement by and between Registrant and DVI Financial Services, Inc., dated May 24, 2001.
   10.31                Loan Agreement by and between Registrant and Gerald G. Loehr
                        Trust, dated September 1, 1993, as amended.
   10.32                Loan Agreement by and between Registrant and Clinton L.
                        Lingren, dated September 1, 1993, as amended.
   10.33                Loan Agreement by and between Registrant and Jack F. Butler, dated September 1, 1993, as amended.
   10.34*               Form of Warrant to purchase shares of Series E Preferred
                        Stock by and between Registrant and the investors listed on the attached schedule.
   10.35                Warrant to purchase shares of Series E Preferred Stock by
                        and between Registrant and Silicon Valley Bank, dated
                        July 31, 2001.
   10.36+*              Warrant Issuance Agreement, dated July 31, 2001.
   10.37+*              Warrant to purchase shares of Common Stock, dated July 31,
                        2001.
   21.1                 Subsidiaries of Registrant.
   23.1                 Consent of Ernst & Young LLP, Independent Auditors.
   23.2*                Consent of Brobeck, Phleger & Harrison LLP (included in
                        Exhibit 5.1).
   24.1                 Powers of Attorney (included in the Signature Page).


---------

*  To be filed by amendment.

+ Certain portions of this Exhibit for which confidential treatment has been requested have been redacted and filed separately with the Securities and Exchange Commission.